As filed with the Securities and Exchange Commission on April 24, 2007	Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED BANKSHARES, INC.
(Exact Name of Registrant as Specified in Its Charter)

West Virginia	6711	55-0641179
(State or Other Jurisdiction	(Primary Standard Industrial	(I. R. S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification Number)
500 Virginia Street, East
Charleston, West Virginia 25301
(304) 348-8400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Richard M. Adams
United Bankshares, Inc.
P. O. Box 393
500 Virginia Street, East
Charleston, West Virginia 25301
(304) 348-8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
with copies to:

Sandra M. Murphy, Esq.	Wayne A. Whitham, Jr., Esq.
Bowles Rice McDavid Graff & Love LLP	Williams Mullen
600 Quarrier Street	1021 East Cary Street
P. O. Box 1386	P.O. Box 1320
Charleston, West Virginia 25325-1386	Richmond, Virginia 23218-1320
(304) 347-1131	(804)783-6473
Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to Be	Offering Price Per	Aggregate Offering	Amount of
Securities to Be Registered	Registered (1)	Unit	Price(2)	Registration Fee
Common Stock, par value $2.50 per share	3,450,000 shares	Not applicable	$ 119,323,756.51	$ 3,663.24

(1)	The number of shares of common stock, par value $2.50 per share of United Bankshares, Inc. to be registered pursuant to this Registration Statement represents the maximum number of shares issuable by United Bankshares, Inc. upon consummation of the merger with Premier Community Bankshares, Inc.

(2)	The proposed maximum aggregate offering price is estimated solely to determine the registration fee and reflects the market price of Premier Community Bankshares, Inc. common stock to be exchanged for United Bankshares, Inc. common stock in connection with the merger, computed in accordance with Rule 457(c) and Rule 457(f) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices ($ 32.69 and $ 32.69) of Premier Community Bankshares, Inc. common stock as reported on The Nasdaq Capital Market on April 19, 2007, less the amount of cash to be paid by United Bankshares, Inc. in connection the merger ($ 68,299,812).
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
     You are cordially invited to attend the 2007 annual meeting of the shareholders of Premier Community Bankshares, Inc. to be held on June ___, 2007 at 10:00 a.m. at the                                         ,                                         ,                     , Virginia. At the annual meeting, you will be asked to elect four directors for terms of three years each.
     You will also be asked to approve the proposed merger of Premier Community Bankshares into United Bankshares, Inc. In the merger, each share of Premier Community Bankshares common stock that you own will be exchanged for either $34.00 cash or 0.93 shares of United Bankshares common stock. You may elect whether to receive cash, stock or a combination of cash and stock for your shares of Premier Community Bankshares common stock, except that at least 50% and no more than 65% of the total number of shares of Premier Community Bankshares common stock will be converted into common stock of United Bankshares. If the total stock elections are less than the 50% minimum or exceed the 65% maximum, you may receive a different proportion of cash and/or stock than you elect.
     We expect the merger to be tax-free with respect to the shares of United Bankshares common stock that you receive. If you receive cash in the merger, you may have to recognize income or gain for tax purposes.
     The merger proposal is described in this proxy statement/prospectus. We encourage you to read this entire document carefully, including the “Risk Factors” section beginning on page 15.
     Your board recommends that you vote for the merger. We need your vote to complete the merger. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you neither return your card nor vote in person, the effect will be to vote against the merger.
     You should obtain current market quotations on shares of United Bankshares common stock, which is listed on the Nasdaq Global Select Market under the symbol “UBSI,” and Premier Community Bankshares common stock, which is listed on the Nasdaq Capital Market under the symbol “PREM.”
Donald L. Unger
President and Chief Executive Officer
Premier Community Bankshares, Inc.
     An investment in United Bankshares common stock in connection with the merger involves certain risks and uncertainties. See “Risk Factors” beginning on page 15 of this proxy statement/prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. It is illegal to tell you otherwise.
     The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.
     This proxy statement/prospectus is dated May ___, 2007 and is being first mailed to shareholders on or about May ___, 2007.

[insert logo]
PREMIER COMMUNITY BANKSHARES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE ___, 2007
     YOU ARE HEREBY NOTIFIED of and invited to attend the annual meeting of shareholders of Premier Community Bankshares, Inc., a Virginia corporation, to be held on                      , June ___, 2007 at 10:00 a.m. at the                                           ,                                            ,                      , Virginia, for the purpose of considering and voting upon the following:
1.	The election of four directors to serve for terms of three years each expiring at the 2010 annual meeting of shareholders, or until their successors are elected and qualify (or, if the merger described in the second proposal below is consummated, until the effective date of the merger). (See Proposal One.)

2.	A proposal to approve and adopt the Agreement and Plan of Reorganization dated as of January 26, 2007, between Premier Community Bankshares, Inc. and United Bankshares, Inc. and the transactions contemplated thereby. The reorganization agreement provides that Premier Community Bankshares will merge with and into a subsidiary of United Bankshares, upon the terms and subject to the conditions set forth in the reorganization agreement, as more fully described in the accompanying proxy statement/prospectus. (See Proposal Two.)

3.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying proxy statement/prospectus. (See Proposal Three.)

4.	Such other matters as may properly come before the annual meeting.
     Our board of directors has determined that the terms of the merger are fair to and in the best interests of Premier Community Bankshares and our shareholders, has approved and adopted the reorganization agreement, and unanimously recommends that our shareholders vote “FOR” the approval and adoption of the reorganization agreement and the transactions contemplated thereby.
     Our board of directors has fixed the close of business on May 4, 2007 as the record date for determination of our shareholders entitled to receive notice of and to vote at the annual meeting. The annual meeting may be adjourned or postponed from time to time upon approval of our shareholders without any notice other than by announcement at the annual meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed annual meeting.
     The affirmative vote of the holders of more than two-thirds of the outstanding shares of our common stock on the record date is required to approve and adopt the reorganization agreement. Please complete, date, sign and promptly return the enclosed proxy card, which is solicited by your board of directors, in the enclosed envelope, whether or not you expect to attend the annual meeting. You may revoke the proxy at any time before its exercise by delivering to us a written notice of revocation, by delivering to us a duly executed proxy card bearing a later date or by voting in person at the annual meeting. Failure to return a properly executed proxy card, or to vote at the annual meeting, will have the same effect as a vote against the reorganization agreement and the transactions contemplated thereby.

By Order of the Board of Directors

May ___, 2007	President and Chief Executive Officer

Annex A –	Agreement and Plan of Reorganization dated as of January 26, 2007, between Premier Community Bankshares, Inc. and United Bankshares, Inc.

Annex B –	Opinion of Davenport & Company LLC, dated January 26, 2007, to the board of directors of Premier Community Bankshares, Inc.
- iii -

ADDITIONAL INFORMATION
     This proxy statement/prospectus incorporates certain business and financial information about United Bankshares and Premier Community Bankshares from other documents filed with the SEC that is not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon oral or written request to:

United Bankshares, Inc.	Premier Community Bankshares, Inc.
514 Market Street	4095 Valley Pike
Parkersburg, West Virginia 26102	Winchester, Virginia 22602
Attention: Jennie Singer	Attention: Barbara Morris
Telephone: (304) 424-8800	Telephone: (540) 869-6600
     If you would like to request any documents, please do so by June ___, 2007 in order to receive them before the shareholder meeting.

QUESTIONS AND ANSWERS
ABOUT THE SHAREHOLDER MEETING AND THE MERGER

Q:	What will shareholders be voting on at the annual meeting?

A:	Shareholders will be voting on the following three matters:
•	The election of four directors. The directors will be elected for terms of three years each expiring at the 2010 annual meeting of shareholders. We will shorten the end of these terms to the effective date of the merger if the merger of Premier Community Bankshares and United Bankshares is completed.

•	A proposal to approve and adopt the reorganization agreement between Premier Community Bankshares and United Bankshares and the transactions contemplated thereby.

•	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

Shareholders will also consider any other matters that may properly come before the meeting.

Q:	Why is Premier Community Bankshares proposing the merger?

A:	We believe the proposed merger is in the best interests of Premier Community Bankshares and its shareholders. Our board of directors believes that combining with United Bankshares provides significant value to our shareholders and provides those shareholders who elect to receive stock in the merger the option to participate in the opportunities for growth offered by the combined company.

You should review the reasons for the merger described in greater detail under the caption “– Background of the Merger; Board Recommendations and Reasons for the Merger” beginning on page 63.

Q:	When and where is the shareholder meeting?

A:	The annual meeting is scheduled to take place on , June ___, 2007, at 10:00 a.m., local time, at the , , , Virginia.

Q:	What does the Premier Community Bankshares board of directors recommend?

A:	The Premier Community Bankshares board of directors has approved the reorganization agreement. The Premier Community Bankshares board recommends that shareholders vote “FOR” the proposal to approve the reorganization agreement and the transactions contemplated thereby.

The Premier Community Bankshares board of directors also recommends that the shareholders vote for all four nominees in the election of directors.

Q:	What will shareholders receive for their stock?

A:	For each share of Premier Community Bankshares common stock that you own, you may request to receive:
(1)	$34.00 in cash; or

(2)	0.93 shares of United Bankshares common stock.

Shareholders will be able to elect to receive cash, shares of United Bankshares common stock, or a combination of cash and stock for their shares of Premier Community Bankshares common stock, subject to the allocation and prorationing mechanism described in this proxy statement/prospectus in greater detail under the caption “Cash or Common Stock Election; Surrender of Certificates” beginning on page 62 and “Allocation and Proration Procedures” beginning on page 64.

Q:	What must shareholders do to elect to receive cash or United Bankshares common stock?

A:	To elect to receive cash or United Bankshares common stock for any or all of your shares of Premier Community Bankshares common stock, you must indicate in the place provided on the election form, which you will receive in a separate mailing, the number of shares with respect to which you prefer to receive cash or stock, sign the form, and return the form in the separate envelope provided so that it is received prior to 5:00 p.m. Eastern time on June ___, 2007, which we refer to as the election deadline.

You will be able to make one of the following elections on the election form:
•	to elect to receive shares of United Bankshares common stock with respect to all of your shares of Premier Community Bankshares common stock;

•	to elect to receive cash with respect to all of your shares of Premier Community Bankshares common stock;

•	to elect to receive shares of United Bankshares common stock with respect to some of your shares of Premier Community Bankshares common stock and cash with respect to the remainder of your shares; or

•	to indicate that you make no election, and thus have no preference, with respect to your shares of Premier Community Bankshares common stock.

If you do not submit an election form prior to the election deadline, you will be deemed to have indicated that you are making no election, and thus have no preference, with respect to your shares of Premier Community Bankshares common stock. See “Cash or Common Stock Election; Surrender of Certificates” beginning on page 62.

Q:	Can I revoke or change my election after I mail my form of election?

A:	Yes. You may revoke or change your election at any time before the election deadline. You can do this by sending a written notice of such revocation or change in your election to the exchange agent at the address contained on the election form.

If you revoke your election form and then do not re-submit an election form that is timely, you will be deemed to have indicated that you are making no election with respect to your shares of Premier Community Bankshares common stock.

Q:	Are shareholders guaranteed to receive the amount of stock or cash that they request on their election form?

A:	No. The reorganization agreement provides that at least 50% and no more than 65% of the total number of shares of Premier Community Bankshares common stock will be converted into common stock of United Bankshares. It is possible, therefore, that if you elect stock (or cash) for all or a portion of your shares of Premier Community Bankshares common stock, you could receive a different proportion of stock and cash than you elected. United Bankshares will make any allocation adjustments after the closing of the merger, based on the election forms that were timely received.

If the total number of shares of Premier Community Bankshares common stock with respect to which a stock election has been made (which we will refer to as the Stock Election Number) is less than 50% of the total number of shares of Premier Community Bankshares common stock outstanding at the effective time of the merger, re-allocations will be made, first to elections that did not specify either cash or stock and then to cash elections, so that the total number of shares of Premier Community Bankshares common stock converted into United Bankshares common stock is at least 50% of the total number of shares of Premier Community Bankshares common stock outstanding at the effective time of the merger.

In addition, if the Stock Election Number is more than 65% of the total number of shares of Premier Community Bankshares common stock outstanding at the effective time of the merger, re-allocations will be made to stock elections so that the total number of shares of Premier Community Bankshares common stock converted into United Bankshares common stock represents no more than 65% of the total number of shares of Premier Community Bankshares common stock outstanding at the effective time of the merger.

Q:	If I make an election to receive all cash, under what circumstances will my election be re-allocated?

A:	Because the reorganization agreement provides that the total number of shares of Premier Community Bankshares common stock converted into United Bankshares common stock cannot be less than 50% of the total number of shares of Premier Community Bankshares common stock outstanding at the effective time of the merger, your election may be re-allocated if the Stock Election Number is less than 50% of the total number of shares of Premier Community Bankshares common stock outstanding at the effective time of the merger. If the number of shares held by shareholders who did not make an election is less than or equal to the shortfall of required stock elections (which is the difference between 50% and the percentage that the Stock Election Number represents) of the total number of shares of Premier Community Bankshares common stock outstanding at the effective time of the merger, then the shareholders who did not make an election will receive a combination of cash and United Bankshares common stock. If the shortfall of required stock elections exceeds the number of shares held by shareholders who did not make an election, then you will receive a combination of cash and United Bankshares common stock following a pro rata adjustment of all elections for cash in order to reach the 50% stock threshold.

Q:	If I make an election to receive all stock, under what circumstances will my election be re-allocated?

A:	Because the reorganization agreement provides that the total number of shares of Premier Community Bankshares common stock converted into United Bankshares common stock cannot exceed 65% of the total number of shares of Premier Community Bankshares common stock outstanding at the effective time of the merger, your election may be re-allocated if the Stock Election Number is more than 65% of the total number of shares of Premier Community Bankshares common stock outstanding at the effective time of the merger. In that circumstance, the exchange agent will identify shareholders who did not make an election and assign them as having made a cash election. Each shareholder who made an election to receive all stock will receive a combination of cash and United Bankshares common stock following a pro rata adjustment of all elections for stock as necessary to keep within this 65% stock limitation.

Q:	What happens if I do not make an election?

A:	If the Stock Election Number is less than 50% of the total number of shares of Premier Community Bankshares common stock outstanding at the effective time of the merger, and the shortfall number is less than the number of non-election shares, your “no election” shares will be converted into the right to receive a certain number of shares of United Bankshares common stock and cash in order to reach this 50% threshold. If the shortfall exceeds the number of non-election shares, then your “no-election” shares will be converted into the right to receive United Bankshares common stock.

If the Stock Election Number is 50% or more, but 65% or less, you will receive either cash or shares of United Bankshares common stock, as determined by United Bankshares in its discretion.

If the Stock Election Number is more than 65%, you will receive cash.

Q:	How will I receive my shares of United Bankshares common stock or cash?

A:	After the allocation of cash and United Bankshares common stock, or a combination of each, to the shareholders of Premier Community Bankshares, the exchange agent will mail transmittal forms to each Premier Community Bankshares shareholder. You should complete the transmittal form and return it to the exchange agent as soon as possible. Once the exchange agent has received the proper documentation, it will forward to you the cash and/or United Bankshares common stock to which you are entitled.

Shareholders will not receive any fractional shares of United Bankshares common stock. Instead, they will receive cash, without interest, for any fractional share of United Bankshares common stock that they might otherwise have been entitled to receive based on the market value of the United Bankshares common stock on the date that the merger occurs.

Q:	How do I exchange my Premier Community Bankshares stock certificates?

A:	If you make an election, you must return your Premier Community Bankshares stock certificates or an appropriate guarantee of delivery with your election form. Shortly after the merger, the exchange agent will allocate cash and United Bankshares common stock among Premier Community Bankshares shareholders, consistent with their elections and the allocation and proration procedures in the reorganization agreement. If you do not submit an election form, you will receive instructions on where to surrender your Premier Community Bankshares stock certificates from the exchange agent after the merger is completed. In any event, you should not forward your Premier Community Bankshares certificates with your proxy card.

Q:	What should I do if my shares of Premier Community Bankshares are held by my broker or otherwise in “street name?”

A:	If you hold your shares of Premier Community Bankshares common stock in “street name” (i.e., your bank or broker holds your shares for you), you should receive instructions regarding election procedures directly from your bank or broker. If you have any questions regarding these procedures, you should contact your bank or broker directly, or you may contact United Bankshares or Premier Community Bankshares at the addresses or telephone numbers listed on page 1.

Q:	When will we complete the merger?

A:	We intend to complete the merger as soon as possible after shareholder approval is received, all other regulatory approvals have been obtained and other conditions to the closing have been satisfied or waived.

The regulatory approvals are described under “– Regulatory Approvals” beginning on page 83.

Q:	What should I do now?

A:	Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the shareholder meeting. It is important that the proxy card be received as soon as possible and in any event before the shareholder meeting.

In addition, you will receive the election form in a separate mailing. You should make an election as indicated on the form, sign the form, and return the form with your stock certificates (or appropriate guarantee of delivery) in the separate envelope provided so that it is received prior to 5:00 p.m. Eastern time on June ___, 2007, which we refer to as the election deadline.

Q:	Can I change my vote after I mail my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the shareholder meeting. You can do this in one of three ways:
•	First, you can send a written notice stating that you would like to revoke your proxy.

•	Second, you can complete and submit a new proxy card.

•	Third, you can attend the shareholder meeting and vote in person. Simply attending the shareholder meeting, however, will not revoke your proxy.

If you choose either of the first or second methods, you must submit your notice of revocation or your new proxy card to Premier Community Bankshares prior to the shareholder meeting. Your submissions must be mailed to the Secretary of Premier Community Bankshares at the address listed on page 1.

Q:	Who will be soliciting proxies?

A:	In addition to solicitation of proxies by officers, directors and employees of Premier Community Bankshares, Premier Community Bankshares has engaged a professional proxy solicitation firm, , to assist it in soliciting proxies.

Q:	What if I do not vote or I abstain from voting?

A:	If you do not vote or you abstain from voting, your failure to vote or abstention will count as a “NO” vote on the proposal to approve and adopt the reorganization agreement.

Abstentions will not be counted as voting in favor of or against a director in the election of directors.

Q:	If my shares are held by my broker in “street name,” will my broker vote my shares for me?

A:	Your broker will vote your shares on the proposal to approve and adopt the reorganization agreement only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares on the proposal to approve and adopt the reorganization agreement, which will have the effect of a “NO” vote on the items being considered.

Your broker is able to vote your shares in the election of directors even if you do not provide instructions on how to vote.

Q:	Will I be able to sell the shares of United Bankshares common stock that I receive in the merger?

A:	Yes, in most cases. The shares of United Bankshares common stock to be issued in the merger will be registered under the Securities Act of 1933 and listed on the Nasdaq Global Select Market. However, certain shareholders who are deemed to be “affiliates” of United Bankshares or Premier Community Bankshares under the Securities Act (generally, directors, executive officers and shareholders of United Bankshares or Premier Community Bankshares holding 10% or more of the outstanding shares of common stock) must abide by certain transfer restrictions under the Securities Act.

Q:	What are the tax consequences of the merger to me?

A:	Your tax consequences will depend on what form of payment you receive in the merger as well as your basis in the Premier Community Bankshares common stock that you own. For greater detail, see “Certain Federal Income Tax Consequences of the Merger” beginning on page 88.

Q:	Who should shareholders call with questions?

A:	If you have more questions about the merger you should contact:
John A. Willingham
Senior Vice President and Chief Financial Officer
Premier Community Bankshares, Inc.
4095 Valley Pike
Winchester, Virginia 22602
Telephone: (540) 869-6600

SUMMARY
     This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to carefully read the entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the merger and the other matters to be considered at the shareholder meeting. See “Where You Can Find More Information” on page 103. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger (page 61)
     We have attached the reorganization agreement to this proxy statement/prospectus as Annex A. Please read the reorganization agreement. It is the legal document that governs the merger.
     In the merger, United Bankshares will acquire Premier Community Bankshares by means of the merger of Premier Community Bankshares into a subsidiary of United Bankshares.
     Each share of Premier Community Bankshares common stock outstanding will be converted in the merger into either cash or shares of United Bankshares common stock as further described below. We expect to complete the merger in the third quarter of 2007, although there can be no assurance in this regard.
Our Reasons for the Merger (page 66)
     Premier Community Bankshares’ board of directors is proposing the merger because, among other reasons:
•	the value to be received by the shareholders under the merger agreement relative to the historical trading price of Premier Community Bankshares common stock represented a premium of approximately 70% over the closing price of Premier Community Bankshares common stock on January 25, 2007, the last trading day before the merger agreement was signed;

•	the per share value of the consideration to Premier Community Bankshares shareholders and the fact that at least 35% and up to 50% of the consideration will be in the form of cash;

•	the anticipated tax-free exchange of Premier Community Bankshares common stock for United Bankshares common stock for that portion of consideration;

•	the ability of Premier Community Bankshares shareholders, through the United Bankshares common stock component of the merger consideration, to participate in the potential growth of the combined institutions following consummation of the transaction;

•	the merger is less risky than the potential alternatives available to Premier Community Bankshares, including other potential merger transactions and the alternative of remaining independent; and

•	the opinion of Davenport rendered to the Premier Community Bankshares board as to the fairness, from a financial point of view, of the merger consideration offered to holders of Premier Community Bankshares common stock.
What Shareholders Will Receive (page 62)
     Each of your shares of Premier Community Bankshares common stock will automatically be converted into the right to receive either $34.00 cash or 0.93 shares of United Bankshares common stock, subject to the limitation that the total number of shares of Premier Community Bankshares common stock converted into United Bankshares common stock is no less than 50%, and no more than 65%.

     To elect to receive cash or United Bankshares common stock for any or all of your shares of Premier Community Bankshares common stock, you must indicate in the place provided on the election form, which you will receive in a separate mailing, the number of shares with respect to which you prefer to receive cash or stock, sign the form, and return the form in the separate envelope provided so that it is received prior to 5:00 p.m. Eastern time on June ___, 2007.
     You will be able to make one of the following elections on the election form:
•	to elect to receive shares of United Bankshares common stock with respect to all of your shares of Premier Community Bankshares common stock;

•	to elect to receive cash with respect to all of your shares of Premier Community Bankshares common stock;

•	to elect to receive shares of United Bankshares common stock with respect to some of your shares of Premier Community Bankshares common stock and cash with respect to the remainder of your shares; or

•	to indicate that you make no election, and thus have no preference, with respect to your shares of Premier Community Bankshares common stock.
     If you do not submit an election form prior to the election deadline, you will be deemed to have indicated that you are making no election, and thus have no preference, with respect to your shares of Premier Community Bankshares common stock.
     If stock elections representing less than 50% of the outstanding shares of Premier Community Bankshares common stock prior to the merger are made, re-allocations will be made, first to elections that did not specify either cash or stock and then to cash elections, so that no less than 50% of the shares of Premier Community Bankshares common stock are converted into stock. In addition, if stock elections representing more than 65% of the outstanding shares of Premier Community Bankshares common stock prior to the merger are made, re-allocations will be made, first to elections that did not specify either cash or stock and then to stock elections so that no more than 65% of the shares of Premier Community Bankshares common stock are converted into stock.
     United Bankshares will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional share of United Bankshares common stock owed to you. The amount of cash that you will receive for any such fractional share will be calculated by multiplying the fractional share interest by the closing price of United Bankshares common stock on the Nasdaq Global Select Market on the effective date of the merger. The purchase of fractional shares will be taken into account to ensure that no less than 50% of the shares of Premier Community Bankshares common stock are converted into stock.
No Dissenters’ or Appraisal Rights (page 66)
     Shareholders will not have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this proxy statement/prospectus.
Our Recommendation (page 66)
     The Premier Community Bankshares board of directors believes that the merger is fair to Premier Community Bankshares’ shareholders and in their best interests. Premier Community Bankshares’ board unanimously recommends that shareholders vote “FOR” the proposal to approve and adopt the reorganization agreement and the transactions contemplated thereby.
Opinion of Financial Advisor (page 70)
     Davenport & Company LLC delivered a written opinion to the Premier Community Bankshares board of directors that, as of January 26, 2007, the merger consideration is fair to the common shareholders of Premier Community

Bankshares from a financial point of view. We have attached this opinion to this proxy statement/prospectus as Annex B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Davenport & Company LLC in providing its opinion.
Accounting Treatment (page 87)
     The merger will be accounted for under the purchase method of accounting.
Certain Federal Income Tax Consequences (page 88)
     You generally will not recognize any gain or loss for United States federal income tax purposes as a result of your exchange of shares of Premier Community Bankshares common stock solely for shares of United Bankshares common stock. Premier Community Bankshares shareholders may, however, have to recognize income or gain in connection with the receipt of any cash received in the merger. Because this tax treatment may not apply to all of Premier Community Bankshares’ shareholders, you should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. You will not be obligated to exchange your shares of Premier Community Bankshares common stock unless Premier Community Bankshares receives a legal opinion that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.
     Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.
     The discussion of United States federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Premier Community Bankshares common stock. Shareholders of Premier Community Bankshares are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.
The Companies (page 93)
United Bankshares, Inc.
500 Virginia Street, East
Charleston, West Virginia 25301
(304) 348-8400
     United Bankshares, Inc. is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. United Bankshares was incorporated and organized in 1982 and began conducting business in 1984 with the acquisition of three wholly-owned subsidiaries. Since its formation in 1982, United Bankshares has acquired 26 banking institutions. United Bankshares has two banking subsidiaries “doing business” under the name United Bank, one operating under the laws of West Virginia and the other operating under the laws of Virginia. United Bankshares’ banking subsidiaries offer a full range of commercial and retail banking services and products. United Bankshares also owns nonbank subsidiaries that engage in other community banking services such as asset management, real property title insurance, investment banking, financial planning and brokerage services.
     The headquarters of United Bankshares is located in United Center at 500 Virginia Street, East, Charleston, West Virginia. United Bankshares’ executive offices are located in Parkersburg, West Virginia at Fifth and Avery Streets. United Bankshares operates 90 full service offices — 52 located throughout West Virginia, 35 throughout the Northern Virginia, Maryland and Washington, DC areas and 3 in Ohio.
     As of December 31, 2006, United Bankshares had total assets of $6.72 billion, total deposits of $4.83 billion, and stockholders’ equity of $634.1 million.
Premier Community Bankshares, Inc.
4095 Valley Pike
Winchester, Virginia 22602
(540) 869-6600
     Premier Community Bankshares is a bank holding company organized under the laws of the Commonwealth of Virginia and is registered under the federal Bank Holding Company Act. It has three banking subsidiaries – The Marathon Bank, which has 11 offices in Virginia, Rockingham Heritage Bank, which has 12 offices in Virginia, and Premier Bank, Inc., which has three offices in West Virginia – through which all of its business is conducted. The subsidiary banks operate autonomously, with separate local identities, management teams and decision-making processes, and without strict operating control from the holding company. Each bank has full responsibility for day-to-day operations, with minimal support from the holding company level. As a result, each bank can tailor its services and products to the needs of its community.
     Premier Community Bankshares is engaged in the business of offering banking services to the general public. Through its subsidiaries, Premier Community Bankshares offers checking accounts, savings and time deposits, and commercial, real estate, personal, home improvement, automobile and other installment and term loans. It also offers financial services, travelers’ checks, safe deposit boxes, collection, notary public and other customary bank services (with the exception of trust services) to its customers. The three principal types of loans that the banks make are commercial and industrial loans, real estate loans and loans to individuals for household, family and other consumer expenditures.
     As of December 31, 2006, Premier Community Bankshares reported, on a consolidated basis, total assets of $900.7 million, net loans of $747.4 million, deposits of $728.3 million and shareholders’ equity of $71.7 million.
The Shareholder Meeting (page 29)
     The annual meeting will be held on June ___, 2007 at 10:00 a.m. at the                                         ,                                         ,                     , Virginia. At the annual meeting, you will be asked:
•	to elect four directors to serve for terms of three years each expiring at the 2010 annual meeting of shareholders (or until the effective date of the merger if the merger of Premier Community Bankshares and United Bankshares is completed) (See Proposal One);

•	to approve the reorganization agreement and the transactions contemplated thereby (See Proposal Two); and

•	to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the matter to be considered by the shareholders at the meeting (See Proposal Three).
Record Date; Vote Required (page 30)
     You can vote at the annual meeting if you owned shares of Premier Community Bankshares common stock at the close of business on May 4, 2007. On that date, Premier Community Bankshares had                      shares of common stock outstanding and entitled to vote. You can cast one vote for each share of Premier Community Bankshares common stock that you owned on that date.
     The approval of the reorganization agreement and the transactions contemplated thereby requires the affirmative vote of the holders of more than two-thirds of Premier Community Bankshares’ outstanding shares.
     Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.

     As of April ___, 2007, Premier Community Bankshares’ directors and executive officers, and their affiliates, held approximately ___% of the outstanding shares of Premier Community Bankshares common stock entitled to vote at the annual meeting. The Premier Community Bankshares directors have indicated that they plan to vote the shares of Premier Community Bankshares common stock that they own for approval of the reorganization agreement and the transactions contemplated thereby.
Conditions to Completion of the Merger (page 79)
     The obligations of United Bankshares and Premier Community Bankshares to complete the merger depend on a number of conditions being met. These include:
•	Premier Community Bankshares’ shareholders’ approval of the reorganization agreement;

•	approval of the merger by the necessary federal and state regulatory authorities;

•	authorization for the listing on the Nasdaq Global Select Market of the shares of United Bankshares common stock to be issued in the merger;

•	absence of any law or court order prohibiting the merger;

•	receipt of opinions from counsel to Premier Community Bankshares and United Bankshares that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the continued accuracy of certain representations and warranties.
     Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger although that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Regulatory Approvals (page 83)
     We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System, the Virginia State Corporation Commission and the West Virginia Board of Banking and Financial Institutions. Once the Federal Reserve Board approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the Department of Justice may challenge the merger.
     As of the date of this proxy statement/prospectus, we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them.
Termination of the Reorganization Agreement (page 81)
     Premier Community Bankshares and United Bankshares may mutually agree to terminate the merger at any time.
     Either Premier Community Bankshares or United Bankshares may terminate the merger agreement if any of the following occurs:
•	either party breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days if such breach individually or in the aggregate with other breaches results in a material adverse effect;

•	the merger is not complete by November 30, 2007, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate; or

•	the approval of any governmental entity required for consummation of the merger is denied or the shareholders of Premier Community Bankshares do not approve the merger agreement.
     United Bankshares may terminate the reorganization agreement if Premier Community Bankshares’ board fails to recommend approval of the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to United Bankshares.
     Premier Community Bankshares may terminate the merger agreement if the price of United Bankshares common stock declines by more than 20% from $36.27 and underperforms an index of banking companies by more than 20% over a designated measurement period unless United Bankshares agrees to increase the number of shares of United Bankshares common stock to be issued to holders of Premier Community Bankshares common stock who are to receive shares of United Bankshares common stock in the merger.
     Premier Community Bankshares may terminate the merger agreement in order to enter into an agreement with respect to an unsolicited proposal that if consummated would result in a transaction more favorable to Premier Community Bankshares’ shareholders from a financial point of view, provided that United Bankshares does not make a counteroffer that is at least as favorable to the other proposal and Premier Community Bankshares pays the termination fee described below.
Termination Fee (See Page 81)
     In the event the reorganization agreement is terminated (i) due to failure to obtain Premier Community Bankshares’ shareholder approval and at such time a competing acquisition proposal for Premier Community Bankshares has been made public and not withdrawn or (ii) because the Premier Community Bankshares’ board fails to recommend, withdraws, modifies, or changes its recommendation of the merger, then Premier Community Bankshares must pay United Bankshares a termination fee of $8 million.
Waiver and Amendment (page 82)
     We may jointly amend the reorganization agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the reorganization agreement. However, we may not do so after Premier Community Bankshares’ shareholders approve the necessary transactions if the amendment or waiver would violate the Virginia State Corporation Act or the West Virginia Business Corporation Act.
Interests of Directors and Officers in the Merger that Differ from Your Interests (page 77)
     Some of the directors and officers of Premier Community Bankshares have interests in the merger that differ from, or are in addition to, their interests as shareholders of Premier Community Bankshares. These interests exist because of, among other things, employment or severance agreements that the officers entered into with Premier Community Bankshares, and rights that these officers and directors have under Premier Community Bankshares’ benefit plans. These employment and severance agreements provide certain officers with severance benefits if their employment is terminated following the merger. In addition, one of the members of the Premier Community Bankshares board of directors will join the board of United Bankshares, and three of its members will join the board of directors of United Bank (Virginia).
     The members of the Premier Community Bankshares board of directors knew about these additional interests and considered them when they approved the reorganization agreement and the merger.
Stock Options (page 65)
     Under the reorganization agreement, each stock option to buy Premier Community Bankshares common stock granted under

Premier Community Bankshares’ stock option plan that is outstanding and not yet exercised immediately prior to the merger will become an option to buy United Bankshares’ common stock. The number of shares of United Bankshares’ common stock subject to each new stock option, as well as the exercise price of that stock option, will be adjusted to reflect the exchange ratio in the merger. In addition, any requirement that an option be exercised within a specific time period after termination of employment with Premier Community Bankshares or cessation of service as a non-employee director will be waived or deleted from each option.
Material Differences in the Rights of United Bankshares Shareholders and Premier Community Bankshares Shareholders (page 96)
     The rights of United Bankshares’ shareholders are governed by West Virginia law and by United Bankshares’ articles of incorporation and bylaws. The rights of Premier Community Bankshares shareholders are governed by Virginia law and by Premier Community Bankshares’ articles of incorporation and bylaws. Upon completion of the merger, the rights of the United Bankshares’ shareholders, including former shareholders of Premier Community Bankshares, will be governed by West Virginia law and the articles of incorporation and bylaws of United Bankshares.
Recent Developments (page 21)
     On March 30, 2007, United Bankshares received a letter from the Division of Corporation Finance of the Securities and Exchange Commission requesting additional information relating to United Bankshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference into this proxy statement/prospectus. The SEC asked United Bankshares to address in detail its accounting policy for derivative financial instruments. The SEC also requested that United Bankshares confirm its management’s intent to hold to recovery or maturity individual securities with an unrealized loss that were characterized as other than temporarily impaired.
     On April 12, 2007, United Bankshares filed a response to the SEC letter addressing these issues. With respect to its accounting policy for derivative financial instruments, United Bankshares provided a detailed discussion of its application of FASB Statement No. 133 (SFAS No. 133), “Accounting for Derivative Instruments and Hedging Activities, ” as amended. United Bankshares also confirmed that its management intended to hold to recovery or maturity individual securities with an unrealized loss that were characterized as other than temporarily impaired. On April 20, 2007, the SEC requested further detailed information concerning the application of SFAS No. 133. United Bankshares will respond to this second request no later than May 4, 2007.

RISK FACTORS
     You should carefully read and consider the following risk factors concerning United Bankshares, Premier Community Bankshares and the merger before you decide whether to vote to approve the merger and/or the other matters to be considered and voted upon at the shareholder meeting.
Risks Associated with the Merger
     Fluctuations in the trading price of United Bankshares common stock will change the value of the shares of United Bankshares common stock you receive in the merger.
     The exchange ratio is set at 0.93 shares of United Bankshares common stock for each share of Premier Community Bankshares common stock. As a result, the market value of the United Bankshares common stock that you receive in the merger will increase or decrease depending on the direction of the price movement of the United Bankshares common stock. Also, after the merger, the market value of United Bankshares common stock may decrease and be lower than the market value of United common stock that was used in calculating the exchange ratio in the merger.
     The integration of the operations of United Bankshares and Premier Community Bankshares may be more difficult than anticipated.
     The success of the merger will depend on a number of factors, including (but not limited to) United Bankshares’ ability to:
•	timely and successfully integrate the operations of United Bankshares and Premier Community Bankshares;

•	maintain existing relationships with depositors in Premier Community Bankshares to minimize withdrawals of deposits subsequent to the merger;

•	maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Premier Community Bankshares;

•	control the incremental non-interest expense from United Bankshares to maintain overall operating efficiencies;

•	retain and attract qualified personnel at United Bankshares and Premier Community Bankshares; and

•	compete effectively in the communities served by United Bankshares and Premier Community Bankshares and in nearby communities.
     United Bankshares may not be able to manage effectively its growth resulting from the merger.
     The merger with Premier Community Bankshares may distract management of United Bankshares from its other responsibilities.
     The acquisition of Premier Community Bankshares could cause the management of United Bankshares to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of United Bankshares. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely effect the business and earnings of United Bankshares.
     Premier Community Bankshares’ shareholders will have less influence as shareholders of United Bankshares than as shareholders of Premier Community Bankshares.
     Premier Community Bankshares’ shareholders currently have the right to vote in the election of the board of directors of Premier Community Bankshares and on other matters affecting Premier Community Bankshares. Based upon the amount of cash selected to be received by shareholders in the merger, the shareholders of Premier Community Bankshares as a group will own between 5.7% (if 50% of the merger consideration is in the form of United Bankshares common stock) and 7.2% (if 65% of the merger consideration is in the form of United Bankshares common stock) of the combined organization. When the merger occurs, each shareholder that receives shares of United Bankshares common stock will become a shareholder of United Bankshares with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Premier Community Bankshares. Because of this, Premier Community Bankshares’ shareholders will have less influence on the management and policies of United Bankshares than they now have on the management and policies of Premier Community Bankshares.
     Shareholders are not guaranteed to receive the amount of cash that they request on their election form.
     The reorganization agreement provides that the total number of shares of Premier Community Bankshares common stock converted into United Bankshares common stock cannot be less than 50%, or exceed 65%, of the outstanding shares of Premier Community Bankshares common stock prior to the merger. It is possible, therefore, that if you elect cash or stock for all or a portion of your shares of Premier Community Bankshares common stock, you could receive a different proportion of stock and cash than you elected. If stock elections representing less than 50% of the outstanding shares of Premier Community Bankshares common stock prior to the merger are made, re-allocations will be made, first to elections that did not specify either cash or stock and then to cash elections so that the total number of shares of Premier Community Bankshares common stock converted into United Bankshares common stock is no less than 50%. In addition, if stock elections representing more than 65% of the outstanding shares of Premier Community Bankshares common stock prior to the merger are made, re-allocations will be made to stock elections so that no more than 65% of the total number of shares of Premier Community Bankshares common stock are converted into United Bankshares common stock. See “Proposal Two – Approval of the Merger – Allocation and Proration Procedures” on page 64 and “Cash and Common Stock Election; Surrender of Certificates” on page 62.
     Directors and officers of Premier Community Bankshares have interests in the merger that differ from the interests of non-director or non-management shareholders.
     Some of the directors and officers of Premier Community Bankshares have interests in the merger that differ from, or are in addition to, their interests as shareholders of Premier Community Bankshares generally. These interests exist because of, among other things, employment or severance agreements that the officers entered into with Premier Community Bankshares, rights that Premier Community Bankshares officers and directors have under Premier Community Bankshares’ benefit plans (including the treatment of their stock options following the merger) and rights to indemnification and directors and officers insurance following the merger. In addition, one of the members of the Premier Community Bankshares board of directors will join the board of United Bankshares, and three of its members will join the board of directors of United Bank (Virginia). Although the members of each of United Bankshares’

and Premier Community Bankshares’ board of directors knew about these additional interests and considered them when they approved the reorganization agreement and the merger, you should understand that some of the directors and officers of Premier Community Bankshares will receive benefits or other payments in connection with the merger that you will not receive. See “Proposal Two – Approval of the Merger – Interests of Certain Persons in the Merger” on page 77.
Risks Associated with United Bankshares
     Changes in interest rates may adversely affect United Bankshares’ business.
     United Bankshares’ earnings, like most financial institutions, are significantly dependent on its net interest income. Net interest income is the difference between the interest income United Bankshares earns on loans and other assets which earn interest and the interest expense incurred to fund those assets, such as on savings deposits and borrowed money. Therefore, changes in general market interest rates, such as a change in the monetary policy of the Board of Governors of the Federal Reserve System or otherwise beyond those which are contemplated by United Bankshares’ interest rate risk model and policy, could have an effect on net interest income.
     Loss of United Bankshares’ Chief Executive Officer or other executive officers could adversely affect its business.
     United Bankshares’ success is dependent upon the continued service and skills of its executive officers and senior management. If United Bankshares loses the services of these key personnel, it could have a negative impact on United Bankshares’ business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel. The services of Richard M. Adams, United Bankshares’ Chief Executive Officer, would be particularly difficult to replace. United Bankshares and Mr. Adams are parties to an Employment Agreement providing for his continued employment by United Bankshares through March 31, 2012.
     United Bankshares operates in a highly competitive market.
     United Bankshares faces a high degree of competition in all of the markets it serves. United Bankshares considers all of West Virginia to be included in its market area. This area includes the five largest West Virginia Metropolitan Statistical Areas: Parkersburg, Charleston, Huntington, Wheeling and Weirton. United Bankshares serves the Ohio counties of Lawrence, Belmont, Jefferson and Washington primarily because of their close proximity to the Ohio border and United Bankshares banking offices nearby in West Virginia. In Virginia, United Bankshares competes in the Northern Virginia counties of Arlington, Loudoun, Prince William and Fairfax. In addition, United Bankshares has offices in the Washington, D.C. Metropolitan Statistical Area and considers this part of its market. In Maryland, United Bankshares has offices in Montgomery county. United Bankshares considers all of the above locations to be the primary market area for the business of its banking subsidiaries.
     There is a risk that aggressive competition could result in United Bankshares controlling a smaller share of these markets. A decline in market share could lead to a decline in net income which would have a negative impact on shareholder value.
     Dividend payments by United Bankshares’ subsidiaries to United Bankshares and by United Bankshares to its shareholders can be restricted.
     The declaration and payment of future cash dividends will depend on, among other things, United Bankshares’ earnings, the general economic and regulatory climate, United Bankshares’ liquidity and capital requirements, and other factors deemed relevant by United Bankshares’ board of directors. Federal Reserve Board policy limits the payment of cash dividends by bank holding companies, without regulatory approval, and requires that a holding company serve as a source of strength to its banking subsidiaries.
     United Bankshares’ principal source of funds to pay dividends on its common stock is cash dividends from its subsidiaries. The payment of these dividends by its subsidiaries is also restricted by federal and state banking laws and regulations. As of December 31, 2006, an aggregate of approximately $16.47 million and $14.17 million was available for dividend payments from United Bank (West Virginia) and United Bank (Virginia), respectively, to United Bankshares without regulatory approval.
     Downturn in the local economies may adversely affect its business.
     United Bankshares’ business is concentrated in the West Virginia and Northern Virginia market areas. As a result, its financial condition, results of operations and cash flows are subject to changes if there are changes in the economic conditions in these areas. A prolonged period of economic recession or other adverse economic conditions in one or both of these areas could have a negative impact on United Bankshares. United Bankshares can provide no assurance that conditions in its market area economies will not deteriorate in the future and that such a deterioration would not have a material adverse effect on United Bankshares.
     There are no assurances as to the adequacy of the allowance for credit losses.
     United Bankshares believes that its allowance for credit losses is maintained at a level adequate to absorb probable losses in its loan portfolio given the current information known to management.
     Management establishes the allowance based upon many factors, including, but not limited to:
•	historical loan loss experience;

•	industry diversification of the commercial loan portfolio;

•	the effect of changes in the local real estate market on collateral values;

•	the amount of nonperforming loans and related collateral security;

•	current economic conditions that may affect the borrower’s ability to pay and value of collateral;

•	sources and cost of funds;

•	volume, growth and composition of the loan portfolio; and

•	other factors management believes are relevant.
     These determinations are based upon estimates that are inherently subjective, and their accuracy depends on the outcome of future events, so ultimate losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond its control, United Bankshares’ actual loan losses could increase significantly. As a result, such losses could exceed United Bankshares’ current allowance estimates. United Bankshares can provide no assurance that its allowance is sufficient to cover actual loan losses should such losses differ substantially from our current estimates.

     In addition, federal and state regulators, as an integral part of their respective supervisory functions, periodically review United Bankshares’ allowance for credit losses. United Bankshares’ independent auditors also review the allowance as a part of their audit. Any increase in its allowance required by either the regulatory agencies or independent auditors would reduce United Bankshares’ pre-tax earnings.
FORWARD-LOOKING STATEMENTS
     This proxy statement/prospectus contains data and information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding, among other things, the anticipated closing date of the merger, the expected pro forma effect of the merger, and plans and objectives of United Bankshares’ management for future operations of the combined organization following consummation of the merger. You can identify these forward-looking statements because they may include terms such as “believes,” “anticipates,” “intends,” “expects,” or similar expressions and may include discussions of future strategy. Each of United Bankshares and Premier Community Bankshares caution you not to rely unduly on any forward-looking statements in this proxy statement/prospectus. These forward-looking statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in these forward-looking statements.
     Factors that might cause such a difference include the following:
•	the ability of Premier Community Bankshares to obtain the required shareholder approval or the companies to obtain the required regulatory approvals for the merger;

•	the ability of the companies to consummate the merger;

•	the ability to successfully integrate Premier Community Bankshares into United Bankshares following the merger;

•	a material adverse change in the financial condition, results of operations or prospects of either United Bankshares or Premier Community Bankshares;

•	the ability to fully realize any cost savings and revenues or the ability to realize them on a timely basis;

•	the risk of borrower, depositor and other customer attrition after the transaction is completed;

•	a change in general business and economic conditions;

•	changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition;

•	changes in accounting principles, policies or guidelines;

•	changes in legislation and regulation;

•	other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services; and

•	other risk factors described on pages 16 to 20 of this proxy statement/prospectus.
     United Bankshares and Premier Community Bankshares undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

RECENT DEVELOPMENTS
     On March 30, 2007, United Bankshares received a letter from the Division of Corporation Finance of the Securities and Exchange Commission requesting additional information relating to United Bankshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference into this proxy statement/prospectus. The SEC asked United Bankshares to address in detail its accounting policy for derivative financial instruments. The SEC also requested that United Bankshares confirm its management’s intent to hold to recovery or maturity individual securities with an unrealized loss that were characterized as other than temporarily impaired.
     On April 12, 2007, United Bankshares filed a response to the SEC letter addressing these issues. With respect to its accounting policy for derivative financial instruments, United Bankshares provided a detailed discussion of its application of FASB Statement No. 133 (SFAS No. 133), “Accounting for Derivative Instruments and Hedging Activities, ” as amended. United Bankshares also confirmed that its management intended to hold to recovery or maturity individual securities with an unrealized loss that were characterized as other than temporarily impaired. On April 20, 2007, the SEC requested further detailed information concerning the application of SFAS No. 133. United Bankshares will respond to this second request no later than May 4, 2007.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
     United Bankshares common stock is traded on the Nasdaq Global Select Market under the symbol “UBSI” and had previously traded on the Nasdaq National Market until July 3, 2006. The closing sale price reported for United Bankshares common stock on January 26, 2007, the last trading date preceding the public announcement of the reorganization agreement, was $36.27. Premier Community Bankshares common stock is traded on the Nasdaq Capital Market (formerly known as the Nasdaq SmallCap Market) under the symbol “PREM.” The closing sale price reported for Premier Community Bankshares common stock on January 26, 2007, the last trading date preceding the public announcement of the reorganization agreement, was $20.20.
     The following table sets forth for the periods indicated the high and low prices per share of United Bankshares common stock and Premier Community Bankshares common stock as reported on their respective market, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.

	United Bankshares			Premier Community Bankshares
			Cash			Cash
	Sales Price		Dividend	Sales Price		Dividend
	High	Low	Declared	High	Low	Declared
2005
First Quarter	$38.62	$32.00	$0.26	$21.66	$19.00	$—
Second Quarter	36.45	29.82	0.26	23.75	18.94	—
Third Quarter	38.47	33.91	0.26	21.15	19.75	—
Fourth Quarter	38.55	32.34	0.27	24.00	19.01	0.25

2006
First Quarter	$38.50	$34.46	$0.27	$23.00	$20.70	$—
Second Quarter	38.41	34.46	0.27	22.00	21.00	—
Third Quarter	38.28	34.21	0.27	22.00	18.58	—
Fourth Quarter	39.71	36.51	0.28	21.50	19.40	0.26

2007
First Quarter	$39.50	$33.60	$0.28	$34.34	$19.55	—
Second Quarter	$35.37	$33.57	—	$33.31	$31.88	—
(through April 20, 2007)
     The shareholders of United Bankshares are entitled to receive dividends when and as declared by its board of directors. Dividends have been paid quarterly. Dividends were $1.09 per share in 2006, $1.05 per share in 2005 and $1.02 per share in 2004. The payment of dividends is subject to the restrictions set forth in the West Virginia Business Corporation Act and the limitations imposed by the Federal Reserve Board.
     Payment of dividends by United Bankshares is dependent upon receipt of dividends from its banking subsidiaries. Payment of dividends by United Bankshares’ state member banking subsidiaries is regulated by the Federal Reserve System and generally, the prior approval of the Federal Reserve Board is required if the total dividends declared by a state member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the Federal Reserve is required when a state member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The Federal Reserve may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The Federal Reserve has issued guidelines for dividend payments by state member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.
     The following table sets forth historical per share market values for United Bankshares common stock and Premier Community Bankshares common stock (i) on January 26, 2007, the last trading day prior to public announcement of the reorganization agreement, and (ii) on May ___, 2007 the most recent practicable date before the printing and mailing of this proxy statement/prospectus. The table also shows the equivalent pro forma market value of Premier Community Bankshares common stock on January 26, 2007 and May ___, 2007, assuming an election and/or receipt of stock consideration.
     The equivalent pro forma market value of Premier Community Bankshares common stock is obtained by multiplying the historical market price of United Bankshares common stock by the applicable exchange ratio. For purposes of determining the equivalent pro forma market value and the applicable exchange ratio, we have assumed that the average closing price of a share of United Bankshares common stock is equal to the historical market price on January 26, 2007 and May ___, 2007. Accordingly, the pro forma market value (i) on January 26, 2007 is determined by multiplying $36.27 by the exchange ratio of 0.93, and (ii) on May ___, 2007 is determined by multiplying $___ by the exchange ratio of 0.93.
     The historical market prices represent the last sale prices on or before the dates indicated. The average closing price of United Bankshares common stock used to determined the exchange ratio and the market price may be higher or lower than the closing prices of United Bankshares common stock on the dates shown in the table and, therefore, the market value of the United Bankshares common stock that you receive may be higher or lower than the equivalent pro forma market value shown in the table.
Historical Market Price

Premier Community
		Premier	Bankshares
	United	Community	Equivalent Pro Forma
	Bankshares	Bankshares	Market Value
January 26, 2007	$36.27	$20.20	$33.73
May __, 2007	$—	$—	$—
     Once the merger is completed, there will be no further public market for Premier Community Bankshares common stock.

COMPARATIVE UNAUDITED PER SHARE DATA
     We have summarized below historical per share information for United Bankshares and Premier Community Bankshares and additional information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information. The pro forma information is based upon the assumption that the total number of shares of Premier Community Bankshares common stock outstanding immediately prior to the completion of the merger will be 5,699,842 and that the United Bankshares average closing price will be $36.27, the same as the closing price of United Bankshares common stock on the last trading day preceding the public announcement of the reorganization agreement, such that the exchange ratio would be 0.93 shares of United Bankshares common stock for each share of Premier Community Bankshares common stock.
     Two pro forma scenarios are shown below:
•	An assumption that 50% of the shares of Premier Community Bankshares common stock deemed outstanding immediately prior to the merger (i.e., 2,849,921 shares) will be converted into shares of United Bankshares common stock in the merger and 50% of the shares of Premier Community Bankshares common stock deemed outstanding immediately prior to the merger (i.e., 2,849,921 shares) will be converted into cash of $34.00 per share in the merger.

•	An assumption that 65% of the shares of Premier Community Bankshares common stock deemed outstanding immediately prior to the merger (i.e., 3,704,897) will be converted into shares of United Bankshares common stock in the merger and 35% of the shares of Premier Community Bankshares common stock deemed outstanding immediately prior to the merger (i.e., 1,994,945 shares) will be converted into cash of $34.00 per share in the merger.
     The actual number of shares to be converted into cash in the merger will not be known until the election forms are returned prior to the merger as described in this proxy statement/prospectus. In no event, however, will less than 50% or more than 65% of the total number of shares of Premier Community Bankshares common stock be converted into United Bankshares common stock.
     The Premier Community Bankshares pro forma equivalent per share amounts are calculated by multiplying the United Bankshares pro forma combined book value per share and net income per share by the exchange ratio of 0.93 so that the per share amounts equate to the respective values for one share of Premier Community Bankshares common stock.
     We expect that both United Bankshares and Premier Community Bankshares will incur merger and integration charges as a result of the merger. We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any of these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

     The information in the following table is based on, and you should read it together with, the historical financial information and the notes thereto for United Bankshares and Premier Community Bankshares incorporated by reference into, or contained in, this proxy statement/prospectus.

Year Ended
December 31, 2006
United Bankshares
Basic earnings per common share:
Historical	$2.15
Pro forma at 50% stock consideration	$2.11
Pro forma at 65% stock consideration	$2.10
Diluted earnings per common share:
Historical	$2.13
Pro forma at 50% stock consideration	$2.08
Pro forma at 65% stock consideration	$2.08
Dividends declared on common stock:
Historical	$1.09
Pro forma at 50% stock consideration(1)	$1.09
Pro forma at 65% stock consideration(1)	$1.09
Book value per common share:
Historical	$15.44
Pro forma at 50% stock consideration	$16.94
Pro forma at 65% stock consideration	$17.13

Premier Community Bankshares
Basic earnings per common share:
Historical	$1.47
Equivalent pro forma at 50% stock consideration	$1.96
Equivalent pro forma at 65% stock consideration	$1.95
Diluted earnings per common share:
Historical	$1.45
Equivalent pro forma at 50% stock consideration	$1.94
Equivalent pro forma at 65% stock consideration	$1.93
Dividends declared on common stock:
Historical	$0.26
Equivalent pro forma at 50% stock consideration	$1.01
Equivalent pro forma at 65% stock consideration	$1.01
Book value per common share:
Historical	$12.58
Equivalent pro forma at 50% stock consideration	$15.75
Equivalent pro forma at 65% stock consideration	$15.93

(1)	Pro forma dividends per share represent United’s historical dividends per share.

SUMMARY SELECTED FINANCIAL DATA
     The following table sets forth certain summary historical consolidated financial information for United Bankshares and Premier Community Bankshares. The balance sheet data and income statement data of each of United Bankshares and Premier Community Bankshares as of and for the five years in the period ended December 31, 2006 are taken from the audited consolidated financial statements of United Bankshares and Premier Community Bankshares, respectively.
     The following information should be read in conjunction with the audited consolidated financial statements of each of United Bankshares and Premier Community Bankshares, and the related notes, incorporated by reference into this proxy statement/prospectus.

UNITED BANKSHARES, INC.
Summary Consolidated Financial Data

	As of and for the Years Ended December 31,
(Dollars in thousands, except per share data)	2006	2005	2004	2003	2002
Summary of Operations:
Total interest income	$400,683	$345,278	$293,350	$272,520	$323,483
Total interest expense	181,090	124,451	88,914	95,504	129,175
Net interest income	219,593	220,827	204,436	177,016	194,308
Provision for loan losses	1,437	5,618	4,520	7,475	8,937
Other income	49,033	52,625	54,231	52,084	37,787
Other expense	137,173	121,160	137,061	129,538	109,728
Income taxes	40,767	46,265	33,771	28,010	35,211
Income from continuing operations	89,249	100,409	83,315	64,077	78,219
Income from discontinued operations before income taxes	—	—	20,780	20,433	14,903
Income taxes	—	—	6,333	5,745	4,189
Income from discontinued operations	—	—	14,447	14,688	10,714
Net Income	89,249	100,409	97,762	78,765	88,933
Cash dividends	45,219	44,575	44,228	42,028	40,388

Per common share:
Income from continuing operations:
Basic	2.15	2.36	1.92	1.52	1.84
Diluted	2.13	2.33	1.89	1.50	1.81
Income from discontinued operations:
Basic	—	—	0.33	0.35	0.25
Diluted	—	—	0.33	0.35	0.25
Net income:
Basic	2.15	2.36	2.25	1.87	2.09
Diluted	2.13	2.33	2.22	1.85	2.06
Cash dividends	1.09	1.05	1.02	1.00	0.95
Book value per share	15.44	15.12	14.68	14.08	12.88

Selected Ratios:
Return on average shareholders’ equity	13.90%	15.66%	15.56%	13.86%	16.73%
Return on average assets	1.34%	1.55%	1.55%	1.36%	1.59%
Dividend payout ratio	50.67%	44.39%	45.24%	53.39%	45.41%

Selected Balance Sheet Data:
Average assets	$6,641,224	$6,465,764	$6,295,076	$5,809,131	$5,591,267
Loans held for sale	2,041	3,324	3,981	1,687	5,151
Total loans	4,806,747	4,649,829	4,418,276	3,955,234	3,501,188
Assets of discontinued operations	—	—	—	334,340	666,147
Total assets	6,717,598	6,728,492	6,435,971	6,387,730	5,797,662
Total deposits	4,828,192	4,617,452	4,297,563	4,138,487	3,815,830
Long-term borrowings	499,200	547,731	533,755	459,663	172,444
Liabilities of discontinued operations	—	—	—	300,754	638,884
Total liabilities	6,083,506	6,093,287	5,804,464	5,772,539	5,256,123
Shareholders’ equity	634,092	635,205	631,507	615,191	541,539

PREMIER COMMUNITY BANKSHARES, INC.
Summary Consolidated Financial Data

	As of and for the Years Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except share data)
Income Statement Data
Interest income	$55,551	$40,146	$31,452	$26,512	$23,114
Interest expense	23,659	13,290	8,971	8,293	8,468

Net interest income	31,892	26,856	22,481	18,219	14,646
Provision for loan losses	661	842	1,020	919	1,100

Net interest income after provision for loan losses	31,231	26,014	21,461	17,300	13,546
Noninterest income	5,371	4,600	4,439	3,654	2,440
Noninterest expense	24,918	20,118	16,573	13,213	9,527

Income (loss) before income tax	11,684	10,496	9,327	7,741	6,459
Income tax	3,839	3,355	2,984	2,485	2,095

Net income	$7,845	$7,141	$6,343	$5,256	$4,364

Cash dividends	$1,482	$1,239	$1,033	$879	$683

Per Share Data
Net income – basic	$1.47	$1.45	$1.30	$1.14	$0.96
Net income — diluted	1.45	1.41	1.26	1.11	0.94
Cash dividends declared	0.26	0.25	0.21	0.18	0.15
Book value per share	12.58	10.15	9.00	7.96	6.55

Balance Sheet Data
Average Assets	$787,531	$628,815	$527,272	$431,943	$343,460
Assets	900,711	674,396	576,150	463,202	393,755
Loans, net (1)	747,444	573,405	486,865	382,459	312,554
Securities	40,094	30,379	27,314	24,051	25,296
Deposits	728,274	562,880	483,933	397,345	345,062
Long-term borrowings	39,267	21,651	13,403	13,403	7,000
Total liabilities	828,998	624,107	531,888	424,425	363,931
Shareholders’ equity	71,713	50,289	44,262	38,877	29,824
Shares outstanding	5,699,842	4,955,648	4,919,548	4,881,084	4,555,484

Performance Ratios
Return on average assets (2)	0.96%	1.13%	1.20%	1.22%	1.27%
Return on average shareholders’ equity (2)	11.94	14.97	15.20	15.86	15.63
Dividend payout ratio	18.90	17.40	16.30	16.70	15.70

(1)	Excludes loans held for sale.

(2)	On an annualized basis.

THE ANNUAL MEETING
General
     This section contains information about the Premier Community Bankshares annual shareholder meeting that has been called to vote upon the matters described below.
     We are mailing this proxy statement/prospectus to you, as a Premier Community Bankshares shareholder, on or about May ___, 2007. Together with this proxy statement/prospectus, we also are sending to you a notice of the annual meeting and a form of proxy that the Premier Community Bankshares board is soliciting for use at the annual meeting. The annual meeting will be held on                     , June ___, 2007, at 10:00 a.m., local time.
Matters to Be Considered
     At the annual meeting, you will be asked:
•	to elect four directors to serve for terms of three years each expiring at the 2010 annual meeting of shareholders (or until the effective date of the merger if the merger of Premier Community Bankshares and United Bankshares is completed) (See Proposal One);

•	to approve the reorganization agreement and the transactions contemplated thereby (See Proposal Two); and

•	to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting (See Proposal Three).
Proxies
     The accompanying form of proxy is for use at the annual meeting if you are unable or do not desire to attend in person. You may attend the annual meeting even if you have previously delivered a proxy to us. You can revoke your proxy at any time before the vote is taken at the annual meeting by submitting to the Premier Community Bankshares corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the annual meeting and electing to vote in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:
Premier Community Bankshares
4095 Valley Pike
Winchester, Virginia 22602
Attention: Barbara Morris
Telephone: (540) 869-6600
     All shares represented by valid proxies that we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in such proxies. If you make no specification on your returned proxy card, your proxy will be voted “FOR” the matters to be considered at the annual meeting as described above.

Form of Election
     You will receive the election form in a separate mailing. You should make an election as indicated on the form, sign the form, and return the form in the separate envelope provided so that it is received prior to 5:00 p.m. Eastern time on June ___, 2007, which we refer to as the election deadline.
     You will be able to make one of the following elections on the election form:
•	to elect to receive shares of United Bankshares common stock with respect to some or all of your shares of Premier Community Bankshares common stock;

•	to elect to receive cash with respect to some or all of your shares of Premier Community Bankshares common stock; or

•	to indicate that you make no election, and thus have no preference, with respect to your shares of Premier Community Bankshares common stock.
     If you do not submit an election form prior to the election deadline, you will be deemed to have indicated that you are making no election, and thus have no preference, with respect to your shares of Premier Community Bankshares common stock. All elections must be made on the election form furnished to you in a separate mailing, or on a facsimile of the election form. See “Proposal Two – Approval of the Merger and Related Matters – Cash and Common Stock Election; Surrender of Stock Certificates” beginning on page 62 for the procedure to be followed to make a cash election.
Solicitation of Proxies
     Premier Community Bankshares will bear the entire cost of soliciting proxies from you, except that United Bankshares has agreed to pay the cost of the preparation and filing of this proxy statement/prospectus and other fees relating to the merger paid to the Securities and Exchange Commission. In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Premier Community Bankshares will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, we also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter. Finally, Premier Community Bankshares has retained a professional proxy solicitation firm,                     , to assist in soliciting proxies. We will pay a fee in the amount of $                     to                      for its services, and we will also reimburse them for all costs and expenses, which we expect to be approximately $                    , in connection with this solicitation.
Record Date and Voting Rights
     In accordance with Virginia law, Premier Community Bankshares’ articles of incorporation and bylaws and the Nasdaq Capital Market rules, we have fixed May 4, 2007 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. Accordingly, you are only entitled to notice of, and to vote at, the annual meeting if you were a record holder of Premier Community Bankshares common stock at the close of business on the record date. At that time,                      shares of Premier Community Bankshares common stock were outstanding, held by ___ holders of record. To have a quorum that permits us to conduct business at the annual meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of

Premier Community Bankshares common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Premier Community Bankshares common stock you held as of the close of business on the record date.
     Holders of shares of Premier Community Bankshares common stock present in person at the annual meeting but not voting, and shares of Premier Community Bankshares common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the annual meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes, however, will be counted for purposes of determining whether a quorum exists.
Vote Required
     The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock cast in the election of directors.
     The approval of the reorganization agreement and the transactions contemplated thereby requires the affirmative vote of the holders of more than two-thirds of Premier Community Bankshares’ outstanding shares.
     Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.
     Because approval of the reorganization agreement and the transactions contemplated thereby require the affirmative vote of the holders of more than two-thirds of the outstanding shares of Premier Community Bankshares common stock entitled to vote at the annual meeting, abstentions and broker non-votes will have the same effect as votes against these matters. Accordingly, the Premier Community Bankshares board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.
     As of the record date, directors and executive officers, and their affiliates, of Premier Community Bankshares beneficially owned approximately ___shares of Premier Community Bankshares common stock, entitling them to exercise approximately ___% of the voting power of the Premier Community Bankshares common stock entitled to vote at the annual meeting. Each director and executive officer of Premier Community Bankshares has indicated that he will vote each share of Premier Community Bankshares common stock that he owns “FOR” the election of all nominees and “FOR” approval and adoption of the reorganization agreement and the transactions contemplated thereby.
Recommendation of the Premier Community Bankshares Board of Directors
     The Premier Community Bankshares board of directors has approved the reorganization agreement and the transactions contemplated thereby, including the merger. The Premier Community Bankshares board believes that the reorganization agreement and the transactions contemplated thereby, including the merger, are fair to, and are in the best interests of, Premier Community Bankshares and its shareholders and unanimously recommends that shareholders vote “FOR” the election of all nominees and “FOR” approval of the reorganization agreement and the transactions contemplated thereby.

STOCK OWNERSHIP
Security Ownership of Management
     The following table sets forth, as of February 15, 2007 certain information with respect to the beneficial ownership of shares of our common stock by each of the members of the board of directors, by each of the executive officers named in the “Summary Compensation Table” below and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.
     The address for each of the following individuals is Premier Community Bankshares, Inc., 4095 Valley Pike, Winchester, Virginia 22602.

	Number	Percent
Name	of Shares (1)	of Class (%)
Walter H. Aikens	30,064	0.53
Frederick A. Board	1,839	0.03
Thomas M. Boyd, Jr.	9,142	0.16
Mensel D. Dean	5,000	0.09
Clifton L. Good	78,343	1.37
Stephen T. Heitz	20,936	0.37
D. Frank Hill, III	5,000	0.09
Joseph W. Hollis	74,201	1.30
Meryl G. Kiser	4,250	0.07
Wayne B. Ruck	159,786	2.80
John K. Stephens	97,538	1.70
Donald L. Unger	45,333	0.79
John A. Willingham	5,205	0.09
Paul R. Yoder, Jr.	94,550	1.66
James C. Youngblood	25,910	0.45

All directors and executive officers as a group (15 persons)	657,115	11.50

(1)	Amounts disclosed include shares of our common stock that certain directors have the right to acquire upon the exercise of stock options exercisable within 60 days, as follows: Mr. Boyd, 3,003; Mr. Dean, 4,000; Mr. Good, 6,000; Mr. Heitz, 8,000; Mr. Hill, 4,000; Mr. Hollis, 4,000; Mr. Ruck, 8,000; Mr. Stephens, 15,000; Mr. Unger, 15,000; Mr. Willingham, 5,000; and Mr. Youngblood, 16,500. None of the amounts in this column have been pledged as security.

Security Ownership of Certain Beneficial Owners
     The following table sets forth information as of February 15, 2007, regarding the number of shares of our common stock beneficially owned by all persons known to us who own five percent or more of the outstanding shares of our common stock.

	Common Stock	Percentage
Name and Address	Beneficially Owned	of Class
Banc Fund V L.P. (1)	542,831	9.5%
Banc Fund VI L.P.
Banc Fund VII L.P. 208 S. LaSalle Street Chicago, Illinois 60604

(1)	In a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2007 (the “Schedule 13G/A”), Banc Fund V L.P. reported beneficial ownership of, including sole voting and dispositive power with respect to, 231,027 shares of Common Stock, Banc Fund VI L.P. reported similar beneficial ownership of 178,663 shares of Common Stock and Banc Fund VII L.P. reported similar beneficial ownership of 130,141 shares of Common Stock, as of December 31, 2006. Banc Fund V L.P., Banc Fund VI L.P. and Banc Fund VII L.P. are under common control, according to the Schedule 13G/A.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and any persons who own more than 10% of the outstanding shares of our common stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our common stock. Officers and directors are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. Based solely on review of the copies of such reports furnished to us or written representation that no other reports were required, we believe that, during fiscal year 2006, all filing requirements applicable to its officers and directors were complied with, except that Mensel D. Dean inadvertently filed late a report on Form 3 covering the initial statement of beneficial ownership of securities.

PROPOSAL ONE:
ELECTION OF DIRECTORS
General
     The board of directors consists of 12 members, four of whom are nominated for election as directors at the annual meeting to serve for terms of three years each expiring on the date of the annual meeting of shareholders in 2010. Seven other directors are serving terms that end in either 2008 or 2009, as indicated below. Mensel D. Dean is standing for election for the first time. Our 12th director, Thomas M. Boyd, Jr., was appointed to the Board in July 2006 when we completed the acquisition of Albemarle First Bank and is not standing for re-election.
     We will shorten the end of the terms of our nominees to the effective date of the merger if the merger of Premier Community Bankshares and United Bankshares is completed.
     The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock cast in the election of directors. If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the five nominees named below. If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.
     Each nominee has consented to being named in this proxy statement/prospectus and has agreed to serve if elected. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the annual meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the board of directors. No family relationships exist among any of the directors or between any of our directors and executive officers.
     The following biographical information discloses each director’s age and business experience in the past five years and the year that each individual was first elected to the board of directors or its predecessor.
Nominees
Nominees for Election for Terms That Expire in 2010
     Walter H. Aikens, 57, has served as a director of us and of Marathon Bank since 1998. He is President of H & W Construction Co., Inc. and President of Aikens Corporation, both in Winchester, Virginia, and develops real estate for rental property.
     D. Frank Hill, III, 54, has served as a director of us since March 2006 and as a director of Premier Bank since 2003. Mr. Hill is an attorney in private practice in Shepherdstown, West Virginia.
     Paul R. Yoder, Jr., 65, has served as a director of us since 2000 and as a director of Rockingham Heritage Bank since 1989. He is a physician and surgeon and is a partner in the professional firm of Rockingham Eye Physicians, P.C.

     Mensel D. Dean, 61, has served as a director of us since July 2006 and as a director of Rockingham Heritage Bank since 2004. He is a certified public accountant and a partner in the firm of PBGH, LLP in Harrisonburg, Virginia.
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.
Incumbent Directors
Incumbent Directors Whose Terms Expire in 2008
     Clifton L. Good, 69, has served as a director of us since 1989 and as a director of Marathon Bank since 1987. He is President of Clifton L. Good Realty, Incorporated and the General Manager and Partner of Good and Good, LLC, a real estate development company, both in Front Royal, Virginia.
     Joseph W. Hollis, 53, has served as a director of us since 1989 and as a director of Marathon Bank since 1987. He has been Chairman and Chief Executive Officer of B. J. Sager (beer distributor) in Winchester, Virginia, since January 1, 2006 and was previously its President. He has been our Secretary since 2000.
     Wayne B. Ruck, 67, has served as a director of us since 2000 and as a director of Rockingham Heritage Bank since 1996. He is co-founder and co-owner of The Warehouse Company, a public logistics company in Harrisonburg, Virginia, and Shen-Valley LLC, a real estate development company in Harrisonburg, Virginia, and has an ownership position in four other packaging-related companies.
     James C. Youngblood, 41, has served as a director of us since January 2006. He has served as President of Marathon Bank since 2005 and Chief Executive Officer of Marathon Bank since January 1, 2006. Mr. Youngblood was Executive Vice President of Marathon Bank from 2003 to 2004 and Senior Vice President/Loan Officer of Marathon Bank from 1996 to 2003.
Incumbent Directors Whose Terms Expire in 2009
     Stephen T. Heitz, 54, has served as a director of us since 2000 and as a director of Rockingham Heritage Bank since 1989. He is an attorney and partner in the firm of Litten & Sipe, LLP in Harrisonburg, Virginia. He has been our Treasurer/Assistant Secretary since 2000.
     John K. Stephens, 64, has been our Chairman since 2000 and President and Chief Executive Officer of Rockingham Heritage Bank since 1994. He was elected Chairman of the Board of Rockingham Heritage Bank in 1998. From 1990 to 1998, Mr. Stephens served as Vice Chairman of the Board of Rockingham Heritage Bank.
     Donald L. Unger, 65, has been our President and Chief Executive Officer since 1992. He was also President of Marathon Bank from 1992 to 2004 and Chief Executive Officer of Marathon Bank from 1992 to 2005. He has served as a director of both us and Marathon Bank since 1993. Mr. Unger was elected Chairman of Marathon Bank in May 2000.
Executive Officers
     John K. Stephens serves as our Chairman of the Board, Donald L. Unger serves as our President and Chief Executive Officer, and James C. Youngblood serves as President and Chief Executive Officer of Marathon Bank. Additional information with respect to these individuals is set forth above. Our other executive officer is John A. Willingham.
     Mr. Willingham, 29, has been our Senior Vice President and Chief Financial Officer since September 2006. He had served as Vice President and Controller from May 2006 to September 2006. Mr. Willingham was a Manager with the public accounting firm of Yount, Hyde & Barbour, P.C. in Winchester, Virginia, from July 2002 to April 2006. He was employed with the public accounting firm of Pricewaterhouse Coopers LLP in McLean, Virginia, from December 1999 to July 2002, most recently in the position of Senior Associate. Mr. Willingham is a certified public accountant.
CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS
General
     Our business and affairs are managed under the direction of the board of directors in accordance with the Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman, the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.
Independence of the Directors
     The board of directors has determined that the following seven individuals of its 12 members are independent as defined by the listing standards of the Nasdaq Stock Market: Mensel D. Dean, Clifton L. Good, Stephen T. Heitz, D. Frank Hill, III, Joseph W. Hollis, Wayne B. Ruck, and Paul R. Yoder, Jr. In reaching this conclusion, the Board considered that we and our subsidiary banks conduct business with companies of which certain members of the Board or members of their immediate families are or were directors or officers.
     The Board considered the following relationships between us and certain of our directors to determine whether such director was independent under Nasdaq’s listing standards:
•	Walter H. Aikens is the president of a construction company that has worked on a number of construction projects for Marathon Bank and Premier Bank and is an owner of a company that leases office space to Premier Bank;

•	Mr. Ruck is one of the owners of a company that leases a branch to Rockingham Heritage Bank;

•	Mr. Heitz is a partner in a law firm that renders legal services to Rockingham Heritage Bank; and

•	Mr. Hill is a partner in a law firm that renders legal services to Premier Bank.
     Additional information on the relationships with Messrs. Aikens and Ruck is included in “Executive Compensation and Related Transactions – Certain Relationships and Related Party Transactions” on page 57 below.

Code of Ethics
     The board of directors has approved a Code of Ethics for Senior Financial Officers for our Chief Executive Officer and principal financial officers. The Code of Ethics is designed to promote honest and ethical conduct, proper disclosure of financial information in our periodic reports, and compliance with applicable laws, rules, and regulations by our senior officers who have financial responsibilities. The Code of Ethics is available on our web page at www.pcbi.com. Each of our subsidiary banks has a Code of Ethics and Standards of Conduct for officers and employees.
Board and Committee Meeting Attendance
     There were 14 meetings of the board of directors in 2006. Each incumbent director attended greater than 75% of the aggregate number of meetings of the board of directors and meetings of committees of which the director was a member in 2006.
Committees of the Board
     The Board has an Audit Committee, a Compensation/Options Committee and a Nominating and Corporate Governance Committee.
Audit Committee
     The Audit Committee assists the board of directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditor and the performance of the internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us. The board of directors has adopted a written charter for the Audit Committee, and it is available on our web page at www.pcbi.com.
     The members of the Audit Committee are Joseph W. Hollis, Chairman, Mensel D. Dean, Clifton L. Good and Wayne B. Ruck, all of whom the Board in its business judgment has determined are independent as defined by Nasdaq’s listing standards. The board of directors also has determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Hollis qualifies as an audit committee financial expert as defined by SEC regulations.
     The Audit Committee met seven times in 2006. For additional information regarding the Audit Committee, see “Audit Committee Report” on page 59 of this proxy statement/prospectus.
Compensation/Options Committee
     The Compensation/Options Committee reviews senior management’s performance and compensation and reviews and sets guidelines for compensation of all employees. All decisions by the Compensation/Options Committee relating to the compensation of our executive officers are reported to the full board of directors. The board of directors has not adopted a written charter for the Compensation/Options Committee.

     The members of the Compensation/Options Committee are Paul R. Yoder, Jr., Chairman, Stephen T. Heitz, D. Frank Hill, III all of whom the Board in its business judgment has determined are independent as defined by Nasdaq’s listing standards. The Compensation/Options Committee met six times in 2006. For additional information regarding the Compensation/Options Committee, see “Executive Compensation and Related Transactions” on page 41 of this proxy statement/prospectus.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee reviews the qualification and independence of the members of the board of directors and its various committees on a periodic basis as well as the composition of the Board as a whole, evaluates the performance of incumbent Directors in determining consideration for re-election, recommends Board nominees for election as directors and provides guidance on Board and corporate governance issues. The board of directors has adopted a written charter for the Nominating and Corporate Governance Committee, and it is available on our web page at www.pcbi.com.
     The members of the Nominating and Corporate Governance Committee are Clifton L. Good, Chairman, Stephen T. Heitz and Wayne B. Ruck, all of whom the Board in its business judgment has determined are independent as defined by Nasdaq’s listing standards. The Nominating and Corporate Governance Committee met one time in 2006.
     The Nominating and Corporate Governance Committee considers, at a minimum, the following factors in recommending to the Board potential new directors, or the continued service of existing directors:
•	the ability of the prospective nominee to represent the interests of our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the board of directors.
     The Nominating and Corporate Governance Committee will consider shareholder recommendations for candidates to serve on the board of directors. Shareholders entitled to vote for the election of directors may submit candidates for consideration by the committee if we receive timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by us. If the merger is not completed, Premier Community Bankshares expects to convene a 2008 annual meeting of shareholders. To be timely for the 2008 annual meeting, the notice must be received within the time frame set forth in “Shareholder Proposals” on page 103 of this proxy statement/prospectus. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Section 1.5 of our Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to our Secretary, whose address is Premier Community Bankshares, Inc., 4095 Valley Pike, Winchester, Virginia 22602.

     Under the process used for selecting new candidates for the board of directors, the President and Chief Executive Officer, the Nominating and Corporate Governance Committee or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chairman of the Nominating and Corporate Governance Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the Board may be presented to the Nominating and Corporate Governance Committee. A determination is made as to whether Nominating and Corporate Governance Committee members or Board members have relationships with preferred candidates and can initiate contacts. The President and Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee interviews prospective candidates. The Nominating and Corporate Governance Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full board of directors.
     The Nominating and Corporate Governance Committee recommended Mensel D. Dean, who is standing for election for the first time at the annual meeting.
Executive Sessions
     Executive sessions where non-employee directors meet on an informal basis are scheduled either before or after each regularly scheduled Board meeting. At least once a year, the Board schedules an executive session including only independent directors. The chairman for executive sessions rotates based on the subjects to be discussed at those sessions.
Annual Meeting Attendance
     We encourage members of the board of directors to attend the annual meeting of shareholders. All members of the Board attended the 2006 annual meeting.
Communications with Directors
     Any director may be contacted by writing to him c/o Premier Community Bankshares, Inc., 4095 Valley Pike, Winchester, Virginia 22602. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of Premier Community Bankshares. We promptly forward, without screening, all such correspondence to the indicated directors.
Director Compensation
     Each of our directors is paid an annual retainer fee of $8,500 and directors’ fees for meetings attended as follows:

Board of Directors Meetings	$800
Committee Meetings	$300
     Joseph W. Hollis, as Chairman of the Audit Committee, receives an additional $300 per Audit Committee meeting (for a total of $600 per meeting).

     The following table shows the compensation earned by each of the directors during 2006:

	Fees Earned or
	Paid in Cash	Total
Name	($)	($)
Walter H. Aikens	36,600	36,600
Thomas M. Boyd, Jr.	9,850	9,850
Mensel D. Dean	21,192	21,192
Clifton L. Good	39,975	39,975
Stephen T. Heitz	36,342	36,342
D. Frank Hill, III	38,209	38,209
Joseph W. Hollis	39,800	39,800
Meryl G. Kiser	25,192	25,192
Wayne B. Ruck	30,916	30,916
John K. Stephens	18,867	18,867
Donald L. Unger	32,200	32,200
Paul R. Yoder, Jr.	30,216	30,216
James C. Youngblood	31,800	31,800

EXECUTIVE COMPENSATION AND
RELATED TRANSACTIONS
Compensation Discussion and Analysis
Introduction
     This discussion and analysis describes briefly the philosophy, the strategy and the major details of our approach to compensating key executives. The approach has been developed over several years with guidance and oversight of the Compensation/Options Committee of the board of directors and with input from management, as well as from compensation and benefits consultants.
     The Compensation/Options Committee of our board of directors reviews and establishes the salary and other compensation of our executive officers, including the named executive officers, and provides oversight of our compensation programs. The Committee consists entirely of non-employee, independent members of our board of directors. The Committee has not adopted a written charter.
     We expect our key executive team, which includes our senior management and the presidents of our subsidiary banks, to drive performance and produce superior returns for shareholders. Following this discussion, under “Executive Compensation”, you will find tables containing detailed information concerning compensation earned or paid for 2006 to our “named executive officers.” These individuals include:
•	Donald L. Unger—President and Chief Executive Officer, Premier Community Bankshares

•	John K. Stephens—Chairman, Premier Community Bankshares, and President and Chief Executive Officer, Rockingham Heritage Bank

•	John A Willingham—Senior Vice President and Chief Financial Officer

•	James C. Youngblood—President and Chief Executive Officer, Marathon Bank

•	Frederick A. Board—Senior Vice President and Chief Financial Officer until September 2006

•	Meryl G. Kiser—President and Chief Executive Officer, Premier Bank until January 2007
     The discussion below is intended to help you understand the information provided in those tables and provide context for our overall compensation program.
Objective/Rewards
     The primary objective of our approach is to provide competitive levels of compensation to attract, retain and reward highly skilled executive officers. In turn, we expect them to manage our business in a manner that promotes our growth and profitability for the benefit of our shareholders. We believe that proper motivation of a talented management team will assure that our overall corporate objectives are met or exceeded.
     The Committee considers certain factors in determining the compensation of our executive officers, including our financial and operating performance, a review of the responsibilities and performance of each executive officer and historical compensation levels. The Committee, however, does not place specific weight on any one factor in setting compensation.
     Our organizational structure and operating style differs from peers in the community banking industry. Our subsidiary banks operate independently and are autonomous with regards to operations and decision making. Each subsidiary bank maintains a separate group of executives including a president, a chief financial officer and other management level positions. The holding company staff mainly provides operational oversight and manages non-operational areas such as capital markets, investor relations and compliance with Securities and Exchange Commission rules and regulations. As such, our salary structure follows more of a horizontal structure than a normal vertical hierarchy. The salary levels for holding company employees is impacted by this structure and may be below the median compared to peers.
Discussion of Our Philosophy
     Our success depends upon the ability of our key executives to meet corporate objectives consistently. Consequently, we rely upon the following principles in structuring compensation arrangements for our key executives:
•	Benchmarking—To assure that our base compensation is competitive, we have in the past referred to data from the Virginia Bankers Association Salary Survey. As part of our review, we compare an overall compensation package including salary, bonus, stock-based compensation and other related benefits. Based on our structure as a multi-bank holding company, our organization is somewhat unusual in that each of our banks is autonomous in decision making and with local control. As such, our salary structure is different than that of other community banks as we have more than one person at certain levels of responsibility that may only require one person at other companies. As a result, we may not pay those persons salaries at the same level as comparable positions at other companies in our industry.

•	Allocation of Elements of Compensation—While paying a competitive base salary is necessary and desirable, we believe that additional compensation, typically in the form of an annual bonus, provides a key executive with benefits as a reward for performance. Stock-based compensation is provided on a periodic basis and is not based upon performance. Certain executive officers also have supplemental employee retirement plans and other related insurance benefits. Fringe benefits for key executives are modest and include country club dues, car allowance and other related benefits.

•	Pay for Performance—We rely on the annual bonus to reward results for the year. Although we have not adopted specific metrics on which to base bonuses, we consider the contributions of key executives individually as to how successfully they have managed to budget their responsibilities in light of the overall success of the company. All bonuses are discretionary.
     We currently have no executive stock ownership guidelines. In addition, we do not have a policy for adjustment or recovery of payments and awards made to our executive officers in the event that our financial statements were to be restated in the future in a manner that would have impacted the size or payment of the award at the time of payment.

Elements of Compensation
     We use the elements of compensation and benefits described below to recruit, retain and reward our key executives. In setting compensation, we have not assigned any particular percentage weight to any particular element of our compensation program. We do believe that total compensation should increase with an executive officer’s position and responsibilities.
     Salary. We believe that a competitive salary is essential. Furthermore, flexibility to adapt to the particular skills of an individual or our specific needs is required. The Compensation/Options Committee awards salary increases for all executive officers except the Chief Financial Officer. Donald L. Unger, our President and Chief Executive Officer, proposes and sets the salary for the Chief Financial Officer. The Committee is made aware of this amount.
     Each of Messrs. Unger and Youngblood have been compensated historically pursuant to an employment agreement, which is described under “Annual Compensation of Executive Officers” below. As a result, each officer is eligible for base salary increases as the Compensation Committee may determine. In making salary determinations, the Committee evaluates the performance of the executive officers based on factors such as our financial performance and the personal observations of the executive officers’ performance by the members of the Compensation Committee. In 2006, no particular weight was given to any particular factor.
     In 2006, the Committee approved employment agreements for Messrs. Stephens and Kiser. The Committee believes that securing the continued service of key executives is essential to the successful future of the organization. Employment agreements assist us by providing security to key executives.
     Mr. Willingham joined the company in 2006. His salary was set following negotiations with Mr. Unger.
     Annual Bonus. We offer key executives an opportunity to receive an annual bonus. The maximum amount of bonus for each executive is set before the beginning of the year. No specific performance goals or criteria are set in advance.
     Generally in December of each year, the Committee reviews our performance, and the performance of our subsidiary banks, compared with our budget and with the performance of peer institutions in determining whether to approve the payment of any bonus. All bonuses are at the discretion of the Committee. The Committee generally does not give any weight to any particular aspect of an individual’s performance.
     Mr. Unger sets the bonus for the Chief Financial Officer using generally the same criteria as the Committee for the other executive officers.
     Stock-Based Compensation. We believe that our key executives should be invested in us and share the longer term risks and rewards of our other shareholders. In the past, under the 2002 Long Term Incentive Plan, we used the grant of stock options to help accomplish this objective. Stock option grants require stock price appreciation in order for executive officers to realize any benefit, thus directly aligning executive and shareholder interests. In fixing the grants of options to executive officers, the Committee takes into account the respective scope of responsibility and contributions of each executive officer. The grant of options during any particular year is in the sole discretion of the Committee.

     During 2006, we granted options to one named executive officer, Mr. Willingham, following his joining the company, and to two loan officers. The Committee did not award stock-based compensation to any other executive officer.
     We are aware that the release of various information, including information related to our financial results, may have an impact on the market price of our common stock, and therefore the value of any stock-based award, depending on whether the information is favorable or unfavorable. We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation. We do not have a practice of setting the exercise price of stock-based awards based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after or surrounding the grant date. Stock awards are granted at the closing price of our common stock on the date of grant.
     Non-Qualified Deferred Compensation Plans. We believe that non-qualified deferred compensation plays an important role in retaining key executives, as well as helping them provide for retirement. For that reason, we provide a benefit for selected executives, including Messrs. Unger, Stephens, and Youngblood. Mr. Board began receiving the benefits under his supplemental executive retirement plan in 2007 following his retirement. The benefit at retirement generally is 25% of the individual executive’s last year’s compensation and is payable over a fifteen year period. Under vesting schedules in the plans, Messrs. Unger, Stephens and Board will vest fully upon attaining age 65 as an employee. Mr. Youngblood vests at the rate of 10% per year, with full vesting in 2014. In the event of death or disability, vesting is accelerated.
     These plans were adopted to provide assistance to our employees with meeting their personal post-retirement income requirements
     Other Benefits. Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees.
     In addition, each of Messrs. Unger, Stephens and Youngblood receive other annual compensation for the use and maintenance of company owned automobiles and for country club dues. Each of these benefits is included in their negotiated employment agreements with us. The country club membership facilitates the executive officer’s role as a company representative in the communities we serve. We provide company owned automobiles to certain of our executive officers due to the amount of travel required as representatives of the company. Mr. Kiser also received these benefits prior to the termination of his employment.
Conclusion
     The gratifying growth of our business, challenges in our market place, and recent regulatory changes have necessitated reviewing our current executive compensation plans and practices. During 2007, we anticipate that the Committee, with assistance from independent consultants, will continue its in depth analysis of our executive compensation philosophy and recommend modifications to assure that our practices align with our business plan.

Compensation Committee Report
     The Compensation Committee of the board of directors reviews and establishes the salary and other compensation of the Company’s executive officers, including the named executive officers. The Committee consists entirely of independent directors who are not officers or employees of the Company.
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on that review and discussion, the Committee has recommended to the board of directors that it be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and this Proxy Statement.
Compensation Committee
Paul R. Yoder, Jr., Chairman
Stephen T. Heitz
D. Frank Hill, III

Summary Compensation of Executive Officers
          In the tables and discussion below, we summarize the compensation earned during 2006 by (1) our chief executive officer, (2) our chief financial officer and (3) each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2006, collectively referred to as the “named executive officers.”
          No stock awards or non-equity incentive plan compensation were made during 2006.
Summary Compensation Table

					Change in Pension
					Value and
					Nonqualified
					Deferred
				Option	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Earnings (1)	Compensation		Total
Position	Year	($)	($)	($)	($)	($)		($)
Donald L. Unger President and Chief Executive Officer	2006	176,350	35,000	—	21,653	63,661	(2)	296,664

John A. Willingham (3) Senior Vice President and Chief Financial Officer	2006	63,327	4,200	27,400	—	2,783	(4)	97,710

John K. Stephens Chairman and President and Chief Executive Officer of Rockingham Heritage Bank	2006	187,250	35,000	—	181,644	51,115	(5)	455,009

James C. Youngblood President and Chief Executive Officer of Marathon Bank	2006	125,255	20,000	—	51,112	51,901	(6)	248,268

Meryl G. Kiser (7) Former President and Chief Executive Officer of Premier Bank	2006	150,000	5,000	—	—	48,822	(8)	203,822

Frederick A. Board (9) Former Chief Financial Officer	2006	78,162	7,000	—	99,449	7,908	(10)	192,519

(1)	Amounts represent changes in the value of the benefits payable under each officer’s supplemental executive retirement plan during 2006.

(2)	Amount represents $22,886 in company contributions to our 401(k) Plan on behalf of Mr. Unger, $32,200 in directors’ fees from Premier Community Bankshares and Marathon Bank, $3,620 attributable to life insurance premiums paid by us pursuant to our split-dollar life insurance plan, $2,000 for life insurance premiums, $1,815 for use of a company car, $1,140 in country club dues and $240 in health benefits paid on his behalf that were in excess of our normal contribution for employees generally.

(3)	Mr. Willingham’s employment with us commenced in May 2006. He became Senior Vice President and Chief Financial Officer in September 2006.

(4)	Amount represents $2,783 in company contributions to our 401(k) Plan on behalf of Mr. Willingham.

(5)	Amount represents $24,080 in contributions to our 401(k) plan on behalf of Mr. Stephens, $18,867 in director’s fees from Premier Community Bankshares, $152 attributable to life insurance premiums paid by us pursuant to our split-dollar life insurance plan, $308 for use of a company car, $308 in country club dues and $3,900 in health benefits paid on his behalf that were in excess of our normal contribution for employees generally.

(6)	Amount represents $14,617 in company contributions to our 401(k) Plan on behalf of Mr. Youngblood, $31,800 in directors’ fees from Premier Community Bankshares and Marathon Bank, $307 attributable to life insurance premiums paid by us pursuant to our split-dollar life insurance plan, $2,937 for use of a company car, $1,140 in country club dues and $1,100 in health benefits paid on his behalf that were in excess of our normal contribution for employees generally.

(7)	Mr. Kiser resigned in January 2007.

(8)	Amount represents $15,843 in company contributions to our 401(k) Plan on behalf of Mr. Kiser, $25,192 in directors’ fees from Premier Community Bankshares and Premier Bank, $3,120 for use of a company car, $3,874 in country club dues and $793 in health benefits paid on his behalf that were in excess of our normal contribution for employees generally.

(9)	Mr. Board retired in December 2006.

(10)	Amount represents $7,094 in company contributions to our 401(k) Plan on behalf of Mr. Board and $814 attributable to life insurance premiums paid by us pursuant to our split-dollar life insurance plan.
     Supplemental Discussion of Compensation
          We have entered into employment agreements with certain of our named executive officers, as described below. We had not entered into employment agreements with Messrs. Willingham or Board. All compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section.
          Agreement with Unger. Marathon Bank and Donald L. Unger entered into an employment agreement on April 1, 1998. The agreement provides for his service as President and Chief Executive Officer of Premier Community Bankshares. The initial term of the agreement ended on March 31, 1999, but the agreement may be renewed and extended for successive terms of 12 months each by the parties to it. If it is not expressly renewed or terminated before the end of its then current term, the agreement will automatically renew for successive one-year periods. The agreement has automatically renewed.
          The agreement provides for an initial base salary of $108,000 per year, and Mr. Unger now receives a salary of $225,000. He is also eligible to receive bonuses in the form of cash or stock options as the Board of Directors may authorize. He is eligible to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans that we have.
          The agreement provides for the termination of his employment by us without “cause” and resignation by him for “good reason” (as those terms are defined in the agreement). Termination under either of these circumstances will entitle Mr. Unger to the payment of salary for the remainder of the then current term of the agreement and to the continued benefit to him for the same period of all employee benefit plans and programs or arrangement in which he was entitled to participate prior to his termination.

Mr. Unger will not be entitled to any compensation or other benefits under the agreement if his employment is terminated for cause. In the event of his death, we will pay his estate his current compensation for a period of one month from the date of death.
          If his employment terminates for any reason other than cause following a “change of control” (as defined in the agreement, which definition includes the merger), Mr. Unger will receive the greater of (i) the benefits that he would have received for the termination of his employment by us without cause or resignation by him for good reason and (ii) the product of his annual salary times the multiple of the book value per share of the common stock received by our shareholders in connection with the change of control, up to a maximum multiple of 3.0 (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended). In addition, all of his outstanding stock options, if any, will become immediately exercisable upon a change of control as provided in the plans that govern such stock options. Additional information on these amounts is provided in “Payments upon Termination or Change in Control” below.
          The agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. Each of the covenant not to compete and the non-solicitation covenant continues generally for a period of two years following the last day of his employment.
          Agreement with Youngblood. Marathon Bank and James C. Youngblood entered into an employment agreement on November 23, 2004. The agreement provides for his service as President of Marathon Bank. The initial term of the agreement ended on June 30, 2005, but the agreement may be renewed and extended for successive terms of 12 months each by the parties to it. If it is not expressly renewed or terminated before the end of its then current term, the agreement will automatically renew for successive one-year periods. The agreement has automatically renewed.
          The agreement provides for an initial base salary of $105,000 per year, and Mr. Youngblood now receives a salary of $150,000. He is also eligible to receive cash bonuses as the board of directors may authorize. He is eligible to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans that we have.
          The agreement provides for the termination of his employment by us without “cause” and resignation by him for “good reason” (as those terms are defined in the agreement). Termination under either of these circumstances will entitle Mr. Youngblood to the payment of salary for the longer of one year or the remainder of the then current term of the agreement and to the continued benefit to him for the same period of all employee benefit plans and programs or arrangement in which he was entitled to participate prior to his termination. Mr. Youngblood will not be entitled to any compensation or other benefits under the agreement if his employment is terminated for cause. In the event of his death, we will pay his estate his current compensation for a period of one month from the date of death.
          If his employment terminates for any reason other than cause following a “change of control” (as defined in the agreement, which definition includes the merger), Mr. Youngblood will receive the greater of (i) the benefits that he would have received for the termination of his employment by us without cause or resignation by him for good reason and (ii) the product of his annual salary times the multiple of the book value per share of the common stock received by our shareholders in connection with the change of control, up to a maximum multiple of 3.0 (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended). In addition, all of his outstanding stock options, if any, will become immediately exercisable upon a change of control as provided in the plans that govern such stock options. Additional information on these amounts is provided in “Payments upon Termination or Change in Control” below.
          The agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. Each of the covenant not to compete and the non-solicitation covenant continues generally for a period of 18 months following the last day of his employment.
          Agreement with Stephens. On December 20, 2006, we entered into an employment agreement, effective as of December 12, 2006, with John K. Stephens. The agreement provides for his service as Chairman, President and Chief Executive Officer of Rockingham Heritage Bank. The term of his agreement will continue until December 31, 2007, unless it is terminated earlier in accordance with its provisions. Mr. Stephens and the Company may agree to renew and extend the term of his agreement for successive terms of 12 months each. If it is not expressly renewed or terminated, the agreement will automatically renew for successive one-year periods.
          The agreement provides for an initial base salary of $225,000 per year. He is also eligible to receive cash bonuses or, alternatively, grants of stock options based on such bonus value, as determined by the board of directors. He is eligible to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans that we have.
          The agreement provides for the termination of his employment by us without “cause” and termination by him for “good reason” (as those terms are defined in the agreement). Termination under either of these circumstances will entitle Mr. Stephens to the payment of salary for the remainder of the then current term of the agreement and to the continued benefit to him for the same period of all employee benefit plans and programs or arrangement in which he was entitled to participate prior to his termination. Mr. Stephens will not be entitled to any compensation or other benefits under the agreement if his employment is terminated for cause. In the event of his death, we will pay his estate his current compensation through the end of the month in which his death occurs.
          If he is terminated without cause or resigns for good reason within one year following a “change of control” (as defined in the agreement, which definition includes the merger), Mr. Stephens will receive the greater of (i) the amount that he would have received under the remaining term of his agreement and (ii) the product of his annual salary times the multiple of the book value per share of the common stock received by our shareholders in connection with the change of control, up to a maximum multiple of 3.0 (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended). In addition, all of his outstanding stock options, if any, will become immediately exercisable upon a change of control as provided in the plans that govern such stock options. Additional information on these amounts is provided in “Payments upon Termination or Change in Control” below.
          The agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. Each of the covenant not to compete and the non-solicitation covenant continues generally for a period of 24 months following the last day of his employment.
          Agreement with Kiser. On December 19, 2006, we entered into an employment agreement, effective as of December 12, 2006 with Meryl G. Kiser. The agreement for Mr. Kiser provided for his service as Chairman, President and Chief Executive Officer of Premier Bank and for an initial base salary of $160,000 per year. The terms of his agreement were otherwise identical to the terms of the agreement that we have with Mr. Stephens. Mr. Kiser resigned, and we terminated his agreement, on January 3, 2007.
          In connection with his resignation, Premier Community Bankshares and Mr. Kiser entered into a Confidential Resignation, Release and Settlement Agreement dated January 3, 2007. The agreement provides Mr. Kiser with a severance payment of $160,000 to be paid in 12 equal monthly installments. The agreement also provides him with use of a company car for 90 days and reimbursement for COBRA payments for the 2007 year. The agreement contains releases and waivers of claims by Mr. Kiser against us and his indemnification of us for claims arising from breaches of the agreement or his earlier employment agreement. The agreement terminated that earlier agreement, but the restrictive covenants of the earlier agreement relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation remain in effect. Each of the covenant not to compete and the non-solicitation covenant continues generally for a period of 24 months following the last day of his employment.
          The following table contains information concerning grants of stock options to each of the named executive officers during the fiscal year ended December 31, 2006. We did not make any other stock awards or any incentive plan awards to our named executive officers in 2006.
Grants of Plan-Based Awards

All Other Options
Awards: Number of
Securities Underlying
	Grant Date	Options	Exercise or Base Price
Name	(1)	(#)	of Option Awards
Donald L. Unger	—	—	—

John A. Willingham	June 10, 2006	5,000	21.05

John K. Stephens	—	—	—

James C. Youngblood	—	—	—

Meryl G. Kiser	—	—	—

Frederick A. Board	—	—	—

(1)	The stock option becomes exercisable with respect to 1,000 shares of common stock on each of June 10, 2006 and the four anniversaries of that date. The stock option expires on June 10, 2016.

Stock Options and Stock Awards
          In the table below, we list information on the holdings of unexercised stock options. At December 31, 2006, there were no outstanding equity incentive plan awards or unvested stock awards.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options		Exercise	Option
	(#)	(#)		Price	Expiration
Name	Exercisable	Unexercisable		($)	Date
Donald L. Unger	15,000	—		7.30	10/8/2011

John A. Willingham	1,000	4,000	(2)	21.05	6/9/2016

John K. Stephens	15,000	—		7.30	10/8/2011

James C. Youngblood	6,500			10.53	6/10/2012
	10,000	—		20.25	10/10/2015

Meryl G. Kiser	—	—		—	—

Frederick A. Board	—	—		—	—

(1)	All options were granted under our 2002 Long-Term Incentive Plan. The exercise price of each option equals the market price of our stock on the date of grant.

(2)	The stock option becomes exercisable with respect to 1,000 shares of common stock on each of June 10, 2006 and the four anniversaries of that date. The stock option expires on June 10, 2016.

Option Exercises in Fiscal Year 2006
          In the table below, we list information on the exercise of stock options during the year ended December 31, 2006 for each of the named executive officers. There were no stock awards that vested during 2006.
Option Exercises and Stock Vested

	Option Awards
	Number of Shares Acquired on	Value Realized on
	Exercise	Exercise
Name	(#)	($)(1)
Donald L. Unger	12,500	200,000

John A. Willingham	—	—

John K. Stephens	—	—

James C. Youngblood	6,500	98,375

Meryl G. Kiser	2,003	13,040

Frederick A. Board	1,164	12,792

(1)	The value realized was calculated by determining the difference between (i) the fair market value of common stock underlying the options at the date of exercise and (ii) the exercise price of the options.
Equity Compensation Plan Information
          The following table summarizes information concerning our equity compensation plans at December 31, 2006:

			Number of Shares
			Remaining Available
			for Future Issuance
	Number of Shares to		Under Equity
	be Issued upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Shares
	Outstanding Options	Outstanding Options	Reflected in First
Plan Category	and Warrants	and Warrants	Column)
Equity compensation plans approved by shareholders (1)
1996 Long Term Incentive Plan	22,900	$5.25	0
2002 Long Term Incentive Plan	321,192	13.62	22,565
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	344,192	$13.62	22,565

(1)	We have two stock option plans, the 1996 Long Term Incentive Plan and the 2002 Long Term Incentive Plan, both of which were approved by shareholders. We no longer issue any grants or awards under the 1996 Long Term Incentive Plan. The 2002 Long Term Incentive Plan, which replaced the 1996 Long Term Incentive Plan, authorizes the issuance of up to 650,125 shares of common stock. This amount includes any unissued shares under outstanding grants or awards under the 1996 Long Term Incentive Plan (as disclosed in the table), and any shares that had been previously issued under that plan but were forfeited, expired, canceled or settled without the issuance of shares of common stock under that plan.

Pension Benefits
          We have agreed to provide pension benefits, in the form of supplemental retirement benefits, to certain of our named executive officers.
          The following table sets forth information as of December 31, 2006 with respect to the pension plans in which the named executive officers participate:
Pension Benefits

		Number of Years	Present Value of	Payments During the
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)
Donald L. Unger	Supplemental Executive Retirement Plan	3.0	610,730	—

John A. Willingham	none	—	—	—

John K. Stephens	Supplemental Executive Retirement Plan	1.0	313,817	—

James C. Youngblood	Supplemental Executive Retirement Plan	3.0	92,123	—

Meryl G. Kiser	none	—	—	—

Frederick A. Board	Supplemental Executive Retirement Plan	3.0	234,645	—

(1)   As of December 31, 2006, the plan benefits for each of the named executive officers have vested as follows: Mr. Unger, 100%; Mr. Stephens, 97%; Mr. Youngblood, 20%; and Mr. Board, 100%. Mr. Stephens, who is 64, will vest 100% at age 65, and Mr. Youngblood will vest 100% with ten years of service.
(2)   The calculation of present value of accumulated benefit assumes a discount rate of 5.85% for Messrs. Unger, Youngblood and Board and 5.60% for Mr. Stephens. Estimated annual benefits payable under each plan upon retirement at normal retirement age for the named executive officers are as follows: Mr. Unger, $58,826; Mr. Stephens, $68,161; and Mr. Youngblood, 115,758. Mr. Board, who retired in December 2006, currently receives $20,250 in annual benefits under his plan.
Supplemental Discussion of Pension Benefits
          We have entered into supplemental executive retirement plan arrangements with each of Messrs. Unger, Stephens and Youngblood. Each arrangement consists of a deferred compensation plan and split dollar life insurance plan. Benefits are to be paid upon each individual’s retirement on or after he reaches the age of 65.
          We adopted the arrangement for Messrs. Unger and Youngblood, who are employees of Marathon Bank, in 2004. Under this arrangement, the benefit is equal to 25% of the individual employee’s final compensation at time of retirement. Benefits are to be paid in monthly installments commencing at retirement for a period of 180 months. The arrangement provides that, if employment is terminated for reasons other than death, disability or cause prior to the age of 65, the benefit is reduced based upon a vesting schedule. If death occurs prior to termination of service, no retirement benefits are paid but a life insurance benefit of up to three times compensation is paid to the employees’ beneficiary. Benefits are forfeited if he enters into competition with us at any time after termination of employment for any reason or if his employment is terminated for casuse, except if there is a change of control such as the merger. The deferred compensation charged to expense for 2006, based on the present value of the retirement benefits, was $21,653 for Mr. Unger and $51,112 for Mr. Youngblood. The plans are unfunded; however, life insurance has been acquired on the life of employees in amounts sufficient to offset the expense of the obligations.
          We adopted the arrangement for Mr. Stephens, who is an employee of Rockingham Heritage Bank, in 2005. Under this arrangement, the benefit is equal to 25% of the sum of the individual employee’s final base compensation at time of retirement plus the average of bonuses paid during the final five years of service. Benefits are to be paid in annual installments commencing at retirement for a period of 15 years. The arrangement provides that, if employment is terminated for reasons other than death, disability or cause prior to the age of 65, the benefit is reduced based upon a vesting schedule. If death occurs prior to termination of service, only the accrued benefit and a life insurance benefit of $50,000 is paid to the employees’ beneficiary. Benefits are forfeited if he enters into competition with us at any time after termination of employment for any reason or if his employment is terminated for cause, except if there is a change of control such as the merger. The deferred compensation charged to expense for 2006, based on the present value of the retirement benefits, was $181,644 for Mr. Stephens. The plans are unfunded; however, life insurance has been acquired on the life of employees in amounts sufficient to offset the expense of the obligations.
     We had a similar arrangement for Mr. Board prior to his retirement in 2006.
     All benefits under the supplemental executive retirement plan arrangements vest 100% upon a change in control such as the merger.
Payments Upon Termination or Change in Control
     The following table shows potential payments and other benefits to our named executive officers under existing employment agreements, plans or arrangements for various events involving a change of control, including the merger, or termination of employment of each of our named executive officers, assuming a December 31, 2006 termination date.
     Meryl G. Kiser and Frederick A. Board are no longer employees of Premier Community Bankshares and thus not presented in this table.

				Termination	Termination
				for Any	Without
				Reason	Cause or for
	Termination			Other Than	Good
	without			Cause	Reason
	Cause or for			Following a	Following a
	Good			Change in	Change in
Benefit	Reason	Retirement	Death	Control	Control
Donald L. Unger

Employment Agreement (1)	$56,250	—	$18,750	$675,000	—

Stock Options (unvested and accelerated) (2)	—	—	—	—	—

Supplemental Executive Retirement Plan (3)	—	—	—	$56,520	—

John A. Willingham

Management Continuity Agreement (4)	—	—	—	—	$104,200

Stock Options (unvested and accelerated) (5)	$45,360	$45,360	$45,360	$45,360	—

John L. Stephens

Employment Agreement (6)	$225,000	—	—	—	$675,000

Stock Options (unvested and accelerated) (2)	—	—	—	—	—

Supplemental Executive Retirement Plan (3)	—	—	—	$266,288	—

				Termination	Termination
				for Any	Without
				Reason	Cause or for
	Termination			Other Than	Good
	without			Cause	Reason
	Cause or for			Following a	Following a
	Good			Change in	Change in
Benefit	Reason	Retirement	Death	Control	Control
James C. Youngblood

Employment Agreement (7)	$150,000	—	$12,500	$450,000	—

Stock Options (unvested and accelerated) (2)	—	—	—	—	—

Supplemental Executive Retirement Plan (3)	—	—	—	$284,884	—

(1)	Under Mr. Unger’s agreement, termination of his employment by us without “cause” and resignation by him for “good reason” will entitle Mr. Unger to the payment of salary for the remainder of the then current term of the agreement and to the continued benefit to him for the same period of all employee benefit plans and programs or arrangement in which he was entitled to participate prior to his termination. Mr. Unger will not be entitled to any compensation or other benefits under the agreement if his employment is terminated for cause. In the event of his death, we will pay his estate his current compensation for a period of one month from the date of death. If his employment terminates for any reason other than cause following a “change of control” (as defined in the agreement), Mr. Unger will receive the greater of (i) the benefits that he would have received for the termination of his employment by us without cause or resignation by him for good reason and (ii) the product of his annual salary times the multiple of the book value per share of the common stock received by our shareholders in connection with the change of control, up to a maximum multiple of 3.0 (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended).

(2)	All options held by the executive officer have previously vested, and thus the executive officer will not receive any additional value with respect to his options upon a termination of employment.

(3)	The amounts presented show the present value of any additional benefit to the executive officer, in connection with a change in control of us, relative to the present value of accumulated benefits shown in the “Pension Benefits Table” above.

(4)	As disclosed in the narrative below, Mr. Willingham’s management continuity agreement provides that, if his employment terminates without “cause” or for “good reason”, Mr. Willingham is entitled to receive (i) a lump-sum payment of base salary, incentive or bonus compensation, bonus and other benefits and awards earned, but not paid, through the date of termination, (ii) a lump-sum payment of his annual salary in effect at the date of termination and (iii) the continuation of employee welfare benefits for 12 months following the date of termination.

(5)	Mr. Willingham has unvested options totaling 4,000 at December 31, 2006. The exercise price of these options was greater than our closing price at December 31, 2006. As of April 11, 2007, the exercise price of these options was less than our closing price ($32.39), and thus the value of such options would be $11.34 per share, which is calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on that date.

(6)	Under Mr. Stephens’ agreement, termination of his employment by us without “cause” and termination by him for “good reason” will entitle him to the payment of salary for the remainder of the then current term of the agreement and to the continued benefit to him for the same period of all employee benefit plans and programs or arrangement in which he was entitled to participate prior to his termination. In the event of his death, we will pay his estate his current compensation through the end of the month in which his death occurs. If he is terminated without cause or resigns for good reason within one year following a “change of control” (as defined in the agreement), Mr. Stephens will receive the greater of (i) the amount that he would have received under the remaining term of his agreement and (ii) the product of his annual salary times the multiple of the book value per share of the common stock received by our shareholders in connection with the change of control, up to a maximum multiple of 3.0 (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended).

(7)	Under Mr. Youngblood’s agreement, termination of his employment by us without “cause” and termination by him for “good reason” will entitle him to the payment of salary for the longer of one year or the remainder of the then current term of the agreement and to the continued benefit to him for the same period of all employee benefit plans and programs or arrangement in which he was entitled to participate prior to his termination. In the event of his death, we will pay his estate his current compensation for a period of one month from the date of death. If his employment terminates for any reason other than cause following a “change of control” (as defined in the agreement), Mr. Youngblood will receive the greater of (i) the benefits that he would have received for the termination of his employment by us without cause or resignation by him for good reason and (ii) the product of his annual salary times the multiple of the book value per share of the common stock received by our shareholders in connection with the change of control, up to a maximum multiple of 3.0 (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended).
          Additional information on the employment agreements with Messrs. Unger, Stephens and Youngblood is described above.
          On December 19, 2006, we entered into a Management Continuity Agreement, effective as of December 12, 2006 with John A. Willingham. The management continuity agreement for Mr. Willingham provides for his continued employment in the event of a “change in control” (as defined in the agreement, which definition includes the merger) of us. Its term will expire on December 31, 2008, but will automatically renew for a rolling two-year term on December 31, 2007 and each December 31 thereafter unless we provide prior notice of non-renewal in accordance with its provisions.
          In the event of a change in control, we will continue to employ Mr. Willingham until the first anniversary of the date of such change in control. The agreement provides for the payment of an annual base salary and an annual bonus, in amounts at least equal to their amounts prior to the change in control, to Mr. Willingham following the change in control and entitles him to participate in our incentive, savings and retirement plans and welfare benefit plans.
          The agreement also provides for certain benefits and payments to Mr. Willingham in the event of the termination of employment following a change in control. If his employment terminates without “cause” or for “good reason” (as those terms are defined in the agreement), Mr. Willingham is entitled to receive (i) a lump-sum payment of base salary, incentive or bonus compensation, bonus and other benefits and awards earned, but not paid, through the date of termination, (ii) a lump-sum payment of his annual salary in effect at the date of termination and (iii) the continuation of employee welfare benefits for 12 months following the date of termination. Mr. Willingham will not be entitled to any compensation or other benefits under the agreement if, following a change in control, we terminate his employment for cause or he terminates his employment for any reason other than good reason.
          The agreement also contains a restrictive covenant relating to the protection of confidential information.

Certain Relationships and Related Transactions
          Some of our directors and officers and their families are at present, as in the past, customers of one of our banking subsidiaries, and have had and expect to have transactions with one or more of the subsidiary banks in the ordinary course of business. In addition, some of our directors and officers are at present, as in the past, also directors and officers of corporations that are customers of the subsidiary banks and that have had or expect to have transactions with the subsidiary banks in the ordinary course of business. Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.
          As of December 31, 2006, the aggregate amount of loans, direct and indirect, from Marathon Bank and Rockingham Heritage Bank to the directors and executive officers of the Premier Community Bankshares, Marathon Bank and Rockingham Heritage Bank, and entities in which they own significant interest, was $8,334,000. There were no such loans from Premier Bank.
          Walter H. Aikens, one of our directors, is the President of H&W Construction Co., Inc., a construction company that has worked on a number of construction projects for Marathon Bank and Premier Bank, including the remodeling of Marathon Bank’s Sunnyside and Valley Avenue branches, the construction of Premier Bank’s Shepherdstown office and pre-construction site work on a new Marathon Bank branch office to be located in Winchester, Virginia. In 2006, Premier Community Bankshares and its subsidiaries paid $719,000 to H&W Construction Co., Inc. for the work on these projects. The services that H&W Construction Co., Inc. provided were the result of competitive bidding processes or other “arms length” negotiations similar to what may occur between unrelated parties, and the fees that we paid were equal to or less than current market rates. We expect that H&W Construction Co., Inc. will continue to provide services in the future in the same manner.
          Rockingham Heritage Bank has a lease agreement with Village Square Plaza, LLC, of which Wayne B. Ruck, one of our directors, owns 16.7%. The lease relates to Rockingham Heritage Bank’s branch at 54 Franklin Street, Suite 102, Weyers Cave, Virginia. The lease became effective in December 2000 and terminates in December 2026. The rent paid on the lease totaled $36,158 for the year 2006. The terms of the lease is substantially similar to the terms of similar leases that are the result of “arms length” negotiations between unrelated parties, and the leasing rate is comparable to current market rates.
          We have not adopted a formal policy that covers the review and approval of related person transactions by our board of directors. The board, however, does review all such transactions that are proposed to it for approval. During such a review, the board will consider, among other things, the related person’s relationship to us and our subsidiaries, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. The Audit Committee of the board also has the responsibility to review significant conflicts of interest involving directors or executive officers.
          In addition, any extensions of credit to our directors and officers are required to be on substantially the same terms as comparable transactions to non-related parties at the time of the extension of credit, pursuant to Regulation O – Loans to Executive Officers, Directors and Principal Shareholders of Member Banks of the banking regulations applicable to us.

AUDIT INFORMATION
          The following provides information about our independent public accountants and their relationship with us and the Audit Committee.
Independent Public Accountants
          The board of directors, upon recommendation by the Audit Committee, has appointed the firm of Yount, Hyde & Barbour, P.C. as independent public accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2006. Yount, Hyde & Barbour, P.C. audited our financial statements for the year ended December 31, 2006.
          Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the annual meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.
Fees of Independent Public Accountants
Audit Fees
          The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2006 and 2005, and attestation on management’s assertion regarding the adequacy of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2006, and for the review of the financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $159,000 for 2006 and $158,500 for 2005.
Audit-Related Fees
          The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2006 and 2005 were $19,600 and $4,094, respectively. During 2006 and 2005, these services included Information Technology systems audit, Public Funds agreed-upon procedures and other related issues.
Tax Fees
          The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2006 and 2005 were $8,000 and $5,200, respectively. During 2006 and 2005, these services included the preparation of federal and state tax returns.
All Other Fees
          There were no fees billed by Yount, Hyde & Barbour, P.C. for any other services rendered to us for the fiscal years ended December 31, 2006 and 2005.

Pre-Approved Policies and Procedures
          All services not related to the annual audit and quarterly review of our financial statements, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter, which is available on our web page at www.pcbi.com, provides for pre-approval of audit, audit-related and tax services. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
Audit Committee Report
          The Audit Committee is composed of four directors, each of whom is independent within the meaning of the listing standards of the Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the board of directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.
          Management is responsible for:
•	establishing and maintaining our internal control over financial reporting;

•	assessing the effectiveness of our internal control over financial reporting as of the end of each year;

•	the preparation, presentation and integrity of our consolidated financial statements; and

•	complying with laws and regulations and ethical business standards.
          Our independent registered public accounting firm is responsible for:
•	performing an independent audit of our consolidated financial statements and our internal control over financial reporting;

•	expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and

•	expressing an opinion as to management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.
          The Audit Committee is responsible for:
•	the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and

•	monitoring, overseeing and reviewing our accounting and financial reporting processes.

          In this context, the Audit Committee has met and held discussions with management and Yount, Hyde & Barbour, P.C., our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements for the year ended December 31, 2006 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and Yount, Hyde & Barbour, P.C., including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.
          The Audit Committee has discussed with Yount, Hyde & Barbour, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified and supplemented. The Audit Committee has also received the written disclosures and the letter from Yount, Hyde & Barbour, P.C. relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Yount, Hyde & Barbour, P.C. the firm’s independence from us. Moreover, the Audit Committee has considered whether the provision of the audit services described above is compatible with maintaining the independence of the independent auditors.
          In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Yount, Hyde & Barbour, P.C. its opinion as to both the effectiveness of our internal control over financial reporting and management’s assessment thereof.
          Based upon its discussions with management and Yount, Hyde & Barbour, P.C. and its review of the representations of management and the report of Yount, Hyde & Barbour, P.C. to the Audit Committee, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. By recommending to the board of directors that the audited consolidated financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.
Audit Committee
Joseph W. Hollis, Chairman
Mensel D. Dean
Clifton L. Good
Wayne B. Ruck
March 6, 2007

PROPOSAL TWO:
APPROVAL OF THE MERGER
          This summary of the material terms and provisions of the reorganization agreement is qualified in its entirety by reference to such document. The reorganization agreement is attached as Annex A to this proxy statement/prospectus. We incorporate this document into this summary by reference.
Merger
          Subject to satisfaction or waiver of all conditions in the reorganization agreement, Premier Community Bankshares will merge with and into George Mason Bankshares, Inc., a wholly-owned subsidiary of United Bankshares. Upon completion of the merger, Premier Community Bankshares’ corporate existence will terminate and George Mason Bankshares, Inc. will continue as the surviving corporation. In addition, upon completion of the merger, Marathon Bank and Rockingham Heritage Bank will merge into United Bankshares’ Virginia banking subsidiary, United Bank, and PremierBank will merge into United Bankshares’ West Virginia banking subsidiary, United Bank.
          Immediately following the merger, United Bankshares will designate an individual from Premier Community Bankshares to join the board of directors of United Bankshares. In addition, three individuals from Premier Community Bankshares’ board of directors will be appointed to serve on the board of directors of United Bank in Virginia. All of the remaining members of Premier Community Bankshares’ board will serve on a newly created regional advisory board of directors encompassing the Winchester, Harrisonburg and Charlottesville, Virginia market known as the Northern Virginia Market. Mr. Stephens will be appointed as the Chairman of the advisory board of directors of the Northern Virginia Market and Mr. Unger will be appointed as the President of such market.
Merger Consideration
          Each share of Premier Community Bankshares common stock will be converted in the merger into either:
•	$34.00 in cash; or

•	0.93 shares of United Bankshares common stock.
          The amount and nature of the merger consideration was established through arm’s-length negotiations between United Bankshares and Premier Community Bankshares and their respective advisors, and reflects the balancing of a number of countervailing factors. The total amount of the merger consideration reflects a price both parties concluded was appropriate. See “– Background of the Merger; Board Recommendations and Reasons for the Merger” beginning on page 66 and “– United Bankshares Reasons for the Merger” beginning on page 69. The parties have structured the merger, in part, to have the favorable tax attributes of a “reorganization” for federal income tax purposes. See “– Certain Federal Income Tax Consequences of the Merger” beginning on page 88.
          We cannot assure you that the current fair market value of United Bankshares or Premier Community Bankshares common stock will be equivalent to the fair market value of United Bankshares or Premier Community Bankshares common stock on the effective date of the merger.

Cash or Common Stock Election; Surrender of Stock Certificates
          Each person who, on or prior to June ___, 2007, which date we refer to as the election deadline, is a record holder of shares of Premier Community Bankshares common stock will be entitled, with respect to all or any portion of such person’s shares, to make an unconditional election on or prior to the election deadline with respect to the cash or United Bankshares common stock that such holder is to receive for his or her shares of Premier Community Bankshares common stock.
          Each election form will permit holders to make one of the following elections:
•	to elect to receive shares of United Bankshares common stock with respect to all of such holder’s shares of Premier Community Bankshares common stock;

•	to elect to receive cash with respect to all of such holder’s shares of Premier Community Bankshares common stock;

•	to elect to receive shares of Untied Bankshares common stock with respect to some of such holder’s shares of Premier Community Bankshares common stock and cash with respect to the remainder of such holder’s shares; or

•	to indicate that such holder make no election, and thus has no preference, with respect to his or her shares of Premier Community Bankshares common stock.
          Each of the beneficial owners of shares held of record by a bank, trust company, broker, dealer or other recognized nominee record holder will notify its respective nominee record holder of its election through proper instructions and documentation to be provided by the record holder. Nominee record holders who hold shares of Premier Community Bankshares common stock on behalf of multiple beneficial owners will indicate how many of such shares that they hold made each of the four elections.
          All elections must be made on the election form furnished to you in a separate mailing, or on a facsimile of the election form. Elections may be made by holders of Premier Community Bankshares common stock by delivering the election form to the exchange agent, which is Mellon Investor Services LLC. To make an effective election, you must submit a properly completed election form, along with your Premier Community Bankshares stock certificates representing all shares of Premier Community Bankshares common stock covered by the election form (or an appropriate guarantee of delivery) to Mellon Investor Services LLC on or before 5:00 p.m., Eastern Standard Time (EST), on ___, 2007, which date we refer to as the election deadline.
          Mellon Investor Services LLC will act as exchange agent in the merger and in that role will process the exchange of Premier Community Bankshares stock certificates for cash and/or United Bankshares common stock. The exchange agent has the discretion to determine whether any election form has been properly completed, signed and submitted or revoked and to disregard immaterial defects in the election form. The good faith decision of the exchange agent in such matters will be conclusive and binding. Neither United Bankshares nor the exchange agent is under any obligation to notify any person of any defect in an election form submitted to the exchange agent. The exchange agent, or United Bankshares and Premier Community Bankshares if the exchange agent declines to do so, will also be making any computations required by the reorganization agreement, and all such computations will be conclusive and binding on the holders of Premier Community Bankshares common stock in the absence of manifest error. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Premier Community Bankshares stock certificates after the merger is completed. In any event, do not forward your Premier Community Bankshares stock certificates with your proxy cards.
          An election form may be changed if the record holder effectively revokes such holder’s election form in accordance with the procedures described on the election form and a new election form for such holder is received by the exchange agent prior to the election deadline. A holder may also revoke his or her election at any time prior to the election deadline by providing written notice to the exchange agent or by withdrawing the holder’s stock certificates or the guarantee of delivery of such stock certificates prior to the election deadline.
          A shareholder who does not submit an election form to the exchange agent prior to the election deadline, including a holder who submits and then revokes such holder’s election form and does not re-submit an election form that is timely received by the exchange agent, will be deemed to have indicated that such holder makes no election with respect to his or her shares of Premier Community Bankshares common stock.
          If the Merger is not completed within 15 days following the election deadline, any Premier Community Bankshares shareholder who made a timely election may change or revoke his or her election during the period beginning on the 16th day following the election deadline and ending on the third business day prior to the effective time.
          After the completion of the merger, the exchange agent will mail to Premier Community Bankshares shareholders who do not submit election forms, or who have revoked such forms, a letter of transmittal, together with instructions for the exchange of their Premier Community Bankshares common stock certificates for the merger consideration.
          After the effective time of the merger, each certificate formerly representing Premier Community Bankshares common stock, until so surrendered and exchanged, will evidence only the right to receive, pursuant to an election to which such holder is entitled to make, the cash and the number of whole shares of United Bankshares common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of United Bankshares common stock and any dividend or other distribution with respect to United Bankshares common stock with a record date prior to the effective time of the merger. The holder of such unexchanged certificate will not be entitled to receive any dividends or distributions payable by United Bankshares until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of United Bankshares common stock, will be paid without interest.
          After the completion of the merger, there will be no further transfers of Premier Community Bankshares common stock. Premier Community Bankshares stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.
          If your Premier Community Bankshares stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, our exchange agent, Mellon Investor Services LLC, will send you instructions on how to provide evidence of ownership.

Allocation and Proration Procedures
          The reorganization agreement provides that the number of shares of Premier Community Bankshares common stock to be exchanged for shares of United Bankshares common stock cannot be less than 50%, and cannot exceed 65% of the total number of shares of Premier Community Bankshares common stock outstanding prior to the merger. The total number of shares of Premier Community Stock outstanding that are elected to be converted into stock is referred to as the Stock Election Number, and the amount by which the minimum number of shares of Premier Community Bankshares common stock that must be converted into United Bankshares common stock exceeds the Stock Election Number is referred to as the Shortfall Number. If the Stock Election Number is less than 50% of the outstanding shares of Premier Community Bankshares common stock, re-allocations will be made, first to elections that did not specify either cash or stock and then to cash elections, so that no less than 50% of the shares of Premier Community Bankshares common stock are converted into stock. In addition, if the Stock Election Number is more than 65% of the outstanding shares of Premier Community Bankshares common stock prior to the merger are made, re-allocations will be made to stock elections so that no more than 65% of the shares of Premier Community Bankshares common stock are converted into stock.
          The allocations and prorations of the elections that the shareholders of Premier Community Bankshares common stock may make are described in detail in this section, and summarized in the following table. All percentages are based on the number of shares of Premier Community Bankshares common stock outstanding immediately prior to the effective time of the merger.

Percentage of	Effect on Elections for	Effect on Elections for	Effect on
Stock Elections	Cash	Stock	“No Elections”
From 0% to less than 50%	if the Shortfall Number exceeds the number of non-election shares, then pro rata adjustments to each election to adjust the total number of shares converted to stock up to 50%	no adjustment – right to receive stock as elected	if the Shortfall Number is less than or equal to the number of non-election shares, then pro rata adjustments to each election to adjust the total number of shares converted to stock up to 50%

From 50% to 65%	no adjustment – right to receive cash, as elected	no adjustment – right to receive stock, as elected	no adjustment – right to receive cash and/or stock as determined by United Bankshares

From more than 65% to 100%	no adjustment – right to receive cash as elected	pro rata adjustment to each election to adjust the total number of shares converted to stock down to 65%	no adjustment – right to receive cash
          Within three business days after the closing, the exchange agent, as directed by United Bankshares, will effect the allocation among holders of Premier Community Bankshares common stock to receive shares of United Bankshares common stock or cash, in accordance with the election forms, as follows:

•	If Stock is Oversubscribed: If Premier Community Bankshares shareholders elect to receive more United Bankshares common stock than United Bankshares has agreed to issue in the merger (more than 65%), then all Premier Community Bankshares shareholders who have elected to receive cash or who have made no election will receive cash for their Premier Community Bankshares shares and all shareholders who elected to receive United Bankshares common stock will receive a pro rata portion of the available United Bankshares shares plus cash for those shares not converted into United Bankshares common stock.

•	If Stock is Undersubscribed: If Premier Community Bankshares shareholders elect to receive fewer shares of United Bankshares common stock than United Bankshares has agreed to issue in the merger (less than 50%), then all Premier Community Bankshares shareholders who have elected to receive United Bankshares common stock will receive United Bankshares common stock and those shareholders who elected to receive cash or who have made no election will be treated in the following manner:
▪	If the number of shares held by Premier Community Bankshares shareholders who have made no election is sufficient to make up the shortfall in the number of United Bankshares shares that United is required to issue, then all Premier Community Bankshares shareholders who elected to receive cash will receive cash, and those shareholders who made no election will receive both cash and United Bankshares common stock in whatever proportion is necessary to make up the shortfall.

▪	If the number of shares held by Premier Community Bankshares shareholders who have made no election is insufficient to make up the shortfall, then all Premier Community Bankshares shareholders who made no election will receive United Bankshares common stock and those Premier Community Bankshares shareholders who elected to receive cash will receive cash and United Bankshares common stock in whatever proportion is necessary to make up the shortfall.
No Fractional Shares
          Each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of United Bankshares common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of United Bankshares common stock multiplied by (ii) the closing price for a share of United Bankshares common stock on the Nasdaq Global Select Market on the effective date of the merger.
Treatment of Premier Stock Options
          At the effective time, each outstanding and unexercised option granted by Premier Community Bankshares to purchase shares of Premier Community Bankshares common stock will be converted automatically into an option to purchase United Bankshares common stock equal to the number of shares of Premier Community Bankshares common stock subject to the option multiplied by 0.93. The replacement option exercise price shall equal the exercise price per share of the Premier Community Bankshares stock option divided by 0.93. As a result, the aggregate exercise price of each option will remain the same.
          In addition, the terms of certain options to acquire Premier Community Bankshares common stock specify a limited time period, such as the 90-day period following the triggering event, during which its holder must exercise the option after the holder’s termination of employment with Premier

Community Bankshares or cessation of service as a non-employee director. The reorganization agreement, however, provides that the terms of each such option will be amended so that the requirement that an option be exercised within a specified time period following such as event is waived or deleted. As a result, the holder of each option of Premier Community Bankshares will be able to exercise his or her converted option during the full term of his or her option.
Dissenters’ or Appraisal Rights
          Shareholders will not have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this proxy statement/prospectus.
Background of the Merger; Board Recommendations and Reasons for the Merger
          The board of directors and management of Premier Community Bankshares have periodically explored and discussed strategic options potentially available to it in an effort to enhance shareholder value. These discussions included the possibility of business combinations involving Premier Community Bankshares and other financial institutions. From time to time over the past several years, representatives of Premier Community Bankshares have had preliminary discussions with representatives of other financial institutions concerning the possibility of such a business combination. With the exception of the acquisition of Albemarle First Bank in 2006, none of those discussions resulted in a transaction. In addition, the board of directors has met periodically with investment bankers and other consultants to analyze and estimate the value of Premier Community Bankshares under various scenarios.
          In November 2006, the board of directors met with representatives of Hovde Financial to review an analysis of Premier Community Bankshares, potential growth options, the possible benefits of acquiring smaller banking organizations and the possible benefits of merging with banking organizations of similar size. The analysis also reviewed the possible value of Premier Community Bankshares if it were to be acquired by a larger banking organization.
          Because the analysis indicated that shareholder value might be maximized by selling to a larger organization, the board of directors authorized management to work with an investment banker to better determine the value of Premier Community Bankshares to potential acquirers. At that time, Premier Community Bankshares had not decided to seek an acquirer, but rather was interested primarily in determining whether or not the value estimates in the Hovde Financial report were realistic.
          The management of Premier Community Bankshares, with the help of an investment banker on an unretained basis, initially identified 11 banking organizations that might have an interest in Premier Community Bankshares. Of this initial list, six companies were not seriously considered because their smaller size likely would not have allowed them to value Premier Community Bankshares at the highest level. The remaining five companies were thought to have a strategic interest in Premier Community Bankshares and were likely to place the highest value on it.
          One of these five companies, an out-of-state banking company, was not contacted after it publicly announced that it had no current interest in buying banks in Virginia. The remaining four companies were contacted, two of which did not express any significant interest and two of which agreed to place a value on Premier Community Bankshares. In late December 2006, United Bankshares valued the Company at $33.00 per share and the second party indicated a value of $32.00 to $34.00 per share.
          As these values were higher than those that Hovde had estimated, a special meeting of the board of directors was held on December 28, 2006 to discuss the letters received from United Bankshares and the second party. The investment banker, by telephone, reviewed what process might follow if the board decided to pursue either of the two indications of interest. No action was taken at the December 28, 2006 meeting, other than to move up the date of the next board meeting to January 8, 2007.
          On January 8, 2007, a representative of Davenport & Company LLC, the same individual who had contacted various banking organizations at Premier Community Bankshares’ request, presented to the board of directors of Premier Community Bankshares an overview and valuation analysis of the company by his firm and discussed the valuation levels that each of the two companies had placed on Premier Community Bankshares. Because the valuation levels that both United Bankshares and the second party placed on Premier Community Bankshares exceeded the stand-alone value that could reasonably be achieved under management’s estimates of future earnings growth, the board agreed to formalize the process for a business combination and authorized management to move forward with formal discussions with both United Bankshares and the other company that could possibly lead to the sale of Premier Community Bankshares.
          As part of the formal process, both United Bankshares and the other company signed confidentiality agreements and were given the opportunity to conduct due diligence during the week of January 9, 2007. On January 17, after its due diligence review, United Bankshares presented an offer in the amount of $33.25 per share. The other party submitted an offer of $33.00 per share following its due diligence review.
          On January 19, 2007, the board of directors of Premier Community Bankshares reviewed the offers that had been presented to it. The board of directors voted to select the United Bankshares offer and authorized management to perform due diligence on United Bankshares and start working toward a definitive merger agreement.
          The other company then, unexpectedly, submitted a new offer of $35.00 per share, of which 75% would be payable in stock and 25% would be payable in cash. Davenport informed United Bankshares that a higher bid had been received from the other company. United Bankshares’ then increased its offer to $34.00 per share, with up to 50% of the consideration in cash. At a meeting on January 23, 2007, the board of directors reviewed each of the offers and approved accepting United Bankshares updated offer of $34.00 per share, even though, on the surface, it appeared to be the lower of the two offers. In determining that United Bankshares’ offer was superior, the board of directors considered the following factors:
•	the offer from United Bankshares included cash consideration of up to 50% of the total consideration, as compared to 25% from the other company;

•	United Bankshares common stock had a lower, and thus more favorable, forward price-to-earnings ratio;

•	United Bankshares had better research analyst guidance;

•	United Bankshares had historically delivered higher long-term returns to shareholders;

•	United Bankshares, as a result of the transaction, would experience less dilution to earnings per share at the same cost savings level;

•	the asset quality at United Bankshares had been historically stronger;

•	United Bankshares has a strong presence in the Washington, D.C. suburbs of northern Virginia, where banks recently have sold for very high prices;

•	United Bankshares is one of the few remaining large independent banks serving the Washington, D.C. suburbs of northern Virginia and, accordingly, has “scarcity value”, which should limit the downside risk to its value; and

•	United Bankshares’ management and insiders are aligned with shareholders’ interests owning approximately 20% of United Bankshares’ common stock.
          On January 26, 2007, the board of directors of Premier Community Bankshares met to review the proposed transaction and the proposed merger agreement with United Bankshares. At this meeting, the board, representatives of Davenport and outside legal counsel reviewed the proposed merger agreement and discussed in detail the mechanics of the agreement and the underlying transactions. Davenport rendered to the board of directors its written opinion that, as of the date of its opinion and based upon and subject to the considerations described in its opinion and other matters as Davenport considered relevant, the proposed merger consideration was fair, from a financial point of view, to holders of Premier Community Bankshares common stock. After deliberating, the board of directors approved the merger and authorized management to execute the appropriate documents. The merger agreement was signed on January 26, 2007 and announced to the public the morning of January 29, 2007.
          In determining to approve the merger agreement and the transactions contemplated thereby, and to recommend their approval to shareholders, the Premier Community Bankshares board of directors reviewed and considered a number of factors, including, without limitation, the following:
•	the value to be received by the shareholders under the merger agreement relative to the historical trading price of Premier Community Bankshares common stock represented a premium of approximately 70% over the closing price of Premier Community Bankshares common stock on January 25, 2007, the last trading day before the merger agreement was signed;

•	the per share value of the consideration to Premier Community Bankshares shareholders and the fact that at least 35% and up to 50% of the consideration will be in the form of cash;

•	the anticipated tax-free exchange of Premier Community Bankshares common stock for United Bankshares common stock for that portion of consideration;

•	the ability of Premier Community Bankshares shareholders, through the United Bankshares common stock component of the merger consideration, to participate in the potential growth of the combined institutions following consummation of the transaction;

•	the competitive environment facing community banks like Premier Community Bankshares, and management’s belief that its customers and employees would benefit from a combination with United Bankshares due to the combined company’s enhanced ability to serve its customers more broadly and effectively because of the combined company’s greater scale, broader product mix, stronger platform and robust systems;

•	the fact that Premier Community Bankshares has minimal overlap with United Bankshares, and the resulting opportunity for United Bankshares to fill in its franchise between northern Virginia and the eastern panhandle of West Virginia and the benefits that this will afford customers and employees of Premier Community Bankshares;

•	the result of the due diligence investigation of United Bankshares conducted by Premier Community Bankshares and its advisors;

•	the board’s familiarity with and review of the business, financial condition, results of operations, and prospects of United Bankshares, including among others, its growth and profitability potential;

•	management’s belief that the merger would likely be approved by the appropriate regulatory authorities without undue conditions of delay and in accordance with the terms proposed;

•	the potential alternatives available to Premier Community Bankshares, including other potential merger transactions and the alternative of remaining independent, and the risks and challenges inherent in successfully implementing its business plan; and

•	the opinion of Davenport rendered to the Premier Community Bankshares board as to the fairness, from a financial point of view, of the merger consideration offered to holders of Premier Community Bankshares common stock.
          In reaching its determination to approve and recommend the merger, the Premier Community Bankshares board of directors did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors. The foregoing discussion of the information and factors considered by the Premier Community Bankshares board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Premier Community Bankshares board of directors.
          Based on the foregoing, the Premier Community Bankshares board of directors believes that the merger is in the best interests of Premier Community Bankshares and its shareholders and recommends that shareholders vote “FOR” approval of the merger agreement.
United Bankshares’ Reasons for the Merger
          The merger is consistent with United Bankshares’ plan to have operations, offices and distinct capabilities in every market of its choice within its region. The merger will afford United Bankshares the opportunity to further expand market share in the Metro DC area and enter new Virginia markets in the Winchester, Harrisonburg and Charlottesville areas. United Bankshares believes that, in addition to expanding United Bankshares’ presence in very attractive markets, the merger provides an opportunity to enhance United Bankshares’ stockholder value with the prospects of positive long-term performance of United Bankshares’ common stock. United Bankshares believes that the merger is a strategic fit between United Bankshares and Premier Community Bankshares given the compatibility of the management and business philosophy of each company. Enhanced opportunities should result from the merger by eliminating redundant or unnecessary costs and enhancing revenue growth prospects.

Opinion of Premier’s Financial Advisor
          Premier Community Bankshares engaged Davenport & Company LLC to act as its financial advisor in connection with Premier Community Bankshares’ board of directors’ evaluation of potential merger partners. Davenport agreed to assist Premier Community Bankshares in analyzing, structuring, negotiating and closing a potential merger. Davenport was also engaged to render a written opinion to Premier Community Bankshares’ board as to the fairness, from a financial point of view, of the consideration to be paid to Premier Community Bankshares’ shareholders in accordance with a potential merger. In requesting Davenport’s advice and opinion, no restrictions or limitations were imposed by Premier Community Bankshares upon Davenport with respect to the investigations made or the procedures followed by Davenport in rendering its opinion.
          On January 26, 2007, Davenport reviewed the financial aspects of the proposed merger and delivered its opinion to Premier Community Bankshares’ board of directors to the effect that, as of that date, and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be paid to Premier Community Bankshares’ shareholders pursuant to the merger agreement was fair to Premier Community Bankshares’ shareholders from a financial point of view.
          The full text of the Davenport opinion, which describes, among other things, the assumptions made, matters considered, and the limitations on the review undertaken, is attached to this document as Annex B and is incorporated in this document by reference. The description of the Davenport opinion set forth below is qualified in its entirety by reference to the full text of the Davenport opinion in Annex B. Premier Community Bankshares’ shareholders are urged to read the Davenport opinion carefully and in its entirety.
          The Davenport opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by Premier Community Bankshares’ shareholders in the merger, and it is not a recommendation on the amount of consideration being paid by United Bankshares. Further, the Davenport opinion is not a recommendation to any Premier Community Bankshares shareholder as to how he or she should vote at the annual meeting. Davenport was not retained as an advisor or agent to Premier Community Bankshares’ shareholders or any other person, and it is acting only as an advisor to Premier Community Bankshares’ board.
          Davenport is a regional investment banking firm. As part of its investment banking business, Davenport is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport was selected by Premier Community Bankshares to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with Premier Community Bankshares and its business, having previously provided financial advisory services to Premier Community Bankshares.
          In arriving at its opinion, Davenport, among other things:
•	reviewed the most recent draft of the merger agreement as of January 26, 2007;

•	reviewed certain publicly available financial statements and other information of Premier Community Bankshares and United Bankshares;

•	reviewed certain non-public financial information and operating data of Premier Community Bankshares and United Bankshares provided by their respective managements;

•	reviewed the reported prices and trading activity for Premier Community Bankshares common stock and United Bankshares common stock;

•	held discussions with members of Premier Community Bankshares’ and United Bankshares’ management regarding past and current business operations, financial condition, results of regulatory examinations, the merger and the business and future prospects of Premier Community Bankshares and United Bankshares, respectively;

•	compared the results of operations and market value of Premier Community Bankshares and United Bankshares with similar information for selected publicly traded companies which it deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of various other mergers and acquisitions of financial institutions in recent years;

•	took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally; and

•	conducted other studies, analyses and investigations, and considered other information, that it deemed appropriate.
          In rendering its opinion, Davenport assumed and relied upon the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by Premier Community Bankshares and United Bankshares or their representatives, or that was otherwise reviewed by it. Davenport did not attempt or assume any responsibility to independently verify any of the information reviewed by it. Davenport is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of allowances for losses, and it assumed that Premier Community Bankshares’ and United Bankshares’ respective allowances are, in the aggregate, adequate. Davenport did not review any individual credit files or make any independent evaluation, appraisal or physical inspection of the assets, liabilities or individual properties of Premier Community Bankshares or United Bankshares, nor was Davenport furnished with any evaluation or appraisal of their assets, liabilities or properties.
          With respect to the financial forecast information furnished to or discussed with Davenport by Premier Community Bankshares or United Bankshares, Davenport assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of Premier Community Bankshares’ or United Bankshares’ management as to the expected future financial performance of Premier Community Bankshares or United Bankshares. Davenport assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. Davenport assumed that the merger will be completed substantially in accordance with the terms set forth in the merger agreement and that the merger will be accounted for as a purchase under generally accepted accounting principles. The Davenport opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Davenport as of, the date of the Davenport opinion. Davenport does not have any obligation to update, revise or reaffirm this opinion or otherwise comment on any events occurring after January 26, 2007.
          The Davenport opinion was just one of the many factors taken into consideration by Premier Community Bankshares’ board of directors in determining to approve the merger agreement. (See “—Background of the Merger; Board Recommendations and Reasons for the Merger” on page 66.) The Davenport opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for Premier Community Bankshares, nor does it address the effect of any other business combination in which Premier Community Bankshares might engage. The Davenport opinion was not an expression of an opinion as to the prices at which shares of United common stock or Premier Community Bankshares common stock would trade following the announcement of the merger or the actual value of the United Bankshares common stock when issued pursuant to the merger, or the prices at which the United Bankshares common stock will trade following the completion of the merger.
          In connection with rendering its opinion, Davenport performed a variety of financial analyses. The following is a summary of the material analyses presented to Premier Community Bankshares’ board of directors at its January 26, 2007 meeting. The financial analyses summarized below include information presented in tabular format. The summary set forth below does not purport to be a complete description of the analyses performed by Davenport, but describes, in summary form, the principal elements of the presentation made by Davenport to Premier Community Bankshares’ board of directors on January 26, 2007. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Davenport was carried out in order to provide a different perspective on the transaction and add to the total mix of information available.
          Davenport did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Davenport considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Davenport did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized below, Davenport believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.
          In performing its analyses, Davenport made numerous assumptions with respect to industry performance, general business, economic and market conditions and other matters, many of which are beyond the control of Premier Community Bankshares and United Bankshares. The projections and other information used in the analyses performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.
          Transaction Summary. Davenport reviewed the terms of the proposed merger including the aggregate transaction value. As is more specifically set forth in the merger agreement, upon consummation of the merger, each holder of Premier Community Bankshares common stock will be entitled to receive consideration of either $34.00 in cash or 0.93 shares of United Bankshares common stock per share of Premier Community Bankshares common stock, or a combination of cash and stock, at such shareholder’s election. Davenport further understands that these shareholder elections are subject to certain allocation procedures intended to ensure that at least 50% and no more than 65% of the merger consideration for the Premier Community Bankshares common shares outstanding consist of shares of

United Bankshares common stock. (See “— Merger Consideration” and “—Allocation and Proration Procedures” on pages 61 and 64.)
          Transaction multiples from the merger were based on a $34.00 per share deal price and financial data as of and for the last twelve months (“LTM”) ended December 31, 2006 for Premier Community Bankshares. This per share value resulted in an implied total transaction value of approximately $200.7 million. Based on the per share deal price of $34.00, Davenport calculated the premium over Premier Community Bankshares’ closing price of $19.91 as of January 25, 2007 to be 70.8%, the price to LTM earnings per share to be 23.6x, the price to book value to be 2.70x, the price to tangible book value to be 3.65x and the tangible book premium to core deposits to be 24.8%.
          Bank Acquisition Analysis. Davenport analyzed the transaction details of selected acquisition transactions in the banking industry, which were divided into two groups: (i) a group of 12 merger transactions announced since January 1, 2002 involving commercial banks acquired in Virginia; and (ii) a group of 44 bank merger transactions announced since January 1, 2005 involving commercial banks headquartered in the United States, where the target had total assets between $500 million and $2 billion and a return on average assets greater than or equal to 0.75% for the twelve months prior to the transaction.
          Davenport reviewed the following median transaction value multiples for each of the peer groups listed above: price to the LTM earnings per share; price to book value; price to tangible book value; and tangible book premium to core deposits. Davenport also compared the implied price per common share to the closing market price of the acquired company one day prior to the announcement of the transaction. The median multiples for each of the group of Virginia transactions and nationwide transactions and the implied multiples for Premier Community Bankshares based on the proposed merger are summarized in the table below.

	Median Transaction Multiples
			Virginia		Nationwide
	Premier		Transactions		Transactions
Price to LTM EPS	23.6	x	25.6	x	20.9	x
Price to Book Value	2.70	x	2.70	x	2.65	x
Price to Tangible Book Value	3.65	x	2.97	x	3.41	x
Tangible Book Premium to Core Deposits	24.8%		18.3%		25.3%
Premium to Market Price (One Day)	70.8%		31.7%		17.2%
          Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, Davenport compared selected financial information for Premier Community Bankshares and United Bankshares to the corresponding publicly available information of certain other peer group companies whose securities are publicly traded. The peer group companies were chosen because they possess general business, operating and financial characteristics representative of companies in the region and the industry in which Premier Community Bankshares and United Bankshares operate. The Premier Community Bankshares peer group companies were comprised of Virginia banks with total assets between $500 million and $1.5 billion and with a LTM core return on average assets greater than or equal to 0.75%. Premier Community Bankshares’ peer group companies were: Access National Corporation, Alliance Bankshares Corporation, American National Bankshares Inc., Burke & Herbert Bank & Trust Company, C&F Financial Corporation, Commonwealth Bankshares, Inc., Eastern Virginia Bankshares, Inc., First National Corporation, FNB Corporation, Highlands Bankshares, Inc., Middleburg Financial Corporation, National Bankshares, Inc., Old Point Financial Corporation, Valley Financial Corporation and Virginia Commerce Bancorp, Inc.

          The United Bankshares peer group companies were comprised of banks located in the Southeast, Mid-Atlantic or New England with total assets between $5 billion and $10 billion and a LTM core return on average assets greater than or equal to 0.75%. United Bankshares’ peer group companies were: Alabama National BanCorporation, Boston Private Financial Holdings, Inc., Chittenden Corporation, F.N.B. Corporation, First Citizens Bancorporation, Inc., First Commonwealth Financial Corporation, Hancock Holding Company, National Penn Bancshares, Inc., NBT Bancorp Inc., Provident Bankshares Corporation, Susquehanna Bancshares, Inc., Trustmark Corporation, United Community Banks, Inc. and Santander BanCorp.
          To perform this analysis, Davenport used the most recent financial information available as of January 25, 2007 for each of the peer group companies. Market price information was as of January 25, 2007 and earnings estimates were taken from First Call, a nationally recognized earnings estimate consolidator for peer institutions. The following table summarizes the relevant data items for Premier Community Bankshares and its peer group.

			Peer
	Premier		Median
Capitalization (MRQ)
Total Assets ($000)	900,711		772,553
Total Deposits ($000)	728,274		559,989
Total Equity ($000)	71,713		74,665
Total Equity/ Total Assets (%)	8.0		9.7
Tangible Equity/ Tangible Assets (%)	6.0		8.8
Total Capital Ratio (%)	12.9		13.4

Asset Quality (MRQ)
NPLs/ Loans (%)	0.25		0.05
Reserves/ NPLs (%)	366.0		229.3
Reserves/ Loans (%)	0.92		1.09
NPAs/ Assets (%)	0.21		0.05
NCOs/ Avg. Loans (%)	0.03		0.05

Performance (LTM)
ROAA (%)	0.96		1.23
ROAE (%)	11.9		13.6
Return on Avg. Tangible Equity (%)	13.6		15.5
Net Interest Margin (%)	4.19		3.99
Noninterest Income/ Avg. Assets (%)	0.64		1.02
Efficiency Ratio (%)	65.8		62.4

Market Statistics
Closing Price (1/25/07)	$19.91
Price/ LTM Earnings	13.8	x	15.4	x
Price/ 2007 Earnings	12.4	x	14.3	x
Price/ Tangible Book (%)	213.9		202.0
Price/ Book (%)	158.3		180.3
Current Dividend Yield (%)	1.31		2.12

          The following table summarizes the relevant data items for United Bankshares and the United Bankshares peer group.

			Peer
	United		Median
Capitalization (MRQ)
Total Assets ($000)	6,717,598		6,209,080
Total Deposits ($000)	4,828,192		4,818,871
Total Equity ($000)	634,092		596,392
Total Equity/ Total Assets (%)	9.4		9.7
Tangible Equity/ Tangible Assets (%)	7.1		6.3
Total Capital Ratio (%)	11.4		11.8

Asset Quality (MRQ)
NPLs/ Loans (%)	0.15		0.38
Reserves/ NPLs (%)	436.9		309.7
Reserves/ Loans (%)	0.91		1.25
NPAs/ Assets (%)	0.15		0.27
NCOs/ Avg. Loans (%)	0.04		0.13

Performance (LTM)
ROAA (%)	1.34		1.12
ROAE (%)	13.9		12.7
Return on Avg. Tangible Equity (%)	19.2		20.2
Net Interest Margin (%)	3.83		3.81
Noninterest Income/ Avg. Assets (%)	0.78		1.25
Efficiency Ratio (%)	46.9		58.7

Market Statistics
Closing Price (1/25/07)	$36.35
Price/ LTM Earnings	17.1	x	16.4	x
Price/ 2007 Earnings	14.5	x	15.3	x
Price/ Tangible Book (%)	321.7		307.9
Price/ Book (%)	235.4		177.8
Current Dividend Yield (%)	3.00		3.03
Market Value ($ in millions)	1,492.5		1,109.5
Ave. Daily Volume (1-year)	107,795		118,007
          Discounted Dividend Analysis. Using a discounted dividend analysis, Davenport estimated the present value of the future stream of earnings Premier Community Bankshares could produce through December 31, 2011, assuming the company performed in accordance with the earnings forecasts of management. Davenport then estimated the terminal values for Premier Community Bankshares common stock at the end of the period by applying multiples ranging from 13.0x to 15.0x projected earnings in 2011. The earnings streams and terminal values were then discounted to present values using various discount rates (ranging from 12.0% to 14.0%) chosen to reflect different assumptions regarding the required rates of return to holders of prospective buyers of Premier Community Bankshares common stock. This discounted dividend analysis provided a range of present values from $17.02 to $21.21 per share of Premier Community Bankshares common stock.
          Davenport also performed a discounted dividend analysis on the per share stock price of Premier Community Bankshares using the same assumptions as detailed above and also assuming that Premier Community Bankshares was able to achieve pre-tax cost savings equal to $6.1 million, or approximately

25% of its estimated 2007 noninterest expenses. Davenport assumed these cost savings would increase 10.0% a year. This discounted dividend analysis provided a range of present values from $24.34 to $30.33 per share.
          Davenport noted that it included a discounted dividend analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the assumptions that must be made. The projections and other information used in the discounted dividend analysis performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.
          Relative Contribution Analysis. Davenport analyzed the relative contributions to be made by Premier Community Bankshares and United Bankshares to the combined institution based on balance sheet data as of December 31, 2006, net income data for the year ended December 31, 2006 and projected net income for the year ending December 31, 2007. The market capitalization data is as of January 25, 2007. Davenport compared such contributions to the ownership stake that Premier Community Bankshares shareholders would have in the combined institution, based on the exchange ratio of 0.93 shares of United Bankshares common stock for each share of Premier Community Bankshares common stock, assuming (i) the consideration to be received by Premier Community Bankshares shareholders was all stock and (ii) the consideration to be received by Premier Community Bankshares shareholders was 50% stock and 50% cash. This information is presented in the following table.

	Premier	United
Total Assets	12%	88%
Net Loans	14%	86%
Deposits	13%	87%
Tangible common equity	10%	90%
Net income – 2007E	8%	92%
Net income – 2006	8%	92%
Market Capitalization	7%	93%
Proposed ownership – all stock	11%	89%
Proposed ownership – 50% stock / 50% cash	6%	94%
          Accretion/Dilution Analyses. Davenport analyzed the estimated pro-forma accretion/dilution impact of the merger to Premier Community Bankshares shareholders on a per share basis based on the estimated pro-forma combined 2007 GAAP and cash earnings per share using Premier Community Bankshares’ and United Bankshares’ estimated 2007 net income and assuming pre-tax cost savings equal to $6.1 million. Davenport also analyzed the estimated pro-forma accretion/dilution impact of the merger to Premier Community Bankshares shareholders on a per share basis based on the December 31, 2006 book value per share and tangible book value per share, as well as the pro-forma dividend per share based on estimates provided by United Bankshares’ management. Davenport performed this analysis, assuming (i) the consideration to be received by Premier Community Bankshares shareholders was 50% stock and 50% cash and (ii) the consideration to be received by Premier Community Bankshares shareholders was 65% stock and 35% cash. This information is presented in the following tables.

	Per Premier Share – 50% Stock / 50% Cash
	Contribute	Receive	Accretion / (Dilution)
			($)	(%)
2007 EPS	$1.60	$2.32	$0.72	45.0%
2007 Cash EPS	$1.65	$2.39	$0.74	45.0%

	Per Premier Share – 50% Stock / 50% Cash
	Contribute	Receive	Accretion / (Dilution)
Book Value per Share	$12.58	$15.72	$3.14	24.9%
Tangible Book Value per Share	$9.31	$8.84	-$0.47	-5.1%
Dividend per Share	$0.26	$1.04	$0.78	300.6%

	Per Premier Share – 65% Stock / 35% Cash
	Contribute	Receive	Accretion / (Dilution)
			($)	(%)
2007 EPS	$1.60	$2.30	$0.70	44.1%
2007 Cash EPS	$1.65	$2.37	$0.72	44.1%
Book Value per Share	$12.58	$16.05	$3.47	27.5%
Tangible Book Value per Share	$9.31	$9.29	-$0.02	-0.3%
Dividend per Share	$0.26	$1.04	$0.78	300.6%
          Other Analyses. Davenport reviewed the financial and market performance of Premier Community Bankshares and United Bankshares individually and relative to relevant industry peer groups. Davenport also reviewed earnings estimates, balance sheet composition, historical stock performance, stock liquidity and research coverage for United Bankshares.
          Other. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, Premier Community Bankshares and United Bankshares. As a market maker in securities, Davenport may from time to time have a long or short position in, and buy or sell, equity securities of Premier Community Bankshares and United Bankshares for Davenport’s own account or for the accounts of its customers.
          Fees. Premier Community Bankshares and Davenport have entered into an agreement relating to the services provided by Davenport in connection with the transaction. Premier Community Bankshares has agreed to pay Davenport a transaction fee in connection with the merger of approximately $2.0 million, of which, $125,000 has been paid, with the remaining fee contingent upon and payable at closing. The actual transaction fee will be 1.00% of a defined transaction value determined closer to the closing of the merger. Davenport has received a fee of $125,000 for services provided to date, which fee will be credited against the portion of the transaction fee payable upon closing of the merger. Premier Community Bankshares has also agreed to reimburse Davenport for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Davenport and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Davenport, which Davenport and Premier Community Bankshares believe are customary in transactions of this nature, were negotiated at arm’s length between Premier Community Bankshares and Davenport, and Premier Community Bankshares’ board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Davenport is contingent upon consummation of the merger. In the past, Davenport has provided investment banking services to Premier Community Bankshares for which services Davenport received customary fees.
Interests of Certain Persons in the Merger
          Certain members of Premier Community Bankshares’ management have interests in the merger in addition to their interests as shareholders of Premier Community Bankshares. These interests are described below. In each case, the Premier Community Bankshares board of directors was aware of these potential interests, and considered them, among other matters in approving the reorganization agreement and the transactions contemplated thereby.
          Employment and Severance Agreements. Premier Community Bankshares has entered into employment agreements with Donald L. Unger, John C. Stephens and James C. Youngblood. It has entered into a management continuity agreement with Mr. Willingham. Each of these agreements provides the executive officer with severance benefits if his employment is terminated following the merger. Additional information with respect to the amounts and other benefits to be payable to each individual is disclosed in “Executive Compensation and Related Transactions – Payments upon Termination or Change in Control” on page 54 above.
          Management Following the Merger. The reorganization agreement provides the following with respect to the management of United Bankshares at the time of the merger:
•	one person from Premier Community Bankshares, chosen by United Bankshares, will be appointed to the board of directors of United Bankshares following the merger;

•	three individuals from Premier Community Bankshares, chosen by Premier Community Bankshares and subject to the approval of United Bankshares, will be appointed to the board of directors of United Bank; and

•	any directors of Premier Community Bankshares who are not chosen to serve on the board of directors of United Bank will serve on a newly-created regional advisory board for the area encompassing the Winchester, Harrisonburg and Charlottesville, Virginia market known as the Northern Virginia Market.
          Also following the merger, Mr. Stephens will be appointed at the Chairman of the advisory board of directors of the Northern Virginia Market and Mr. Unger will be appointed the President of such market.
          Conversion of Stock Options. The reorganization agreement provides that each stock option granted to officers, employees and directors of Premier Community Bankshares under Premier Community Bankshares’ stock option plan and outstanding prior to the Effective Date will be converted into an option to purchase the number of shares of United Bankshares common stock equal to the product of the number of shares of Premier Community Bankshares common stock subject to such stock option multiplied by the exchange ratio. The terms and conditions of the converted option will otherwise remain the same as the terms and conditions applicable to the stock options granted by Premier Community Bankshares, with two exceptions. First, the exercise price per share of each converted option will be equal to the exercise price of the stock options granted by Premier Community Bankshares divided by the exchange ratio. Second, the terms of certain options to acquire Premier Community Bankshares common stock specify a limited time period, such as the 90-day period following the triggering event, during which its holder must exercise the option after the holder’s termination of employment with Premier Community Bankshares or cessation of service as a non-employee director. The reorganization agreement, however, provides that the terms of each such option will be amended so that the requirement that an option be exercised within a specified time period following such as event is waived or deleted. As a result, the holder of each option of Premier Community Bankshares will be able to exercise his or her converted option during the full term of his or her option.

          Employee Benefit Plans. United Bankshares intends to provide the employees of Premier Community Bankshares with employee benefit plans substantially similar to those provided to the employees of United Bankshares. Employees of Premier Community Bankshares will receive credit for their service to Premier Community Bankshares in determining their eligibility and vesting in the benefit plans provided by United Bankshares. The agreement also provides that United Bankshares will pay to any Premier Community Bankshares employee who is involuntary terminated other than for cause within six months of the merger an amount equal to two weeks of such employee’s base salary for each year of service to Premier Community Bankshares, up to 26 weeks of base pay.
Conditions of the Merger
          The respective obligations of United Bankshares and Premier Community Bankshares to consummate the merger are subject to the satisfaction of certain mutual conditions, including the following:
•	The shareholders of Premier Community Bankshares approve the reorganization agreement and the transactions contemplated thereby, described in the proxy statement/prospectus at the meeting of shareholders for Premier Community Bankshares;

•	All regulatory approvals required by law to consummate the transactions contemplated by the reorganization agreement are obtained from the Federal Reserve Board, the Virginia State Corporation Commission, the West Virginia Board of Banking and Financial Institutions and the other appropriate federal and/or state regulatory agencies without unreasonable conditions, and all waiting periods after such approvals required by law or regulation expire;

•	The registration statement (of which this proxy statement/prospectus is a part) registering shares of United Bankshares common stock to be issued in the merger is declared effective and not subject to a stop order or any threatened stop order;

•	There shall be no actual or threatened litigation, investigations or proceedings challenging the validity of, or damages in connection with, the merger that would have a material adverse effect with respect to the interests of United Bankshares or Premier Community Bankshares or impose a term or condition that shall be deemed to materially adversely impact the economic or business benefits of the merger;

•	The absence of any statute, rule, regulation, judgment, decree, injunction or other order being enacted, issued, promulgated, enforced or entered by a governmental authority effectively prohibiting consummation of the merger;

•	All permits or other authorizations under state securities laws necessary to consummate the merger and to issue the shares of United Bankshares common stock to be issued in the merger being obtained and remaining in full force and effect; and

•	Authorization for the listing on The NASDAQ Stock Market, Inc.’s Global Select Market of the shares of United Bankshares common stock to be issued in the merger.
          In addition to the mutual covenants described above, the obligation of United Bankshares to consummate the merger is subject to the satisfaction, unless waived, of the following other conditions:

•	The representations and warranties of Premier Community Bankshares made in the reorganization agreement are true and correct as of the date of the reorganization agreement and as of the effective time of the merger and United Bankshares receives a certificate of the chief executive officer and the chief financial officer of Premier Community Bankshares to that effect;

•	Premier Community Bankshares performs in all material respects all obligations required to be performed under the reorganization agreement prior to the effective time of the merger and delivers to United Bankshares a certificate of its chief executive officer and chief financial to that effect; and

•	United Bankshares shall have received an opinion of Bowles Rice McDavid Graff & Love LLP, special counsel to United Bankshares, dated as of the effective time of the merger, that the merger constitutes a “reorganization” under Section 368 of the Internal Revenue Code.
          In addition to the mutual covenants described above, Premier Community Bankshares’ obligation to complete the merger is subject to the satisfaction, unless waived, of the following other conditions:
•	The representations and warranties of United Bankshares made in the reorganization agreement are true and correct as of the date of the reorganization agreement and as of the effective time of the merger and Premier Community Bankshares receives a certificate of the chief executive officer and chief financial officer of United Bankshares to that effect;

•	United Bankshares performs in all material respects all obligations required to be performed under the reorganization agreement prior to the effective time of the merger and delivers to Premier Community Bankshares a certificate of its chief executive officer and chief financial officer to that effect; and

•	Premier Community Bankshares shall have received an opinion of Williams Mullen, counsel to Premier Community Bankshares, stating that, among other things, as of the effective time of the merger, the merger constitutes a “reorganization” under Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of Premier Community Bankshares to the extent that they receive United Bankshares common stock in exchange for their Premier Community Bankshares common stock in the merger.
Representations and Warranties
          The reorganization agreement contains representations and warranties by United Bankshares, and Premier Community Bankshares. These representations and warranties are qualified by a materiality standard, which means that United Bankshares or Premier Community Bankshares is not in breach of a representation or warranty unless the existence of any fact, event or circumstance, individually, or taken together with other facts, events or circumstances has had or is reasonably likely to have a material adverse effect on United Bankshares or Premier Community Bankshares. These include, among other things, representations and warranties by United Bankshares and Premier Community Bankshares to each other as to:

•	organization and good standing of each entity and its subsidiaries;

•	each entity’s capital structure;

•	each entity’s authority relative to the execution and delivery of, and performance of its obligations under, the reorganization agreement;

•	absence of material adverse changes since December 31, 2006;

•	consents and approvals required;

•	regulatory matters;

•	accuracy of documents, including financial statements and other reports, filed by each company with the SEC;

•	absence of defaults under contracts and agreements;

•	absence of environmental problems;

•	absence of conflicts between each entity’s obligations under the reorganization agreement and its charter documents and contracts to which it is a party or by which it is bound;

•	litigation and related matters;

•	taxes and tax regulatory matters;

•	compliance with the Sarbanes-Oxley Act and accounting controls;

•	absence of brokerage commissioners, except as disclosed for financial advisors;

•	employee benefit matters;

•	books and records fully and accurately maintained and fairly present events and transactions; and

•	Insurance matters.
           In addition, Premier Community Bankshares represents and warrants to United Bankshares that neither Premier Community Bankshares nor any of its subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contract and other similar risk management agreements. United Bankshares represents and warrants to Premier Community Bankshares that United Bankshares has taken all action to exempt the reorganization agreement and the merger from the requirements of takeover laws and has sources of capital to pay the cash consideration and to effect the merger.
Termination of the Reorganization Agreement
          The reorganization agreement may be terminated at any time prior to the closing in any of the following ways.
          The reorganization agreement may be terminated by mutual written consent of Premier Community Bankshares and United Bankshares.
          The reorganization agreement may be terminated by either Premier Community Bankshares or United Bankshares if:
•	the approval of any governmental entity required for consummation of the merger is denied by a final nonappealable action of such governmental entity;

•	the merger has not been completed on or before November 30, 2007, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate;

•	there has been a breach by the other party of any of its obligations under the reorganization agreement, which breach cannot be or has not been cured within 30 days following written notice to the breaching party of such breach; or

•	the reorganization agreement is not approved by the shareholders of Premier Community Bankshares.
          The reorganization agreement may be terminated by United Bankshares if Premier Community Bankshares’ board fails to recommend the merger or withdraws, modifies or changes such recommendation in a manner adverse to United Bankshares.
          Premier Community Bankshares may terminate the reorganization agreement if the value of United Bankshares common stock declines by more than 20% from its price as of the date of the reorganization agreement and underperforms by more than 20% of a group of peers (as defined in the reorganization agreement), as determined during the ten-day period immediately prior to the effective date of the merger, unless United Bankshares elects to increase the exchange ratio within five days of receipt of notice from Premier Community Bankshares of its decision to terminate.
          By Premier Community Bankshares, if the Premier Community Bankshares board of directors determines that Premier Community Bankshares has received an unsolicited proposal that if consummated would result in a transaction more favorable to Premier Community Bankshares’ shareholders from a financial point of view, provided that United Bankshares does not make a counteroffer that is at least as favorable to the other proposal and Premier Community Bankshares pays the termination fee described below.
Effect of Termination; Termination Fee
          The provisions of the merger agreement relating to expenses and termination fees, as well as the confidentiality agreement entered into between Premier Community Bankshares and United Bankshares, will continue in effect not withstanding termination of the merger agreement. If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party except termination will not relieve a breaching party from liability for any willful breach of the merger agreement.
          Premier Community Bankshares has agreed to pay a termination fee to United Bankshares equal to $8,000,000 if:
•	The reorganization agreement is terminated for failure to obtain the approval of Premier Community Bankshares’ shareholders, and at such time a competing acquisition proposal for Premier Community Bankshares has been made public and not withdrawn; or

•	The reorganization agreement is terminated because Premier Community Bankshares’ board fails to recommend, withdraws, modifies, or changes its recommendation of the merger.
Waiver and Amendment
          Prior to the effective time of the merger, any provision of the reorganization agreement may be waived by the party benefiting by the provision or amended or modified by an agreement in writing between the parties, except that, after the annual meeting, the reorganization agreement may not be amended if it would violate the Virginia State Corporation Act or the West Virginia Business Corporation Act.

Indemnification; Directors’ and Officers’ Insurance
          United Bankshares has agreed to indemnify the directors and officers of Premier Community Bankshares for a period of six years from the effective time of the merger to the fullest extent that Premier Community Bankshares is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia and Premier Community Bankshares’ Articles of Incorporation and Bylaws. United Bankshares has also agreed for a period of six years from the effective time of the merger to use its reasonable best efforts to cause the directors and officers of Premier Community Bankshares to be covered by a directors’ and officers’ liability insurance policy maintained by United Bankshares with respect to claims against such officers and directors arising from facts or events that occurred prior to the effective time of the merger that were committed by such officers and directors in their capacities as such. United Bankshares is not required to expend more than 200% of the current amount expended by Premier Community Bankshares to maintain or procure such directors and officers liability insurance coverage.
Acquisition Proposals
          Premier Community Bankshares has agreed that it will not, and that it will cause its officers, directors, agents, advisors, and affiliates not to: solicit or encourage inquiries or proposals with respect to engage in any negotiations concerning, or provide any confidential information to any person relating to any proposal to acquire the stock or assets of Premier Community Bankshares or other business combination transactions with Premier Community Bankshares, unless the Premier Community Bankshares board of directors concludes in good faith, after consultation with and consideration of the advice of outside counsel, that the failure enter into such discussions or negotiations or resolving to accept such acquisition proposal, would constitute a breach of its fiduciary duties to shareholders under applicable law. If the board of directors of Premier Community Bankshares is obligated by its fiduciary duties to accept a third party proposal that it believes is superior to United Bankshares’ offer set forth in the reorganization agreement, Premier Community Bankshares is obligated to pay to United Bankshares the termination fee equal to $8.0 million. See “– Effect of Termination; Termination Fee” beginning on page 82.
Closing Date; Effective Time
          The merger will be consummated and become effective upon the issuance of a certificate of merger by the Virginia State Corporation Commission (or on such other date as may be specified in the articles of merger to be filed with the Virginia State Corporation Commission). Unless otherwise agreed to by United Bankshares or Premier Community Bankshares, the closing of the merger will take place on the fifth business day to occur after the last of the conditions to the merger have been satisfied or waived, or, at the election of United Bankshares, on the last business day of the month in which such fifth business day occurs.
Regulatory Approvals
          The merger and the other transactions contemplated by the reorganization agreement require the approval of the Federal Reserve Board, the Virginia State Corporation Commission and the West Virginia Board of Banking and Financial Institutions. As a bank holding company, United Bankshares is subject to regulation under the Bank Holding Company Act of 1956. Rockingham Heritage Bank and The Marathon Bank are Virginia banking corporations, are member banks of the Federal Reserve System, and are subject to the Virginia Banking Act. Premier Bank is a West Virginia banking corporation, is a non-member bank and is subject to the State Banking Code of West Virginia. United Bankshares, Premier

Community Bankshares, Rockingham Heritage Bank, The Marathon Bank, Premier Bank, United Bank (Virginia) and United Bank (West Virginia) have filed all required applications seeking approval of the merger with the Federal Reserve, the Virginia State Corporation Commission and the West Virginia Board of Banking and Financial Institutions.
          Under the Bank Holding Company Act, the Federal Reserve Board is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the Federal Reserve Board can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. Further, the Federal Reserve must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions. The Virginia State Corporation Commission and West Virginia Board of Banking and Financial Institutions will review the merger under similar standards.
          In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve Board before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws.
          The merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that required regulatory approvals for the merger will be obtained and, if the merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve Board.
          United Bankshares and Premier Community Bankshares are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.
          The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Premier Community Bankshares common stock to United Bankshares common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.
Conduct of Business Pending the Merger
          The reorganization agreement contains reciprocal forbearances made by Premier Community Bankshares and United Bankshares to each other. Premier Community Bankshares and United Bankshares have agreed that, until the effective time of the merger, each of them and each of their subsidiaries, without the prior written consent of the other, will not:

•	Conduct business other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets, or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under the reorganization agreement;

•	Except as required by applicable law or regulation, implement or adopt any material change in its interest rate or other risk management policies, practices or procedures, fail to follow existing policies or practices with respect to managing exposure to interest rate and other risks, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or

•	Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, or knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the reorganization agreement being or becoming untrue in any material respect at any time at or prior to the effective time, any of the conditions to the merger not being satisfied, or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation.
          Premier Community Bankshares has also agreed that, prior to the effective time, without the prior written consent of United Bankshares it will not:
•	Other than pursuant to rights previously disclosed and outstanding on the date of the merger agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Premier Community Bankshares common stock or any rights to purchase Premier Community Bankshares common stock, enter into any agreement with respect to the foregoing, or permit any additional shares of Premier Community Bankshares common stock to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights;

•	Make, declare, pay or set aside for payment any dividend (other than regular quarterly cash dividends in an amount not to exceed $0.065 per share of Premier Community Bankshares common stock on the record and payment dates consistent with past practice and dividends from wholly-owned subsidiaries to Premier Community Bankshares, or another wholly-owned subsidiary of Premier Community Bankshares) on or in respect of, or declare or make any distribution on, any shares of Premier Community Bankshares stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

•	Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Premier Community Bankshares or its subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for normal individual payments of incentives and bonuses to employees in the ordinary course of business consistent with past practice;

•	Enter into, establish, adopt or amend (except as may be required by applicable law or to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Premier Community Bankshares or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

•	Except as previously disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its subsidiaries taken as a whole;

•	Except as previously disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	Amend Premier Community Bankshares’ articles of incorporation or bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Premier Community Bankshares’ subsidiaries;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

•	Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

•	Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Premier Community Bankshares and its subsidiaries, taken as a whole;

•	Incur any indebtedness for borrowed money other than in the ordinary course of business; or

•	Agree or commit to do any of the foregoing.

          United Bankshares has agreed that, prior to the effective time, without the prior written consent of Premier Community Bankshares it will not:
•	Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Bankshares Stock Repurchase Program;

•	Prior to the effective time, enter into, or permit any United Bankshares subsidiary to enter into, any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving United Bankshares and/or a United Bankshares subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to result in the termination of the merger agreement, materially delay or jeopardize the receipt of the approval of any regulatory authority or the filing of an application therefore, or cause the anticipated tax treatment of the transactions contemplated in the merger agreement to be unavailable; provided, however, that nothing in such covenant shall prohibit any such transaction that by its terms contemplates the consummation of the merger in accordance with the provisions of the merger agreement and that treats holders of Premier Community Bankshares common stock, upon completion of the merger and their receipt of United Bankshares stock, in the same manner as the holders of United Bankshares stock;

•	Amend United Bankshares’ articles of incorporation or bylaws in a manner that would materially and adversely effect the benefits of the merger to the shareholders of Premier Community Bankshares; or

•	Agree or commit to do any of the foregoing.
Accounting Treatment
          The merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of Premier Community Bankshares, as of the completion of the merger, will be recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill and will not be amortized. Instead, goodwill is evaluated for impairment annually. Financial statements of United Bankshares issued after the consummation of the merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of Premier Community Bankshares. The operating results of Premier Community Bankshares will be reflected in United Bankshares’ consolidated financial statements from and after the date the merger is consummated.
Management and Operations after the Merger
          Board of Directors. United Bankshares will choose one individual from Premier Community Bankshares to join its board of directors at the effective time of the merger. In addition, three members of the Premier Community Bankshares board will be appointed to the board of directors of United Bank (Virginia) at the same time. See “– Interests of Certain Persons in the Merger – Management Following the Merger” beginning on page 77.
          Management. United Bankshares will appoint Mr. Unger, the current president and chief executive officer of Premier Community Bankshares, as president of a newly created region encompassing the Winchester, Harrisonburg and Charlottesville, Virginia markets, once the merger is completed. United Bankshares will appoint Mr. Stephens as the Chairman of the advisory board of directors of this region.
          All directors of the Premier Community Bankshares board of directors that are not chosen to serve as directors of United Bank (Virginia) will serve on an advisory regional board of directors for this region.
Resales of United Bankshares Common Stock
          The shares of United Bankshares common stock to be issued to shareholders of Premier Community Bankshares under the reorganization agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of United Bankshares after the merger and who were not affiliates of Premier Community Bankshares on the date of the annual meeting.
          All directors and executive officers of Premier Community Bankshares are considered affiliates of Premier Community Bankshares for this purpose. They may resell shares of United Bankshares common stock received in the merger only if the shares are registered for resale under the Securities Act or an exemption is available. They may resell under the safe harbor provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each Premier Community Bankshares director and each other person deemed to be an affiliate will enter into an agreement with United Bankshares providing that the person will not transfer any shares of United Bankshares common stock received in the merger, except in compliance with the Securities Act. We encourage any such person to obtain advice of securities counsel before reselling any United Bankshares common stock.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
General
          The following summary sets forth the material U.S. federal income tax consequences of the merger to the holders of Premier Community Bankshares common stock who exchange such stock for (1) shares of United Bankshares common stock, (2) cash, or (3) a combination of the cash and United Bankshares common stock. The tax consequences under state, local and foreign laws are not addressed in this summary. The following summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Such a change could affect the continuing validity of this summary. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
          The following summary addresses only shareholders who are citizens or residents of the United States who hold their Premier Community Bankshares common stock as a capital asset. It does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation: financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entities); insurance companies; mutual funds; dealers in stocks or securities, or foreign currencies; foreign holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; holders of Premier Community Bankshares stock options, stock warrants or debt instruments; and holders subject to the alternative minimum tax.
The Merger
          No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consummation of the merger is conditioned upon United Bankshares’ receiving an opinion from Bowles Rice McDavid Graff & Love LLP and upon Premier Community Bankshares receiving an opinion from Williams Mullen, both to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of Premier Community Bankshares or United Bankshares, in each case in form and substance reasonably satisfactory to such counsel. Opinions of counsel are not binding on the Internal Revenue Service.
          Based upon the above assumptions and qualifications, for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code. Each of Premier Community Bankshares and United Bankshares will be a party to the merger within the meaning of Section 368(b) of the Internal Revenue Code, and neither of Premier Community Bankshares or United Bankshares will recognize any gain or loss as a result of the merger.
Consequences to Shareholders
          Exchange of Premier Community Bankshares Common Stock Solely for United Bankshares Common Stock. A holder of Premier Community Bankshares common stock who exchanges all of his or her Premier Community Bankshares common stock solely for United Bankshares common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of United Bankshares common stock.
          Cash in Lieu of Fractional Shares. Holders of Premier Community Bankshares common stock who receive cash in lieu of fractional shares of United Bankshares common stock in the merger generally will be treated as if the fractional shares of United Bankshares common stock had been distributed to them as part of the merger, and then redeemed by United Bankshares in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Internal Revenue Code, as described below. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares.
          Exchange of Premier Community Bankshares Common Stock Solely for Cash. A holder of Premier Community Bankshares common stock who exchanges his or her Premier Community Bankshares common stock actually owned solely for cash, while any Premier Community Bankshares common stock constructively owned by that holder under Section 318 of the Internal Revenue Code, as described below, is also exchanged solely for cash, will recognize capital gain or loss measured by the difference between the holder’s adjusted basis for the Premier Community Bankshares common stock exchanged and the cash received.
          A holder of Premier Community Bankshares common stock who exchanges his or her Premier Community Bankshares common stock actually owned solely for cash, while any Premier Community Bankshares common stock constructively owned by that holder under Section 318 of the Internal Revenue

Code, as described below, is exchanged in full or part for common stock of United Bankshares, will be treated as if that Premier Community Bankshares common stock exchanged for cash was redeemed by United Bankshares in return for such cash.
          Exchange of Premier Community Bankshares Common Stock for United Bankshares Common Stock and Cash. A holder of Premier Community Bankshares common stock who exchanges his or her Premier Community Bankshares common stock actually owned for a combination of cash and common stock of United Bankshares will recognize income or gain in an amount equal to the lesser of (a) the amount of cash received, or (b) the gain realized on the exchange. The gain realized on the exchange will equal the fair market value of United Bankshares common stock received plus the amount of cash received, less the holder’s adjusted tax basis in the shares of Premier Community Bankshares common stock exchanged by the holder. No loss may be recognized by a holder of Premier Community Bankshares common stock from the combined distribution of cash and United Bankshares common stock or the stock distribution.
          Possible Treatment of Cash as a Dividend. Whether the cash received by a holder of Premier Community Bankshares common stock, in those situations described in the immediately preceding two paragraphs, will be treated as capital gain or as ordinary dividend income is determined under the principles of Section 302 of the Internal Revenue Code. In applying these principles, the holder is treated as if shares of United Bankshares having a fair market value equal to the cash paid to the holder had been distributed by United Bankshares to the holder with such shares of United Bankshares common stock then being redeemed by United Bankshares in return for the cash. If this hypothetical redemption constitutes an “exchange” under Section 302 of the Internal Revenue Code, taking into account the holder’s actual and constructive ownership of Premier Community Bankshares common stock under Section 318 of the Internal Revenue Code, the holder of Premier Community Bankshares common stock who receives cash will recognize capital gain measured by the difference between that holder’s adjusted basis for the Premier Community Bankshares common stock exchanged and the cash received. If the hypothetical redemption does not qualify as an “exchange” under Section 302 of the Internal Revenue Code, the cash received by the holder will be treated as ordinary dividend income, generally to the extent of the holder’s ratable share of accumulated earnings and profits. To the extent the cash distribution exceeds the holder’s ratable share of accumulated earnings and profits, the amount received will be applied against and reduce the holder’s adjusted basis in his or her stock and any excess will be treated as gain from the sale or exchange of the stock.
          In general, whether this hypothetical redemption constitutes an “exchange” under Section 302 of the Internal Revenue Code will depend upon whether and to what extent the hypothetical redemption reduces the holder’s percentage stock ownership in United Bankshares. The hypothetical redemption will be treated as an “exchange” if, under the principles of Section 302 of the Internal Revenue Code, the hypothetical redemption is (a) ”substantially disproportionate,” (b) ”not essentially equivalent to a dividend” or (c) results in a “complete termination” of the holder’s interest in United Bankshares common stock.
          In general, the determination of whether the hypothetical redemption will be “substantially disproportionate” will require a comparison of (x) the percentage of the outstanding voting stock of United Bankshares that the holder of Premier Community Bankshares common stock is deemed to actually and constructively own immediately before the hypothetical redemption by United Bankshares and (y) the percentage of the outstanding voting stock of United Bankshares actually and constructively owned by the holder immediately after the hypothetical redemption by United Bankshares. Generally, the hypothetical redemption will be “substantially disproportionate” to a holder of Premier Community

Bankshares common stock if the percentage described in (y) above is less than 80% of the percentage described in (x) above.
          Whether the hypothetical redemption is “not essentially equivalent to a dividend” with respect to the holder will depend on the holder’s particular circumstances. In order for the hypothetical redemption to be “not essentially equivalent to a dividend,” the hypothetical redemption must result in a “meaningful reduction” in the holder’s percentage stock ownership of the merged company’s common stock. The Internal Revenue Service has ruled that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” generally if such shareholder has some reduction in such shareholder’s percentage stock ownership. Holders should consult their tax advisors as to the applicability of the ruling to their own individual circumstances.
          The hypothetical redemption will result in a “complete termination” of the holder’s interest in United Bankshares common stock if either (i) all of the shares actually and constructively owned by the shareholder are exchanged for cash pursuant to the merger or (ii) all of the shares actually owned by the holder are exchanged pursuant to the merger and the holder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the holder in accordance with the procedures described in Section 302(c)(2) of the Internal Revenue Code. Only family attribution, as referred to below, may be waived under Section 302(c)(2) of the Internal Revenue Code.
          Taxation of Capital Gain. Any capital gain recognized by any holder of Premier Community Bankshares common stock under the above discussion will be long-term capital gain if the holder has held the Premier Community Bankshares common stock for more than twelve months at the time of the exchange. In the case of a non-corporate holder, that long-term capital gain may be subject to a maximum federal income tax of 15%. The deductibility of capital losses by shareholders may be limited.
          Basis in United Bankshares Common Stock. Each holder’s aggregate tax basis in United Bankshares common stock received in the merger will be the same as the holder’s aggregate tax basis in the Premier Community Bankshares common stock exchanged, decreased by the amount of any cash received in the merger and by the amount of any tax basis allocable to any fractional share interest for which cash is received and increased by any gain recognized in the exchange. The holding period of United Bankshares common stock received by a holder in the merger will include the holding period of the Premier Community Bankshares common stock exchanged in the merger to the extent the Premier Community Bankshares common stock exchanged is held as a capital asset at the time of the merger.
          Constructive Ownership. In applying the constructive ownership provisions of Section 318 of the Internal Revenue Code, a holder of Premier Community Bankshares common stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships or other entities in which the holder has an interest. Since the constructive ownership provisions are complex, holders should consult their tax advisors as to the applicability of these provisions.
Backup Withholding and Reporting Requirements
          Holders of Premier Community Bankshares common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger. However, backup withholding will not apply to any holder who either (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the election form and the transmittal letter, or (b) otherwise proves to United Bankshares and its exchange agent that the holder is exempt from backup withholding.
          Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.
          The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Premier Community Bankshares common stock. We strongly encourage shareholders of Premier Community Bankshares to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

INFORMATION ABOUT
UNITED BANKSHARES AND
PREMIER COMMUNITY BANKSHARES
United Bankshares
     United Bankshares, Inc. is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. United Bankshares was incorporated on March 26, 1982, organized on September 9, 1982, and began conducting business on May 1, 1984 with the acquisition of three wholly-owned subsidiaries. Since its formation in 1982, United Bankshares has acquired twenty-six banking institutions. At December 31, 2006, United Bankshares has two banking subsidiaries “doing business” under the name of United Bank, one operating under the laws of West Virginia referred to as United Bank (West Virginia) and the other operating under the laws of Virginia referred to as United Bank (Virginia). United Bankshares’ banking subsidiaries offer a full range of commercial and retail banking services and products. United Bankshares also owns nonbank subsidiaries that engage in other community banking services such as asset management, real property title insurance, investment banking, financial planning, and brokerage services.
     As a bank holding company registered under the Bank Holding Company Act of 1956, as amended, United Bankshares’ present business is community banking. As of December 31, 2006, United Bankshares’ consolidated assets approximated $6.7 billion and total shareholders’ equity approximated $634 million. At December 31, 2006, United Bankshares’ loan portfolio, net of unearned income, was $4.81 billion and its deposits were $4.83 billion.
     The principal executive offices of United Bankshares are located in Parkersburg, West Virginia at Fifth and Avery Streets. The telephone number for United Bankshares’ principal executive offices is (304) 424-8800. United Bankshares operates 90 full service offices — 52 located throughout West Virginia, 35 throughout the Northern Virginia, Maryland and Washington, DC areas and 3 in Ohio.
Premier Community Bankshares
     Premier Community Bankshares is a bank holding company organized under the laws of the Commonwealth of Virginia and is registered under the federal Bank Holding Company Act. It has three banking subsidiaries – The Marathon Bank, which has 11 offices in Virginia, Rockingham Heritage Bank, which has 12 offices in Virginia, and Premier Bank, Inc., which has three offices in West Virginia – through which all of its business is conducted. The subsidiary banks operate autonomously, with separate local identities, management teams and decision-making processes, and without strict operating control from the holding company. Each bank has full responsibility for day-to-day operations, with minimal support from the holding company level. As a result, each bank can tailor its services and products to the needs of its community.
     Premier Community Bankshares is engaged in the business of offering banking services to the general public. Through its subsidiaries, Premier Community Bankshares offers checking accounts, savings and time deposits, and commercial, real estate, personal, home improvement, automobile and other installment and term loans. It also offers financial services, travelers’ checks, safe deposit boxes, collection, notary public and other customary bank services (with the exception of trust services) to its customers. The three principal types of loans that the banks make are commercial and industrial loans, real estate loans and loans to individuals for household, family and other consumer expenditures.

     As of December 31, 2006, Premier Community Bankshares reported, on a consolidated basis, total assets of $900.7 million, net loans of $747.4 million, deposits of $728.3 million and shareholders’ equity of $71.7 million.
     The principal executive offices of Premier Community Bankshares are located at 4095 Valley Pike, Winchester, Virginia 22602, telephone number (540) 869-6600.
DESCRIPTION OF
UNITED BANKSHARES COMMON STOCK
General
     The authorized capital stock of United Bankshares consists of 100,000,000 shares of common stock, par value $2.50 per share. United Bankshares has                      shares of common stock issued (including 3,261,931 shares held as treasury shares) as of                      ___, 2007. The outstanding shares are held by                      shareholders of record, as well as                      shareholders in street name as of                      ___, 2007. All outstanding shares of United Bankshares common stock are fully paid and nonassessable. The unissued portion of United Bankshares’ authorized common stock (subject to registration approval by the SEC) and the treasury shares are available for issuance as the board of directors of United Bankshares determines advisable.
     United Bankshares has also established stock option plans and a stock bonus plan as incentive for certain eligible officers. It has                      stock options presently issued and outstanding.
     In May, 2006, United Bankshares’ board of directors approved a new stock repurchase plan, whereby United Bankshares could buy up to 1,700,000 shares of its common stock in the open market. During 2006, 659,300 shares were repurchased under the plan while 623,700 shares were repurchased to complete an earlier plan approved in 2004 to repurchase up to 1,775,000 shares.
Common Stock
     Voting Rights. United Bankshares has only one class of stock and all voting rights are vested in the holders of United Bankshares’ stock. On all matters subject to a vote of shareholders, the shareholders of United Bankshares will be entitled to one vote for each share of common stock owned. Shareholders of United Bankshares have cumulative voting rights with regard to election of directors. At the present time, no senior securities of United Bankshares are outstanding, nor does the board of directors presently contemplate issuing senior securities.
     Dividend Rights. The shareholders of United Bankshares are entitled to receive dividends when and as declared by its board of directors. Dividends have been paid quarterly. Dividends were $1.09 per share in 2006, $1.05 per share in 2005 and $1.02 per share in 2004. The payment of dividends is subject to the restrictions set forth in the West Virginia Corporation Act and the limitations imposed by the Federal Reserve Board.
     Payment of dividends by United Bankshares is dependent upon receipt of dividends from its banking subsidiaries. Payment of dividends by United Bankshares’ state member banking subsidiaries is regulated by the Federal Reserve System and generally, the prior approval of the Federal Reserve Board is required if the total dividends declared by a state member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years.

Additionally, prior approval of the Federal Reserve is required when a state member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The Federal Reserve may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The Federal Reserve has issued guidelines for dividend payments by state member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.
     Liquidation Rights. Upon any liquidation, dissolution or winding up of its affairs, the holders of United Bankshares common stock are entitled to receive pro rata all of the assets of United Bankshares for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.
     Assessment and Redemption. Shares of United Bankshares common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of United Bankshares common stock.
     Transfer Agent and Registrar. The transfer agent and registrar for United Bankshares’ common stock is Mellon Investor Services LLC.
Preemptive Rights
     No holder of any share of the capital stock of United Bankshares has any preemptive right to subscribe to an additional issue of its capital stock or to any security convertible into such stock.
Certain Provisions of the Bylaws
Indemnification and Limitations on Liability of Officers and Directors
     As permitted by the West Virginia Business Corporation Act, the articles of incorporation of United Bankshares contain provisions that indemnify its directors and officers to the fullest extent permitted by West Virginia law. These provisions do not limit or eliminate the rights of United Bankshares or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.
     In addition, the articles of incorporation of United Bankshares provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. United Bankshares has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.
     The rights of indemnification provided in the articles of incorporation of United Bankshares are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling United Bankshares pursuant to the foregoing provisions, United Bankshares has been informed that in the opinion of the Securities and Exchange

Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Shares Eligible for Future Sale
     All of the shares that will be exchanged for shares of United Bankshares common stock upon consummation of the merger will be freely tradable without restriction or registration under the Securities Act, except for shares owned by “affiliates” as described under “– Resales of United Bankshares Common Stock” on page 88.
     United Bankshares cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.
COMPARATIVE RIGHTS OF SHAREHOLDERS
     The rights of United Bankshares’ shareholders are governed by the West Virginia Business Corporation Act and the rights of Premier Community Bankshares’ shareholders are governed by the Virginia Stock Corporation Act. The rights of shareholders under both corporations are also governed by their respective articles of incorporation and bylaws. Following the merger, the rights of Premier Community Bankshares’ shareholders that receive United Bankshares common stock will be governed by the articles and bylaws of United Bankshares. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Premier Community Bankshares’ articles of incorporation and bylaws, United Bankshares’ articles of incorporation and bylaws and West Virginia and Virginia law.
Authorized Capital Stock

United Bankshares	Premier Community Bankshares
100,000,000 shares of common stock, $2.50 par value per share.	20,000,000 shares of common stock, $1.00 par value per share and 1,000,000 shares of preferred stock, without par value.

Size of Board of Directors

United Bankshares	Premier Community Bankshares
United Bankshares’ bylaws provide that the board of directors shall consist of at least 5 and no more than 35 directors, provided that the number may be increased or decreased from time to time by an amendment to the bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. United Bankshares’ board of directors currently consists of 15 individuals, and immediately following the merger will consist of 16 individuals, all of whom are elected annually.
Premier Community Bankshares’ bylaws provide that the board of directors shall consist of 13 directors, subject to change as provided in Premier Community Bankshares’ articles of incorporation. Premier Community Bankshares’ articles of incorporation provide that the board of directors may amend the bylaws to increase or decrease the number of directors by up to 30% of the number of directors last elected by the shareholders or, if the directors’ terms are staggered, the number of directors of all classes immediately following the most recent election of directors by shareholders. Currently, 12 individuals serve on the board of directors of Premier Community Bankshares.
Cumulative Voting for Directors
     Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock. Virginia law provides that shareholders do not have the right to cumulate votes for directors unless the articles of incorporation so provide.
Cumulative Voting for Directors

United Bankshares	Premier Community Bankshares
United Bankshares stockholders are allowed to cumulate their votes in the election of directors. Each share of United Bankshares stock may be voted for as many individuals as there are directors to be elected. Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.
Premier Community Bankshares’ shareholders do not have a right to cumulative voting in the election of directors because the articles of incorporation do not provide for such a right. Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.

Classes of Directors

United Bankshares	Premier Community Bankshares
United Bankshares only has one class of directors.	Premier Community Bankshares’ articles of incorporation and bylaws provide that Premier Community Bankshares’ board of directors is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term.
Qualifications of Directors

United Bankshares	Premier Community Bankshares
United Bankshares has retirement provisions based on age in its Corporate Governance Policy. United Bankshares’ bylaws do not require that a person own shares of stock of United Bankshares to be qualified as a director.
Premier Community Bankshares’ bylaws do not require that a person own shares of stock of Premier Community Bankshares to be qualified as a director. The bylaws state that the term of a director shall expire at the end of the calendar year in which he or she becomes 70 years old, regardless of his or her remaining term. This limitation does not apply to directors as of August 8, 2006.
Filling Vacancies on the Board

United Bankshares	Premier Community Bankshares
United Bankshares’ bylaws provide that each vacancy existing on the board of directors and any directorship to be filled by reason of an increase in the number of directors, unless the articles of incorporation or bylaws provide that a vacancy shall be filled in some other manner, may be filled by the affirmative vote of a majority of the remaining directors at an annual, regular or special meeting of the board of directors. Any directorship to be filled by reason of a vacancy or an increase in the number of directors may be filled by the board of directors for a term of office continuing only until the next election of directors by the shareholders.
Premier Community Bankshares’ articles of incorporation and bylaws provide that, subject to the rights of any preferred stock then outstanding, any vacancy occurring on Premier Community Bankshares’ board of directors may be filled by an affirmative vote of a majority of the remaining directors though less than a quorum. Premier Community Bankshares’ bylaws provide that directors shall be elected at each annual shareholder meeting to fill any vacancies on the board of directors then existing.

Removal of Directors

United Bankshares	Premier Community Bankshares
Under West Virginia law any member of the board may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors; provided, however, that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.
Premier Community Bankshares’ articles of incorporation and bylaws provide that a director may be removed only for cause by the affirmative vote of more than two-thirds of the outstanding shares entitled to vote generally in the election of directors.
Notice of Shareholder Proposals and Director Nominations

United Bankshares	Premier Community Bankshares
Shareholders may make a nomination for director provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President of United Bankshares no later than 10 days from the date the notice on the meeting of shareholders was mailed; however, in the event the notice is mailed less than 13 days prior to the meeting, such nomination or nominations must be received no later than 3 days prior to any meeting of the shareholders wherein directors are to be elected. United Bankshares’ bylaws do not address shareholder proposals except with regard to the nomination of directors.
Premier Community Bankshares’ bylaws provide that shareholders may bring business before any shareholder meeting and may nominate directors at any meeting of shareholders at which directors are to be elected, provided the shareholder has given written notice of such business or nomination to the Secretary of Premier Community Bankshares not less than 45 days prior to the meeting. Such notice must contain specific information as further delineated in Premier Community Bankshares’ bylaws.

Anti-Takeover Provisions — Business Combinations

United Bankshares	Premier Community Bankshares
United Bankshares’ articles of incorporation and bylaws do not contain any anti-takeover provisions. In addition, West Virginia corporate law does not contain statutory provisions concerning restrictions on business combinations.
Premier Community Bankshares’ bylaws provide that the provisions of Virginia law that regulate certain “control share acquisitions” shall not apply. “Control share acquisitions” are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors.

Premier Community Bankshares’ articles of incorporation provide for restriction on the transfer of shares of common stock to any person who is or who, immediately following the transfer, would be an “interested shareholder,” unless the transfer has been approved in advance in a resolution adopted by a majority of the board of directors. An “interested shareholder” is any person who is a beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of common stock.
Shareholder Action Without a Meeting
     West Virginia and Virginia law provide that action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice, if a written consent which describes the action is signed by all of the shareholders entitled to vote on the matter and is filed with the records of the shareholder meeting.

United Bankshares	Premier Community Bankshares
United Bankshares’ articles of incorporation and bylaws are silent as to shareholder action without a meeting. Accordingly, West Virginia law would govern.	Premier Community Bankshares’ articles of incorporation and bylaws are silent as to shareholder action without a meeting. Accordingly, Virginia law would govern.

Calling Annual Meetings of Shareholders

United Bankshares	Premier Community Bankshares
The annual meeting of the shareholders of United Bankshares shall be held on the third Monday in May of each calendar year or on such other date as may be designated in the notice and call of such meeting, at the principal office of United Bankshares, or at such other place either within or without the State of West Virginia as the board of directors shall, from time to time, determine, and the place and the hour at which such meeting shall be held shall be stated in the notice and call of such meeting.
Premier Community Bankshares’ bylaws provide that annual meetings of shareholders may be called by the chairman of the board of directors, the president, or a majority of the board of directors. The notice must contain specific items as delineated in Premier Community Bankshares’ bylaws.
Notice of Meetings

United Bankshares	Premier Community Bankshares
United Bankshares’ bylaws require that the notice of annual and special meetings be given by mailing to each shareholder a written notice specifying the time and place of such meeting, and, in the case of special meetings, the business to be transacted. The notice must be mailed to the last addresses of the shareholders as they respectively appear upon the books of the United Bankshares, and in the case of annual meetings, not less than 10 days, and in the case of special meetings, not less than 5 days, before the date of such meeting.
Premier Community Bankshares’ bylaws require that notice of any annual or special meeting of the shareholders be mailed not less than 10 nor more than 60 days before the date of the meeting. Virginia law provides that notice must be given not less than 25 days nor more than 60 days before a meeting called to act on an amendment to the articles of incorporation, a plan of merger or share exchange, domestication or entity conversion, a proposed sale, lease, exchange or other disposition of all, or substantially all, of the property of Premier Community Bankshares other than in the usual and regular course of business, or the dissolution of Premier Community Bankshares. Such notice must contain specific information as delineated in the bylaws and under Virginia law.

Vote Required for Amendments to Articles
of Incorporation and Certain Transactions

United Bankshares	Premier Community Bankshares
Under West Virginia law, the United Bankshares articles of incorporation may be amended by the affirmative vote of a majority of all votes of stockholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors. The articles of incorporation of United Bankshares do not specify a different number.

West Virginia law provides that on matters other than the election of directors and certain extraordinary corporate actions, if a quorum is present, then action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or the articles of incorporation or bylaws. The articles of incorporation or bylaws of United Bankshares do not require a greater number. An abstention is not considered a “vote cast” for purposes of the voting requirements, but a stockholder who abstains in person or by proxy is considered present for purposes of the quorum requirement.

Under West Virginia law, a consolidation, merger, share exchange or transfer must be approved by the stockholders of the corporation by the affirmative vote of a majority of all votes entitled to be cast on the matter. The articles of incorporation of United Bankshares do not provide for a different number.
Premier Community Bankshares’ articles of incorporation provide that, unless the board of directors requires a greater vote, any amendment to the articles requiring shareholder approval under Virginia law shall be approved by not less than a majority of the votes casts on the proposed amendment by each class or series of stock entitled to vote on the amendment. Any amendment to the provisions relating to the election, term, class or removal of directors or the filling of vacancies on the board of directors requires the affirmative vote of either (i) two-thirds of the shares entitled to vote in the election of directors or (ii) a majority of the “continuing directors” and the holders of the requisite number of shares specified by the board of directors. A “continuing director” is a director who (a) was elected at the organizational meeting of Premier Community Bankshares or (b) was recommended for election by, or was elected to fill a vacancy by, a majority of the continuing directors then on the board.

Premier Community Bankshares’ articles further provide that, unless the board of directors requires a greater vote, any “extraordinary corporate event” requiring shareholder approval under Virginia law shall be approved by more than two-thirds of all votes cast by each class or series of stock entitled to vote. An “extraordinary corporate event” is any merger, statutory share exchange, sale of all or substantially all of the assets of Premier Community Bankshares or dissolution of Premier Community Bankshares.

Amendment of Bylaws

United Bankshares	Premier Community Bankshares
Under West Virginia law, the United Bankshares bylaws may be amended by the affirmative vote of a majority of all votes of stockholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors. The articles of incorporation of United Bankshares do not specify a different number.

Under West Virginia law and United Bankshares’ bylaws, both the board of directors and stockholders have the power to amend the bylaws.
Premier Community Bankshares’ bylaws vest the power in the Premier Community Bankshares board of directors to make, alter, amend or repeal the bylaws; provided, however, the bylaws contain provisions that are substantially similar to the provisions in the articles of incorporation relating to the election, term, class and removal of directors and the filling of vacancies, which require the same actions to be amended as the provisions in the articles of incorporation.
Appraisal Rights

United Bankshares	Premier Community Bankshares
Under West Virginia law, stockholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by stockholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares.
Under Virginia law, shareholders are generally entitled to object and receive payment of the fair value of their shares of stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is held by 2,000 or more shareholders and the outstanding shares of stock, excluding shares held by affiliates or shareholders holding more than 10% of the outstanding shares, have an aggregate market value of $20 million or more.

Dividends

United Bankshares	Premier Community Bankshares
A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any stockholders who have rights superior to those receiving the dividend.
A Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any stockholders who have rights superior to those receiving the dividend.
Discharge of Duties; Exculpation and Indemnification

United Bankshares	Premier Community Bankshares
West Virginia law requires that a director of a West Virginia corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interest of the corporation and with the care that a person in a like position would reasonably believe appropriate under similar circumstances. United Bankshares’ articles of incorporation provide that each director or officer of United Bankshares shall be indemnified for costs and expenses arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of United Bankshares. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for gross negligence or willful misconduct in performance of a duty owed to the corporation.
Virginia law requires that a director of a West Virginia corporation discharge duties as a director in accordance with his or her good faith business judgment of the best interests of the corporation. Premier Community Bankshares’ articles of incorporation provide that each of its directors or officers shall be indemnified for costs and expenses arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of Premier Community Bankshares. However, a director or officer shall not be indemnified if he or she engaged in willful misconduct or a knowing violation of criminal law or any federal or state securities law.

PROPOSAL THREE:
ADJOURNMENT OF THE MEETING
     In the event that there are not sufficient votes to constitute a quorum or approve the matters to be considered at the time of the annual meeting, the reorganization agreement could not be approved unless the annual meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received at the time of the meeting to be voted for an adjournment, if necessary, Premier Community Bankshares has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Premier Community Bankshares recommends that its shareholders vote FOR the adjournment proposal. If it is necessary to adjourn a meeting, no notice of such adjourned meeting is required to be given to the company’s shareholders, other than an announcement at the annual meeting of the place, date and time to which the meeting is adjourned, if the meeting is adjourned for 30 days or less.
     The board of directors of Premier Community Bankshares recommends that you vote “FOR” approval of this proposal.
LEGAL MATTERS
     Williams Mullen and Bowles Rice McDavid Graff & Love LLP will opine as to the qualification of the merger as a reorganization and the tax treatment of the consideration paid in connection with the merger under the Internal Revenue Code. Bowles Rice McDavid Graff & Love LLP will opine as to the legality of the common stock of United Bankshares offered by this proxy statement/prospectus. F. T. Graff, Jr., a member of the board of directors of United Bankshares, is a partner in the law firm of Bowles Rice McDavid Graff & Love LLP in Charleston, West Virginia. Bowles Rice McDavid Graff & Love LLP rendered legal services to United Bankshares and its subsidiaries during 2006 and it is expected that the firm will continue to render certain services to both in the future. The fees paid to Bowles Rice McDavid Graff & Love LLP represented less than 5% of Bowles Rice McDavid Graff & Love LLP’s and United Bankshares’ revenues for 2006.
EXPERTS
     The consolidated financial statements of United Bankshares appearing in United Bankshares’ Annual Report (Form 10-K) for the year ended December 31, 2006, and United Bankshares management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2006, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
     The consolidated financial statements of Premier Community Bankshares and subsidiaries as of December 31, 2006 and 2005 and for each of the years ended December 31, 2006, 2005 and 2004, incorporated by reference in this proxy statement/prospectus and in the registration statement on Form S-4, have been incorporated by reference herein and in the registration statement in reliance upon the report of Yount, Hyde & Barbour, P.C., independent certified public accountants, and upon the authority of Yount, Hyde & Barbour, P.C. as experts in accounting and auditing.

SHAREHOLDER PROPOSALS
     If the merger is not completed, Premier Community Bankshares expects to convene a 2008 annual meeting of shareholders. The following information describes the requirements for a shareholder desiring to make a proposal at such a meeting.
     Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2008 annual meeting of shareholders must cause such proposal to be received, in proper form, at our principal executive offices at 4095 Valley Pike, Winchester, Virginia 22602 no later than December                     , 2007, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. We would anticipate holding the 2008 annual meeting of shareholders on May                     , 2008.
     Our bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2008 annual meeting of shareholders, notice of nomination must be received by the Secretary of Premier Community Bankshares not less than 45 days prior to the date of the 2008 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2008 annual meeting of shareholders, notice must be received by our Secretary not less than 45 days prior to the date of the 2008 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of our bylaws, without charge, upon written request to our Secretary. Based upon an anticipated date of May                     , 2008 for the 2008 annual meeting of shareholders, we must receive any notice of nomination or other business no later than March                     , 2008.
WHERE YOU CAN FIND MORE INFORMATION
     United Bankshares filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of United Bankshares common stock to be issued to Premier Community Bankshares’ shareholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about United Bankshares and its common stock. The rules and regulations of the SEC allow United Bankshares and Premier Community Bankshares to omit certain information included in the registration statement from this proxy statement/prospectus. This proxy statement/prospectus is part of the registration statement and is a prospectus of United Bankshares in addition to being Premier Community Bankshares’ proxy statement for its annual meeting.
     Both United Bankshares (File No. 0-13322) and Premier Community Bankshares (File No. 0-18868) file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like United Bankshares and Premier Community Bankshares, who file electronically with the SEC. The address of that site is www.sec.gov. Each of United Bankshares and Premier Community Bankshares also posts its SEC filings on its web site. The website addresses are www.ubsi-wv.com and www.pcbi.com, respectively. Information contained on the United Bankshares website or the Premier Community Bankshares website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained in its website as part of this proxy statement/prospectus. You can also inspect reports, proxy statements and other information that United Bankshares and Premier Community Bankshares have filed with the SEC at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20096.
     The SEC allows United Bankshares and Premier Community Bankshares to “incorporate by reference” information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately by United Bankshares and Premier Community Bankshares with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.
     This proxy statement/prospectus incorporates by reference the documents listed below that United Bankshares has previously filed with the SEC:

• Annual Report on Form 10-K	Year ended December 31, 2006.

• Definitive Proxy Materials for the 2007 Annual Meeting of Shareholders	Filed on April 11, 2007.

• Current Reports on Form 8-K	Filed on January 29, 2007 and March 1, 2007.
     This proxy statement/prospectus incorporates by reference the documents listed below that Premier Community Bankshares has previously filed with the SEC:

• Annual Report on Form 10-K	Year ended December 31, 2006.

• Current Reports on Form 8-K	Filed on January 9, 2007, January 29, 2007 and February 22, 2007.
     United Bankshares and Premier Community Bankshares also incorporate by reference additional documents that may be filed under Sections 13(a) and 15(d) of the Securities Exchange Act with the SEC between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
     You can obtain additional copies of the documents incorporated by reference in this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the following address:

United Bankshares, Inc.	Premier Community Bankshares, Inc.
514 Market Street	4095 Valley Pike
Parkersburg, West Virginia 26102	Winchester, Virginia 22602
Attention: Jennie Singer	Attention: Barbara Morris
Telephone: (304) 424-8800	Telephone: (540) 869-6600
     If you would like to request any documents, please do so by                      ___, 2007 in order to receive them before the shareholder meeting.

     Neither United Bankshares nor Premier Community Bankshares has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this proxy statement/prospectus about United Bankshares has been supplied by United Bankshares and information about Premier Community Bankshares has been supplied by Premier Community Bankshares. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.
OTHER MATTERS
     The board of directors knows of no other matters that may come before this meeting. If any matters other than those referred to should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.
     OUR 2006 ANNUAL REPORT TO SHAREHOLDERS, WHICH INCLUDES A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 (EXCLUDING EXHIBITS) AS FILED WITH THE SEC, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF OUR ANNUAL REPORT MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE SECRETARY, PREMIER COMMUNITY BANKSHARES, INC., WHOSE ADDRESS IS 4095 VALLEY PIKE, WINCHESTER, VIRGINIA 22602. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.
By Order of the Board of Directors
Joseph W. Hollis, Secretary

AGREEMENT AND PLAN OF REORGANIZATION
dated as of January 26, 2007
by and between
UNITED BANKSHARES, INC.
and
PREMIER COMMUNITY BANKSHARES, INC.

(Continued)

          AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 26, 2007, (this “Agreement”), by and between PREMIER COMMUNITY BANKSHARES, INC. (“Premier”) and UNITED BANKSHARES, INC. (“United”).
RECITALS
          A. Premier. Premier is a Virginia corporation, having its principal place of business in Winchester, Virginia.
          B. United. United is a West Virginia corporation, having its principal place of business in Charleston, West Virginia.
          C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986 (the “Code”).
          D. Board Action. The respective Boards of Directors of each of United and Premier have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:
ARTICLE I
Certain Definitions
     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
          “Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Premier or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Premier or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
          “Aggregate Consideration” means the sum of (x) the Total Cash Consideration and (y) the Total Stock Consideration.
          “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 10.02.
          “Average Closing Price” has the meaning set forth in Section 9.01(f).
          “Bank Merger” has the meaning set forth in Section 3.01(a).

          “Bank Merger Effective Date” has the meaning set forth in Section 3.02.
          “Cash Consideration” has the meaning set forth in Section 4.01(a)
          “Cash Election” has the meaning set forth in Section 4.02(b).
          “Cash Election Shares” has the meaning set forth in Section 4.02(b).
          “Cash Proration Factor” has the meaning set forth in Section 4.02(e).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Compensation and Benefit Plans” has the meaning set forth in Section 6.03(m).
          “Consultants” has the meaning set forth in Section 6.03(m).
          “Corporation Commission” means the Virginia State Corporation Commission.
          “Costs” has the meaning set forth in Section 7.11(a).
          “Determination Date” has the meaning set forth in Section 9.01(f).
          “Directors” has the meaning set forth in Section 6.03(m).
          “Disclosure Schedule” has the meaning set forth in Section 6.01.
          “Dissenters’ Shares” has the meaning set forth in Section 4.08.
          “DOL” means the United States Department of Labor.
          “Effective Date” has the meaning set forth in Section 2.02(a).
          “Effective Time” means the effective time of the Merger, as provided for in Section 2.02(a).
          “Election Deadline” has the meaning set forth in Section 4.02(c).
          “Election Form” has the meaning set forth in Section 4.02(a).
          “Election Modification Period” has the meaning set forth in Section 4.02(c).
          “Employees” has the meaning set forth in Section 6.03(m).
          “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” has the meaning set forth in Section 6.03(m)(iii).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
          “Exchange Agent” has the meaning set forth in Sections 4.02(c).
          “Exchange Fund” has the meaning set forth in Section 4.05(a).
          “Exchange Ratio” has the meaning set forth in Section 4.01(a).
          “Fee” has the meaning set forth in Section 9.03(a).
          “Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.
          “IRS” has the meaning set forth in Section 6.03(m)(i).
          “Indemnified Party” has the meaning set forth in Section 7.11(a).
          “Index Ratio” has the meaning set forth in Section 9.01(f).
          “Insurance Amount” has the meaning set forth in Section 7.11(b).
          “Letter Agreement” has the meaning set forth in Section 7.05(d).
          “Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
          “Marathon Bank” means The Marathon Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of Premier.
          “Material Adverse Effect” means, with respect to United or Premier, any effect that (i) is material and adverse to the financial position, results of operations or business of United and its Subsidiaries taken as a whole or Premier and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either United or Premier to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in economic conditions affecting financial institutions generally, including, but not limited to, changes in market interest rates or the projected future interest rate environment, (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (e) actions and omissions of United or Premier taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, or (f) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement.
          “Maximum Stock Conversion Number” has the meaning set forth in Section 4.02(d).
          “Merger” has the meaning set forth in Section 2.01(b).
          “Merger Consideration” has the meaning set forth in Section 4.01(a).
          “Merger Sub” means George Mason Bankshares, Inc., a Virginia corporation, and/or one or more other corporations or limited liability companies to be organized under the laws of the Commonwealth of Virginia by United prior to the Effective Time.
          “Minimum Stock Conversion Number” has the meaning set forth in Section 4.02(d).
          “Mixed Election” has the meaning set forth in Section 4.02(b).
          “NASDAQ” means (i) as to United, The NASDAQ Stock Market, Inc.’s Global Select Market and (ii) as to Premier, The NASDAQ Stock Market, Inc.’s Capital Market.
          “New Certificate” has the meaning set forth in Section 4.05(a).
          “Non-Election” has the meaning set forth in Section 4.02(b).
          “Non-Election Proration Factor” has the meaning set forth in Section 4.02(e).
          “Non-Election Shares” has the meaning set forth in Section 4.02(b).
          “Old Certificate” has the meaning set forth in Section 4.05(a).
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” has the meaning set forth in Section 6.03(m)(ii).
          “Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.
          “Premier” has the meaning set forth in the preamble to this Agreement.
          “Premier Affiliate” has the meaning set forth in Section 7.07(a).
          “PremierBank” means PremierBank, Inc., a commercial bank chartered under the laws of the State of West Virginia and a wholly-owned subsidiary of Premier.

          “Premier Board” means the board of directors of Premier.
          “Premier By-Laws” means the By-laws of Premier.
          “Premier Certificate” means the Amended and Restated Articles of Incorporation of Premier.
          “Premier Common Stock” means the common stock, par value $1.00 per share, of Premier.
          “Premier Meeting” has the meaning set forth in Section 7.02.
          “Premier Stock Options” has the meaning set forth in Section 4.07(a).
          “Premier Stock Plans” has the meaning set forth in Section 4.07(a).
          “Premier Preferred Stock” means Series A, 5% noncumulative, no par value preferred shares of stock of Premier.
          “Premier’s SEC Documents” has the meaning set forth in Section 6.03(g).
          “Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in United’s or Premier’s SEC Documents.
          “Proxy Statement” has the meaning set forth in Section 7.03(a).
          “Registration Statement” has the meaning set forth in Section 7.03(a).
          “Regulatory Authorities” has the meaning set forth in Section 6.03(i).
          “Replacement Option” has the meaning set forth in Section 4.07(a).
          “Representative” has the meaning set forth in Section 4.02(b).
          “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.
          “Rockingham Heritage Bank” means Rockingham Heritage Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of Premier.
          “SEC” means the Securities and Exchange Commission.
          “Secretary of State” means the Secretary of State of the State of West Virginia.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
          “Shortfall Number” has the meaning set forth in Section 4.02(e).
          “Stock Consideration” has the meaning set forth in Section 4.01(a).
          “Stock Election” has the meaning set forth in Section 4.02(b).
          “Stock Election Number” has the meaning set forth in Section 4.02(b).
          “Stock Election Shares” has the meaning set forth in Section 4.02(b).
          “Stock Proration Factor” has the meaning set forth in Section 4.02(e).
          “Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 Section 210.1-(2)(w) of Regulation S-X of the SEC.
          “Surviving Corporation” has the meaning set forth in Section 2.01(b).
          “Takeover Laws” has the meaning set forth in Section 6.03(o).
          “Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.
          “Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.
          “Total Cash Consideration” means the product obtained by multiplying (x) the Cash Consideration by (y) the Cash Election Shares.
          “Total Stock Consideration” means the product obtained by multiplying (x) the Exchange Ratio by (y) the Stock Election Number.
          “Treasury Stock” shall mean shares of Premier Common Stock held by Premier or any of its Subsidiaries in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.
          “United” has the meaning set forth in the preamble to this Agreement.

          “United Bank” means United Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia.
          “United Board” means the board of directors of United.
          “United Common Stock” means the common stock, par value $2.50 per share, of United.
          “United Compensation and Benefit Plans” has the meaning set forth in Section 6.04(k)(i).
          “United Consultants” has the meaning set forth in Section 6.04(k)(i).
          “United Directors” has the meaning set forth in Section 6.04(k)(i).
          “United Employees” has the meaning set forth in Section 6.04(k)(i).
          “United ERISA Affiliate” has the meaning set forth in Section 6.04(k)(iii).
          “United ERISA Affiliate Plan” has the meaning set forth in Section 6.04(k)(iii).
          “United Pension Plan” has the meaning set forth in Section 6.04(k)(ii).
          “United Ratio” has the meaning set forth in Section 9.01(f).
          “United’s SEC Documents” has the meaning set forth in Section 6.04(g).
          “VSCA” means the Virginia Stock Corporation Act.
ARTICLE II
The Merger
     2.01 The Merger. (a) Prior to the Effective Time, United shall take any and all action necessary (i) duly to organize the Merger Sub for the purpose of consummating the Merger; (ii) to cause Merger Sub to become a party to this Agreement, to be evidenced by the execution by the Merger Sub of a supplement to this Agreement in substantially the form of Annex A and delivery thereof to Premier; and (iii) to cause Merger Sub to take all actions necessary or proper to comply with the obligations of United and such Merger Sub to consummate the transactions contemplated hereby.
          (b) At the Effective Time, Premier shall merge with and into Merger Sub (the “Merger”), the separate corporate existence of Premier shall cease and Merger Sub shall survive and continue to exist as a Virginia corporation (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). United may at any time prior to the Effective Time change the method of effecting the combination with Premier (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i)

cause the approval of the stockholders of United to be required as a condition to the Merger, (ii) alter or change the amount or kind of Merger Consideration (as hereinafter defined), or the relative proportions of cash and United Common Stock included therein, (iii) adversely affect the tax treatment of Premier’s stockholders as a result of receiving the Merger Consideration or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that United shall provide Premier prior written notice of such change and the reasons therefore.
          (c) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon the occurrence of the filing in the office of the Corporation Commission articles of merger in accordance with Section 13.1-720 of the VSCA or such later date and time as may be set forth in such certificate of merger. The Merger shall have the effects prescribed in the VSCA.
          (d) The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
     2.02 Effective Date and Effective Time. (a) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of United, on the last business day of the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”
          (b) Notwithstanding any other provision in this Agreement to the contrary, if United shall exercise its right to delay the Effective Date pursuant to this Section, and a record date for any dividend or other distribution in respect of the United Common Stock is taken during the period of such delay such that the Premier stockholders will not be entitled to participate in such dividend, each stockholder of Premier shall be entitled to receive, upon surrender of the Old Certificates and compliance with the other provisions of Article IV, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of United Common Stock issuable to such holder in the Merger on the record date for such dividend or other distribution.
ARTICLE III
The Bank Merger
     3.01 The Bank Merger. (a) Immediately after the Effective Time, Marathon Bank, Rockingham Heritage Bank and PremierBank, wholly-owned subsidiaries of Premier, shall merge with and into United Bank, a wholly-owned subsidiary of United (the “Bank Merger”), the separate existence of Marathon Bank, Rockingham Heritage Bank and PremierBank shall cease and United Bank shall survive and continue to exist as a Virginia banking corporation.

United may at any time prior to the Effective Time, change the method of effecting the combination with Marathon Bank, Rockingham Heritage Bank and PremierBank (including without limitation the provisions of this Article III) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however that no such change shall (i) alter or change the amount or kind of Merger Consideration, or the relative proportions of cash and United Common Stock included therein, (ii) adversely affect the tax treatment of Premier’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, and provided further, that United shall provide Premier with prior written notice of such change and the reasons therefore.
          (b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the occurrence of the filing in the office in the Corporation Commission of articles of merger in accordance with Section 13.1-720 of the VSCA or such later date and time as may be set forth in such articles and the issuance of a certificate of merger by the Corporation Commission under the VSCA. The Bank Merger shall have the effects prescribed in the VSCA.
     3.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Bank Merger (the “Bank Merger Effective Date”) to occur on the Effective Date or such later date to which the parties may agree in writing.
ARTICLE IV
Consideration; Exchange Procedures
     4.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:
          (a) Stock Consideration and Cash Consideration. Each holder of a share of Premier Common Stock (other than Premier or its subsidiaries or United and its subsidiaries and Dissenters’ Shares, except for shares held by them in a fiduciary capacity) shall receive in respect thereof, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either (i) 0.93 shares (“Exchange Ratio”) of United Stock (the “Stock Consideration”) or (ii) $34.00 in cash without interest (the “Cash Consideration”) or a combination of the Stock Consideration and the Cash Consideration. The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”
          (b) Outstanding United Stock. Each share of United Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.
          (c) Treasury Shares. Each share of Premier Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

          (d) Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger, and no consideration shall be issued in exchange therefor.
     4.02 Election and Proration Procedures.
          (a) An election form in such form as Premier and United shall mutually agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Premier Common Stock as of a record date that shall be the same date as the record date for eligibility to vote on the Merger. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Premier Common Stock. United shall make available Election Forms as may be reasonably requested by all persons who become holders of Premier Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and Premier shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.
          (b) Each Election Form shall entitle the holder of shares of Premier Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) elect to receive the Stock Consideration with respect to some of such holder’s shares and the Cash Consideration with respect to such holder’s remaining shares (a “Mixed Election”) or (iv) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Holders of record of shares of Premier Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Premier Common Stock held by that Representative for a particular beneficial owner. Shares of Premier Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Premier Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Premier Common Stock as to which no election has been made are referred to as “Non-Election Shares.” For purposes of this Section, Dissenters’ Shares shall be deemed Cash Election Shares. The aggregate number of shares of Premier Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”
          (c) To be effective, a properly completed Election Form must be received by a bank or trust company designated by United and reasonably satisfactory to Premier (the “Exchange Agent”) on or before 5:00 p.m., New York City time, on the third business day immediately preceding the Premier Meeting (or such other time and date as Premier and United may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and, if required by United, indemnification regarding the loss or destruction of such Old Certificates or the guaranteed delivery of such Old Certificates) representing all shares of Premier Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Premier stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Premier stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent. Notwithstanding the previous two sentences, if the Effective Time shall not occur within 15 days following the Election Deadline, then during the period commencing on the 16th day following the Election Deadline and ending on 5:00 p.m., New York City time, on the third business day prior to the Closing Date (the “Election Modification Period”), any Premier stockholder may change or revoke his or her election in the manner specified in the previous two sentences. All elections shall be revoked automatically if the Exchange Agent is notified in writing by United and Premier that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, (ii) revokes (as opposed to changes) his or her Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline or (iii) revokes his or her Election Form during the Election Modification Period, the shares of Premier Common Stock held by such stockholder shall be designated Non-Election Shares. United shall cause the Certificates representing Premier Common Stock described in (ii) or (iii) in the immediately preceding sentence to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.
          (d) Notwithstanding any other provision contained in this Agreement, at least 50% and no more than 65% of the total number of shares of Premier Common Stock outstanding at the Effective Time (the “Minimum Stock Conversion Number” and the “Maximum Stock Conversion Number” respectively) shall be converted into the Stock Consideration and the remaining outstanding shares of Premier Common Stock (excluding shares of Premier Common Stock to be canceled as provided in Section 4.01(c)) shall be converted into the Cash Consideration.
          (e) Within three business days after the Election Deadline, United shall cause the Exchange Agent to effect the allocation among holders of Premier Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:
                    (i) If the Stock Election Number exceeds the Maximum Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the number of shares of United Common Stock equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Exchange Ratio by (3) a fraction the numerator of which is the Maximum Stock Conversion Number and the denominator of which is the Stock Election Number (the “Stock Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Cash Consideration by (3) one minus the Stock Proration Factor;
                    (ii) If the Stock Election Number is less than the Minimum Stock Conversion Number (the amount by which the Minimum Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:
                    (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the number of shares of United Common Stock equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the “Non-Election Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Non-Election Proration Factor; or
                    (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the number of shares of United Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares (the “Cash Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Cash Proration Factor.
                    (C) The purchase of fractional shares pursuant to Section 4.04 of this Agreement shall be taken into account in calculating the number of Non-Election Shares and Cash Election Shares to convert into the right to receive Stock Consideration under this Section 4.02(e)(ii) to ensure that the Minimum Stock Conversion Number is at least 50%.

     4.03 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Premier Common Stock shall cease to be, and shall have no rights as, stockholders of Premier, other than to receive the Merger Consideration and any dividend or other distribution with respect to such Premier Common Stock with a record date occurring prior to the Effective Time, the payment, if any, in lieu of certain dividends on United Common Stock provided for in Section 2.02(b), and the consideration provided under this Article IV. After the Effective Time, there shall be no transfers on the stock transfer books of Premier or the Surviving Corporation of shares of Premier Common Stock.
     4.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of United Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, United shall pay to each holder of Premier Common Stock who would otherwise be entitled to a fractional share of United Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of United Common Stock as reported by NASDAQ reporting system (as reported in the Wall Street Journal) on the Effective Date.
4.05 Exchange Procedures.
          (a) At or prior to the Effective Time, United shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Premier Common Stock (“Old Certificates”), for exchange in accordance with this Article IV, (i) certificates representing shares of United Common Stock (“New Certificates”) and (ii) an amount of cash necessary to pay the cash portion of the Merger Consideration and any payments required by Section 2.02(b) (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.
          (b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates who has not previously submitted such Old Certificates with a properly completed Election Form a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates, if any, that the holders of the Old Certificates are entitled to receive pursuant to Article IV, and the cash, if any, that the holders of the Old Certificates are entitled to receive pursuant to Article IV, any cash in lieu of fractional shares into which the shares of Premier Common Stock represented by the Old Certificates shall have been converted pursuant to this Agreement and any payment required pursuant to Section 2.02(b) of this Agreement. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates shall be entitled to receive in exchange therefore (i) a New Certificate representing that number of whole shares of United Common Stock that such holder has the right to receive pursuant to Article IV, if any, (ii) a check representing the amount of the cash that such holder is entitled to receive pursuant to Article IV, if any, (iii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article IV, and (iv) any payment required by Section 2.02(b), and the Old Certificates so surrendered shall forthwith be cancelled.
          (c) Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Premier Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (d) No dividends or other distributions with respect to United Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Premier Common Stock converted in the Merger into the right to receive shares of such United Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefore in accordance with the procedures set forth in this Section 4.05. After becoming so entitled in accordance with this Section 4.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of United Common Stock such holder had the right to receive upon surrender of the Old Certificates.
          (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Premier for twelve months after the Effective Time shall be paid to United. Any stockholders of Premier who have not theretofore complied with this Article IV shall thereafter look only to United for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of Premier Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.
     4.06 Anti-Dilution Provisions. In the event United changes (or establishes a record date for changing) the number of shares of United Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding United Common Stock and the record date therefore shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the United Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted.
     4.07 Options. (a) At the Effective Time, each outstanding option (each, a “Premier Stock Option”) to purchase shares of Premier Common Stock under any and all plans of Premier under which stock options have been granted and are outstanding (collectively, the “Premier Stock Plans”) shall vest pursuant to the terms thereof and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Premier Stock Option (other than any requirement that an option be exercised within a specific time period after termination of employment or cessation of service as a non-employee director which requirement shall be waived or deleted from each option by amendment thereto), the number of shares of United Common Stock equal to (a) the number of shares of Premier Common Stock subject to the Premier Stock Option, multiplied by (b) the Exchange Ratio. Such product shall be rounded to the nearest whole number. The exercise price per share (rounded to the nearest whole cent) of each Replacement Option shall equal (y) the exercise price per share for the shares of Premier Common Stock which were purchasable pursuant to such Premier Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Premier Stock Option which is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, Premier shall use its reasonable best efforts, including using its reasonable best efforts to obtain any necessary consents from optionees, with respect to the Premier Stock Plans to permit the replacement of the outstanding Premier Stock Options by United pursuant to this Section and to permit United to assume the Premier Stock Plans. Premier shall further take all action necessary to amend the Premier Stock Plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, United shall assume the Premier Stock Plans; provided, that such assumption shall be only in respect of the Replacement Options and that United shall have no obligation with respect to any awards under the Premier Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Premier Stock Plans.
          (b) At all times after the Effective Time, United shall reserve for issuance such number of shares of United Common Stock as necessary so as to permit the exercise of options granted under the Premier Stock Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. United shall make all filings required under federal and state securities laws no later than the Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and United shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of such shares.
     4.08 Dissenters’ Rights. If applicable, shares of Premier Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with the VSCA (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the VSCA, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 4.05 of the Old Certificates that, immediately prior to the Effective Time, evidenced such shares.

ARTICLE V
Actions Pending the Effective Time
     5.01 Forebearances of Premier. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of United, Premier will not, and will cause each of its Subsidiaries not to:
          (a) Ordinary Course. Conduct the business of Premier and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon Premier’s ability to perform any of its material obligations under this Agreement.
          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Premier Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Premier Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.
          (c) Dividends, Etc. (a) Make, declare, pay or set aside for payment any dividend (other than regular quarterly cash dividends in an amount not to exceed $0.065 per share of Premier Common Stock on the record and payment dates consistent with past practice and dividends from wholly-owned Subsidiaries to Premier or another wholly-owned Subsidiary of Premier) on or in respect of, or declare or make any distribution on any shares of Premier Common Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Premier or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit, except (i) Premier may award normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, and (ii) United and Premier will establish a retention bonus pool not to exceed $400,000 in the aggregate that will be dedicated to those employees of Premier with consultation of Premier management for the purpose of encouraging the continued employment of such persons through the conversion of Premier’s data processing systems to those of United Bank.
          (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Premier or its

Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.
          (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.
          (g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.
          (h) Governing Documents. Amend the Premier Certificate, Premier By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Premier’s Subsidiaries.
          (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
          (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 6.03(k)) or amend or modify in any material respect any of its existing material contracts.
          (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Premier and its Subsidiaries, taken as a whole.
          (l) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.
          (m) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.
          (o) Commitments. Agree or commit to do any of the foregoing.
     5.02 Forebearances of United. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Premier, United will not, and will cause each of its Subsidiaries not to:
          (a) Ordinary Course. Conduct the business of United and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon United’s ability to perform any of its material obligations under this Agreement.
          (b) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
          (c) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Stock Repurchase Program.
          (d) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.
          (e) Transactions Involving United. Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving United and/or a United Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefore, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, however, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Premier Common Stock, upon completion of the Merger and their receipt of United Common Stock, in the same manner as the holders of United Common Stock.

          (f) Governing Documents. Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Premier.
          (g) Commitments. Agree or commit to do any of the foregoing.
ARTICLE VI
Representations and Warranties
     6.01 Disclosure Schedules. On or prior to the date hereof, United has delivered to Premier a schedule and Premier has delivered to United a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 6.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of Premier’s and United’s representations, warranties and covenants contained in this Agreement are qualified by reference to the Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.
     6.02 Standard. No representation or warranty of Premier or United contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “knowledge” shall mean (i) with respect to United, actual knowledge of Richard M. Adams, Richard M. Adams, Jr., James J. Consagra, Jr., James B. Hayhurst, Jr., Joe L. Wilson and Steven E. Wilson, and (ii) with respect to Premier, actual knowledge of Donald L. Unger, John K. Stephens, and John A. Willingham.
     6.03 Representations and Warranties of Premier. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Premier hereby represents and warrants to United:
          (a) Organization and Standing. Premier is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Premier is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Capitalization. As of the date hereof, the authorized capital stock of Premier consists of (i) 20,000,000 shares of Premier Common Stock, of which as of January 26, 2007, 5,701,842 shares were outstanding, and (ii) 1,000,000 shares of Series A, 5% non-cumulative preferred stock, no par value, none of which are issued and outstanding or held in treasury as of the date hereof. As of the date hereof, except pursuant to the terms of options and stock issued pursuant to the Premier Stock Plans, Premier does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Premier Common Stock or any other equity securities of Premier or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Premier Common Stock or other equity securities of Premier or any of its Subsidiaries. As of January 26, 2007, Premier has 334,685 shares of Premier Common Stock which are issuable and reserved for issuance upon the exercise of Premier Stock Options. The outstanding shares of Premier Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).
          (c) Subsidiaries. (i) Premier has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. (A) Premier owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by Premier or its Subsidiaries are fully paid and nonassessable and are owned by Premier or its Subsidiaries free and clear of any Liens.
                    (ii) Premier has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of January 26, 2007.
                    (iii) Each of Premier’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.
          (d) Corporate Power. Each of Premier and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Premier has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
          (e) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of more than two-thirds of the outstanding shares of Premier Common Stock entitled to vote thereon (which is the only vote of Premier stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Premier and the Premier Board. Assuming due authorization, execution and delivery by United, this Agreement is a valid and legally binding obligation of Premier, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The Premier board of directors has received the written opinion of Davenport & Company LLC to the effect that as of the date hereof the consideration to be received by the holders of Premier Common Stock in the Merger is fair to the holders of Premier Common Stock from a financial point of view.
          (f) Consents and Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Premier or any of its Subsidiaries in connection with the execution, delivery or performance by Premier of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities and (B) the filing of a certificate of merger with the Corporation Commission pursuant to the VSCA and the issuance of a certificate of merger in connection therewith. As of the date hereof, Premier is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).
                    (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of Premier or of any of its Subsidiaries or to which Premier or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Premier Certificate or the Premier By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.
          (g) Financial Reports; Absence of Certain Changes or Events. (i) Premier’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2003, 2004 and 2005 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2005, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “Premier’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Premier contained in or incorporated by reference into any of Premier’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Premier and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Premier in any of Premier’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Premier and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.
          (ii) Section 6.03(g)(ii) of Premier’s Disclosure Schedule lists, and upon request, Premier has delivered to United, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K) effected by Premier or its Subsidiaries, since December 31, 2005. Yount, Hyde & Barbour, P.C., which has expressed its opinion with respect to the financial statements of Premier and its Subsidiaries (including the related notes) included in Premier’s SEC Documents is and has been throughout the periods covered by such financial statements (A) an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, (B) “independent” with respect to Premier within the meaning of Regulation S-X and (C) in compliance with subsection (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Accounting Oversight Board.
          (iii) Premier has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2003. Section 6.03(g)(iii) of Premier’s Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement, Premier has delivered to United copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning since December 31, 2003, (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Premier referred to in clause A above, (C) all proxy statements relating to Premier’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to United pursuant to this Section 6.03(g), filed by Premier with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by Premier from the Staff of the SEC since December 31, 2003 and all responses to such comment letters by or on behalf of Premier.
          (iv) Premier maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Premier and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the

SEC and other public disclosure documents. Premier maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2006, such internal control over financial reporting was effective in providing reasonable assurance to Premier’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with generally accepted accounting principles. To Premier’s knowledge, each director and executive officer of Premier has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2003. As used in this Section 6.03(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
                    (v) Since December 31, 2006, Premier and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.
                    (vi) Since December 31, 2006, (A) Premier and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Premier.
          (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Premier or any of its Subsidiaries and, to Premier’s knowledge, no such litigation, claim or other proceeding has been threatened.
          (i) Regulatory Matters. (i) Neither Premier nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
                    (ii) Neither Premier nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
                    (iii) Premier is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.
          (j) Compliance with Laws. Each of Premier and its Subsidiaries:

                    (i) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;
                    (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Premier’s knowledge, no suspension or cancellation of any of them is threatened;
                    (iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that Premier or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Premier’s knowledge, do any grounds for any of the foregoing exist);
                    (iv) Since July 1, 2005, is in compliance with the privacy provisions of the Gramm-Leach-Bailey Act, and all other applicable laws relating to consumer privacy; and
                    (v) At the Effective Time, the assumption by United of Premier’s obligations under Paragraphs 7.12 and 7.14(b) would be in compliance with Section 13(k) of the Exchange Act.
          (k) Material Contracts; Defaults. Except for this Agreement, neither Premier nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither Premier nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
          (l) No Brokers. No action has been taken by Premier that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Davenport & Company LLC.
          (m) Employee Benefit Plans. (i) Premier has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement,

profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of Premier or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). Neither Premier nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.
          (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”), and Premier is not aware of any circumstances likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Premier, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. Neither Premier nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Premier or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
          (iii) No Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Premier or any of its Subsidiaries or any entity (and “ERISA Affiliate”) which is considered one employer with Premier under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of Premier, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.
          (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Premier or any of its Subsidiaries is a party have been timely made or have been reflected on Premier’s financial statements. None of Premier, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
          (v) Neither Premier nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Premier or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
          (vi) Premier and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.
          (vii) With respect to each Compensation and Benefit Plan, if applicable, Premier has provided or made available to United, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) most recent determination letter issued by the IRS; (G) any Form 5310 or Form 5330 filed with the IRS; and (H) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
          (viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
          (ix) Neither Premier nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
          (x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of United, Premier or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
     (n) Labor Matters. Neither Premier nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Premier or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Premier or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Premier’s knowledge, threatened, nor is Premier aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
          (o) Takeover Laws. Premier has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to Premier (collectively, “Takeover Laws”), including, without limitation, Section 13.1-726 of the VSCA.
          (p) Environmental Matters. To Premier’s knowledge, neither the conduct nor operation of Premier or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Premier’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Premier’s knowledge, neither Premier nor any of its Subsidiaries has received any notice from any person or entity that Premier or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.
          (q) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Premier and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Premier or its Subsidiaries. Premier has made available to United true and correct copies of the United States Federal Income Tax Returns filed by Premier and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2005. Neither Premier nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2006 in excess of the amounts accrued with respect thereto that are reflected in the financial statements of Premier as of December 31, 2006. As of the date hereof, neither Premier nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
                    (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.
          (r) Risk Management Instruments. Neither Premier nor any of its subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Premier’s own account, or for the account of one or more of Premier’s Subsidiaries or their customers.
          (s) Books and Records. The books and records of Premier and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.
          (t) Insurance. Premier Previously Disclosed all of the insurance policies, binders, or bonds maintained by Premier or its Subsidiaries. Premier and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Premier reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Premier and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
          (u) Disclosure. The representations and warranties contained in this Section 6.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.03, in light of the circumstances in which they are made, not misleading.
     6.04 Representations and Warranties of United. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, United hereby represents and warrants to Premier:
          (a) Organization and Standing. United is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. United is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
          (b) Capitalization. (i) As of the date hereof, the authorized capital stock of United consists solely of 100,000,000 shares of United Common Stock, of which as of December 31, 2006, 44,320,832 shares, including 3,261,931 shares held in treasury, were outstanding. As of the date hereof, except as set forth in its Disclosure Schedule, United does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of United Common Stock or any other equity securities of United or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of United Common Stock or other equity securities of United or any of its Subsidiaries. As of December 31, 2006, United has 1,732,200 shares of

United Common Stock which are issuable and reserved for issuance upon exercise of United Stock Options. The outstanding shares of United Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).
                    (ii) The shares of United Common Stock to be issued in exchange for shares of Premier Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ.
          (c) Subsidiaries. Each of United’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.
          (d) Corporate Power. Each of United and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and United has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
          (e) Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of United and the United Board. Shareholder approval of the transactions contemplated hereby is not required. Assuming due authorization, execution and delivery by Premier, this Agreement is a valid and legally binding agreement of United, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          (f) Consents and Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by United or any of its Subsidiaries in connection with the execution, delivery or performance by United of this Agreement or to consummate the Merger except for (A) filings of applications and notices with the federal and state banking and insurance authorities; (B) filings with the NASDAQ regarding the United Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of articles of merger with the Corporation Commission pursuant to the VSCA and the issuance of the related certificate of merger; (E) the filing of articles of merger with the Secretary of State pursuant to the WVBCA and the issuance of the related certificate of merger (F) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of United Stock in the Merger; and (G) receipt of the approvals set forth in Section 8.01(b). As of the date hereof, United is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).
                    (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of United or of any of its Subsidiaries or to which United or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of United or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
          (g) Financial Reports and SEC Documents; Absence of Certain Changes or Events. (i) United’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2003, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “United’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of United contained in or incorporated by reference into any of United’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of United and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of United in any of United’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of United and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements. Section 6.04(g)(i) of United’s Disclosure Schedule lists, and upon request, United has delivered to Premier, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K) effected by United or its Subsidiaries, since December 31, 2006. Ernst & Young, LLP, which has expressed its opinion with respect to the financial statements of United and its Subsidiaries (including the related notes) included in the United SEC Documents is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (y) “independent” with respect to United within the meaning of Regulation S-X, and (z) in compliance with subsection (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Accounting Oversight Board.

                    (ii) Since December 31, 2006, United and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.
                    (iii) Since December 31, 2006, (A) United and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to United.
          (h) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against United or any of its Subsidiaries and, to the best of United’s knowledge, no such litigation, claim or other proceeding has been threatened.
          (i) Regulatory Matters. (i) Neither United nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.
                    (ii) Neither United nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
                    (iii) United is not a financial holding company as defined by the Gramm-Leach-Bailey Act of 1999.
          (j) Compliance with Laws. Each of United and its Subsidiaries:
                    (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;
                    (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened;
                    (iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that United or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to United’s knowledge, do any grounds for any of the foregoing exist); and
                    (iv) since July 1, 2001, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.
          (k) Employee Benefit Plans. (i) United has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “United Employees”), current or former consultant (the “United Consultants”) or current or former director (the “United Directors”) of United or any of its Subsidiaries participates or to which any United Employees, United Consultants or United Directors are a party (the “United Compensation and Benefit Plans”).
                    (ii) Each United Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “United Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such United Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and United is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of United, threatened legal action, suit or claim relating to the United Compensation and Benefit Plans other than routine claims for benefits. Neither United nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any United Compensation and Benefit Plan that would reasonably be expected to subject United or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
                    (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by United or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an “United ERISA Affiliate”) which is considered one employer with United under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “United ERISA Affiliate Plan”). None of United, any of its Subsidiaries or any United ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any United Compensation and Benefit Plan or by any United ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or United ERISA Affiliate Plan and, to United’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of United, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any United Compensation and Benefit Plan. Under each United Pension Plan and United ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such United Pension Plan or United ERISA Affiliate Plan), did not exceed the then current value of the assets of such United Pension Plan or United ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such United Pension Plan or United ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.
          (iv) All contributions required to be made under the terms of any United Compensation and Benefit Plan or United ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which United or any of its Subsidiaries is a party have been timely made or have been reflected on United’s financial statements. Neither any United Pension Plan nor any United ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each United Pension Plan or United ERISA Affiliate Plan have been made on or before their due dates. None of United, any of its Subsidiaries or any United ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any United Pension Plan or to any United ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
          (v) Neither United nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any United Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such United Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by United or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
          (vi) United and its Subsidiaries do not maintain any United Compensation and Benefit Plans covering foreign Employees.
          (vii) With respect to each United Compensation and Benefit Plan, if applicable, United has provided or made available to Premier, true and complete copies of existing: (A) United Compensation and Benefit Plan documents and amendments thereto; (B)

trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
          (viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any United Employee, United Consultant or United Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any United Compensation and Benefit Plan or
          (C) result in any material increase in benefits payable under any United Compensation and Benefit Plan.
          (ix) Except for compensation paid to Richard M. Adams, neither United nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
          (x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of United, Premier or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
     (l) No Brokers. No action has been taken by United that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to Sandler O’Neill & Partners, L.P.
     (m) Takeover Laws. United has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to United.
     (n) Environmental Matters. To United’s knowledge, neither the conduct nor operation of United or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to United’s knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To United’s knowledge, neither United nor any of its Subsidiaries has received any notice from any person or entity that United or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.
     (o) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to United and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of United or its Subsidiaries. Neither United nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by United’s SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in United’s SEC Documents filed on or prior to the date hereof. As of the date hereof, neither United nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     (p) Books and Records. The books and records of United and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.
     (q) Insurance. United Previously Disclosed all of the insurance policies, binders, or bonds maintained by United or its Subsidiaries. United and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of United reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; United and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
     (r) Funds Available. United has, and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to effect the transactions contemplated hereby.
     (s) Disclosure. The representations and warranties contained in this Section 6.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.04, in light of the circumstances under which they are made, not misleading.

          (t) Representations and Warranties of United with Respect to Merger Sub. (i) Organization, Standing and Authority. The Merger Sub is or prior to the Effective Time will be duly organized and validly existing in good standing under the laws of the state of its organization, and is or prior to the Effective Time will be duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Merger Sub will have been organized for the purpose of the transactions contemplated by this Agreement, and no newly chartered Merger Sub will have previously conducted any business or incurred any liabilities.
                    (ii) Power. The Merger Sub has, or prior to the Effective Time will have, the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
                    (iii) Authority. This Agreement and the transactions contemplated hereby have been, or prior to the Effective Time will have been, authorized by all requisite action on the part of the Merger Sub and its respective subsidiaries or members. Upon execution and delivery of Annex A, this Agreement will be a valid and legally binding agreement of the Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
ARTICLE VII
Covenants
     7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Premier and United agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
     7.02 Stockholder Approvals. Premier agrees to take, in accordance with applicable law and the Premier Certificate and Premier By-laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Premier’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Premier Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Premier Board will recommend that the Premier stockholders approve and adopt the Agreement and the transactions contemplated hereby, provided that the Premier Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the Premier Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Premier Board under applicable law.

     7.03 Registration Statement. (a) United agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by United with the SEC in connection with the issuance of United Common Stock in the Merger (including the prospectus of United and proxy solicitation materials of Premier constituting a part thereof (the “Proxy Statement”) and all related documents). Premier and United agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement; and provided that Premier and its Subsidiaries have cooperated as required above, United agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within seventy-five (75) days from the date of this Agreement. Each of Premier and United agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. United also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Premier agrees to furnish to United all information concerning Premier, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing and shall have the right to review and consult with United and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.
          (b) Each of Premier and United agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Premier Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Premier and United further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.
          (c) United agrees to advise Premier, promptly after United receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of United Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     7.04 Press Releases. Each of Premier and United agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.
     7.05 Access; Information. (a) Each of Premier and United agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.
          (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
          (c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as, the same shall become available.
          (d) The provisions of this Section 7.05 are in addition to, and not in lieu of, that certain letter agreement dated January 9, 2007, between the parties (the “Letter Agreement”), the terms of which are hereby specifically confirmed.
     7.06 Acquisition Proposals. Premier agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than United with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Premier will inform United promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Premier or any merger, change or control or other business combination involving Premier. Notwithstanding the foregoing, if, at any time the Premier Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Premier, in response to a written Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 7.06, may furnish non-public information with respect to Premier to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.
     7.07 Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, Premier shall deliver to United a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Premier Meeting, deemed to be an “affiliate” of Premier (each, a “Premier Affiliate”) as that term is used in Rule 145 under the Securities Act.
          (b) Premier shall use its reasonable best efforts to cause each person who may be deemed to be a Premier Affiliate to execute and deliver to United on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.
     7.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.
     7.09 Certain Policies. Immediately prior to the Effective Date, Premier shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and United, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of United and shall make appropriate accruals for any employee benefits, plans, arrangements or obligations assumed by United under this Agreement; provided, however, that Premier shall not be obligated to take any such action pursuant to this Section 7.09 unless and until United acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to Premier that United’s representations and warranties, subject to Section 6.02, are true and correct as of such date and that United is otherwise material in compliance with this Agreement. Premier’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 7.09.

     7.10 Regulatory Applications. (a) United and Premier and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of United and Premier shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.
          (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.
     7.11 Indemnification. (a) Following the Effective Date and for a period of six years thereafter, United shall indemnify, defend and hold harmless the present directors, officers and employees of Premier and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Premier is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the Premier Certificate, the Premier By-Laws and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Virginia law, the Premier Certificate, the Premier By-Laws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to United) selected by United and reasonably acceptable to such officer or director.
          (b) For a period of six (6) years from the Effective Time, United shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Premier or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Premier) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Premier; provided, however, that in no event shall United be required to expend more than 200 percent of the current amount expended by Premier (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if United is unable to maintain or obtain the insurance called for by this Section 7.11(b), United shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Premier or any Subsidiary may be required to make application and provide customary representations and warranties to United’s insurance carrier for the purpose of obtaining such insurance.
          (c) Any Indemnified Party wishing to claim indemnification under Section 7.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify United thereof; provided that the failure so to notify shall not affect the obligations of United under Section 7.11(a) unless and to the extent that United is actually prejudiced as a result of such failure.
          (d) If United or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of United shall assume the obligations set forth in this Section 7.11.
          (e) The provisions of this Section 7.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     7.12 Benefit Plans. (a) It is the intention of United that within a reasonable period of time following the Effective Time (i) it will provide employees of Premier with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of United, (ii) United shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (iii) all Premier employees will receive credit for years of service with Premier and its predecessors prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual) under United’s benefit plans. United shall maintain Premier’s existing employee benefit plans until such time as United has provided similar plans to Premier’s employees as contemplated in the preceding sentence. Premier employees shall not be entitled to accrual of benefits or allocation of contributions under United’s benefit plans based on years of service with Premier and its predecessors prior to the Effective Date.
          (b) United agrees that each Premier employee who is involuntarily terminated by United (other than for cause) within six (6) months of the Effective Date, shall receive a severance payment equal to two (2) weeks of base pay (at the rate in effect on the termination date) for each year of service at Premier (with credit for partial years of service), with a maximum payment equal to twenty-six (26) weeks of base pay.
          (c) Immediately prior to the Effective Date, Premier shall take such action as may be necessary to terminate its 401(k) plan. Following the receipt of a favorable determination letter from the IRS relating to the termination of the 401(k) plan, the assets of the plan shall be distributed to participants as provided in the plan. In the event a favorable ruling is not issued, Premier agrees that termination of the 401(k) plan shall not occur and the 401(k) plan shall be merged with United’s 401(k) plan.
     7.13 Notification of Certain Matters. Each of Premier and United shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     7.14 Directors and Officers. (a) United agrees to cause one (1) individual from Premier to be appointed as a director of United at the Effective Time. The individual shall be chosen by United.
          (b) United agrees to cause three (3) individuals from Premier to be appointed to serve on the board of directors of United Bank at the effective time of the Bank Merger. The individuals chosen by Premier to serve as directors of United Bank shall be subject to the approval of the United Board. Any directors that are on Premier’s board of directors at the Effective Time and not chosen to serve as directors of United Bank shall serve on a newly created regional advisory board of directors encompassing the Winchester, Harrisonburg and Charlottesville, Virginia market.
          (c) United agrees to appoint Mr. Unger as the President of a newly created region encompassing the Winchester, Harrisonburg and Charlottesville, Virginia markets and agrees to appoint Mr. Stephens as the Chairman of this newly created region.
          (d) At and following the Effective Time, United shall honor, and United shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Premier existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar life insurance or “change-in-control” agreements, plans or policies of Premier which are Previously Disclosed. United acknowledges that the consummation of the Merger will constitute a “change-in-control” of Premier for purposes of any employee benefit plans, agreements and arrangements of Premier.
     7.15 Current Public Information. United agrees that it shall, for a period of three (3) years following the Effective Time, use its best efforts to meet the current public information requirements as set forth in paragraph (c) of Rule 144 promulgated under the Securities Act, and will provide those persons providing affiliate letters pursuant to Section 7.07 with such other information as they may reasonably require and to otherwise cooperate with such persons to facilitate any sales of United Common Stock issued to such persons pursuant to this Agreement in compliance with the provisions of Rule 144 and/or Rule 145 promulgated under the Securities Act. The provisions of this Section 7.15 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, such affiliates of Premier.

ARTICLE VIII
Conditions to Consummation of the Merger
     8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of United and Premier to consummate the Merger is subject to the fulfillment or written waiver by United and Premier prior to the Effective Time of each of the following conditions:
          (a) Stockholder Approval. This Agreement and Plan of Reorganization shall have been duly approved by the requisite vote of the stockholders of Premier.
          (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the United Board reasonably determines in good faith would either before or after the Effective Time have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole.
          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of United Common Stock to be issued in the Merger shall have been received and be in full force and effect.
          (f) Listing. To the extent required, the shares of United Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.
     8.02 Conditions to Obligation of Premier. The obligation of Premier to consummate the Merger is also subject to the fulfillment or written waiver by Premier prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of United set forth in this Agreement shall be true and correct, subject to Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Premier shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.
          (b) Performance of Obligations of United. United shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Premier shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.
          (c) Opinion of Premier’s Counsel. Premier shall have received an opinion of Williams Mullen, counsel to Premier, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of Premier who receive shares of United Common Stock in exchange for shares of Premier Common Stock, except that gain or loss may be recognized as to cash received as Merger Consideration and cash received in lieu of fractional share interests. In rendering its opinion, Williams Mullen may require and rely upon representations contained in letters from Premier, United, officers and employees of Premier or United, and others.
     8.03 Conditions to Obligation of United. The obligation of United to consummate the Merger is also subject to the fulfillment or written waiver by United prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Premier set forth in this Agreement shall be true and correct, subject to Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and United shall have received a certificate, dated the Effective Date, signed on behalf of Premier by the Chief Executive Officer and the Chief Financial Officer of Premier to such effect.
          (b) Performance of Obligations of Premier. Premier shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and United shall have received a certificate, dated the Effective Date, signed on behalf of Premier by the Chief Executive Officer and the Chief Financial Officer of Premier to such effect.
          (c) Opinion of United’s Counsel. United shall have received an opinion of Bowles Rice McDavid Graff & Love LLP, special counsel to United, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Bowles Rice McDavid Graff & Love LLP may require and rely upon representations contained in letters from United, Premier, officers and employees of United or Premier, and others.

ARTICLE IX
Termination
     9.01 Termination. This Agreement may be terminated, and the Acquisition may be abandoned:
          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of United and Premier, if the board of directors of each so determines by vote of a majority of the members of its entire Board.
          (b) Breach. At any time prior to the Effective Time, by United or Premier (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its board of directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.
          (c) Delay. At any time prior to the Effective Time, by United or Premier, if its board of directors so determines by vote of a majority of the members of its entire Board, in the event that the Acquisition is not consummated by November 30, 2007, except to the extent that the failure of the Acquisition then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).
          (d) No Approval. By Premier or United, if its board of directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 8.01(a) herein is not obtained at the Premier Meeting.
          (e) Failure to Recommend, Etc. At any time prior to the Premier Meeting, by United if the Premier Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of United.
          (f) Decline in United Common Stock Price. By Premier, if the Premier Board so determines by a vote of the majority of the members of its entire board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:
                    (i) The number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “United Ratio”) shall be less than .80; and

                    (ii) (x) the United Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);
subject, however, to the following three sentences. If Premier elects to exercise its termination right pursuant to this Section, it shall give written notice to United (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, United shall have the option to increase the consideration to be received by the holders of Premier Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the United Ratio. If United so elects within such five-day period, it shall give prompt written notice to Premier of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)
          For purposes of this Section 9.01(f), the following terms shall have the meanings indicated:
“Average Closing Price” shall mean the average of the closing prices of a share of United Common Stock on the NASDAQ reporting system (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the period of twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.
“Determination Date” shall mean the ten (10) calendar days immediately prior to the Effective Time.
“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.
“Index Group” shall mean the NASDAQ Bank Index.
“Index Price,” shall mean the closing price on such date of the NASDAQ Bank Index.
“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of United Common Stock on the NASDAQ reporting system (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.
          (g) Superior Proposal. By Premier, if the Premier Board so determines by a vote of the majority of the members of its entire board, at any time prior to the Premier Meeting, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal that was received and considered by Premier in compliance with Section 7.06 and that would, if consummated, result in a transaction that is more favorable to Premier’s stockholders from a financial point of view than the Merger (a “Superior Proposal"); provided, however, that (i) this Agreement may be terminated by Premier pursuant to this Section 9.01(g) only after the fifth business day following United’s receipt of written notice from Premier advising United that Premier is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, United does not make an offer to Premier that the Premier Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) Premier pays the Fee specified in Section 9.03.
     9.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.03 and (ii) that termination will not relieve a breaching party from liability for any breach of this Agreement giving rise to such termination.
     9.03 Fees and Expenses. (a) In the event that: (i) this Agreement shall be terminated by either party pursuant to Section 9.01(d)(ii), and, at or prior to the time of the failure of Premier’s stockholders to approve this Agreement and the Merger, an Acquisition Proposal shall have been made public and not withdrawn; or (ii) this Agreement is terminated pursuant to Section 9.01(e), then, in any such event, Premier shall pay United promptly (but in no event later than two business days after the first of such events shall have occurred) a fee of Eight Million Dollars (the “Fee”), which amount shall be payable in immediately available funds.
          (b) In the event that Premier shall fail to pay the Fee when due, the Fee plus the costs and expenses actually incurred or accrued by United (including, without limitation, fees and expenses of counsel) in connection with the collection of the Fee under the enforcement of this Section 9.03, together with interest on such unpaid Fee and costs and expenses, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.
ARTICLE X
Miscellaneous
     10.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 2.02(b), 7.11, 7.12, 7.14, 7.15 and this Article X which shall survive the Effective Time) or the termination of this

Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 7.03(b), 7.05(b), 9.02, the Letter Agreement and this Article X which shall survive such termination).
     10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Premier Meeting, this Agreement may not be amended if it would violate the VSCA or the WVBCA.
     10.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     10.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).
     10.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Premier and United.
     10.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
          If to Premier, to:
Premier Community Bankshares, Inc.
4095 Valley Pike
Winchester, Virginia 22602
Attn: Donald L. Unger
President and Chief Executive Officer
          With a copy to:
Williams Mullen
Two James Center
1021 East Cary Street (23219)
P.O. Box 1320
Richmond, Virginia 23218-1320
Facsimile: (804)783-6507
Attn: Wayne A. Whitham, Jr., Esq.

          If to United, to:
United Bankshares, Inc.
514 Market Street
Parkersburg, WV 26101
Attn: Richard M. Adams,
Chairman of the Board and Chief Executive Officer
Steven Wilson
Chief Financial Officer
          With a copy to:
Bowles Rice McDavid Graff & Love LLP
600 Quarrier Street (25301)
P. O. Box 1386
Charleston, West Virginia 25325-1386
Facsimile: (305) 343-3058
Attn: Sandra M. Murphy, Esq.
     10.07 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Sections 7.11 and 7.12, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     10.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Premier, United or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PREMIER COMMUNITY BANKSHARES, INC.

By:	/s/ Donald L. Unger

Donald L. Unger
Title:	President and Chief Executive Officer

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams

Richard M. Adams
Title:	Chairman of the Board and
Chief Executive Officer

ANNEX A TO
AGREEMENT AND
PLAN OF REORGANIZATION
FORM OF
SUPPLEMENT FOR MERGER SUB ACCESSION
TO MERGER AGREEMENT
          This SUPPLEMENT FOR MERGER SUB ACCESSION TO MERGER AGREEMENT, dated as of the ___day of                     , 2007 (this “Supplement”), to the Agreement and Plan of Reorganization, dated as of                     , 2007 (as may be amended from time to time in accordance with the terms thereof, the “Agreement”), by and between United Bankshares, Inc., a West Virginia corporation (“United”) and Premier Community Bankshares, Inc., a Virginia corporation (“PCBI”).
          WHEREAS, terms used but not otherwise defined herein have the meanings specified in the Agreement; and
          WHEREAS, pursuant to Section 2.01 of the Agreement, United has determined to consummate the Merger in part through the merger of PCBI with and into                     , a                      corporation (the “Merger Sub”).
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in the Agreement, the parties agree as follows:
     1. Agreement. Merger Sub agrees (i) to be bound by and subject to the terms of the Agreement, (ii) to become a party to the Agreement, as provided by Section 2.01 thereof, (iii) to perform all obligations and agreements set forth therein, and (iv) to adopt the Agreement with the same force and effect as if the undersigned were originally a party thereto.
     2. Notice. Any notice required to be provided pursuant to Section 10.06 of the Agreement shall be given to the Merger Sub at the following address:
[Insert address and facsimile number]
          IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned, duly authorized thereunto as of the date first hereinabove written.

[Insert name of Merger Sub ]

By:

Name:
Title:

PREMIER COMMUNITY BANKSHARES, INC.

By:

Name:

Title:	President and Chief Executive Officer

UNITED BANKSHARES, INC.

By:

Name:	Richard M. Adams
Title:	Chairman of the Board and
Chief Executive Officer

EXHIBIT A
FORM OF AFFILIATE LETTER
                    , 2007
United Bankshares, Inc.
514 Market Street
Parkersburg, WV 26101
Attention:     Steven Wilson,
                     Chief Financial Officer
Ladies and Gentlemen:
     I have been advised that I may be deemed to be, but do not admit that I am, an “affiliate” of Premier Community Bankshares, Inc. a Virginia corporation (“PCBI”), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Reorganization, dated as of                     , 2007 (the “Agreement”), by and between United Bankshares, Inc., a West Virginia corporation (“United”), and PCBI, PCBI plans to merge with and into a wholly-owned subsidiary of United (the “Merger”).
     I further understand that as a result of the Merger, I may receive shares of common stock, par value $                     per share, of United (“United Stock”) in exchange for shares of common stock, par value $                     per share, of PCBI (“PCBI Stock”).
     I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of United Stock, to the extent I felt necessary, with my counsel or counsel for PCBI.
     I represent, warrant and covenant with and to United that in the event I receive any United Stock as a result of the Merger:
     1. I shall not make any sale, transfer, or other disposition of such United Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to United, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.
     2. I understand that United is under no obligation to register the sale, transfer or other disposition of shares of United Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
     3. I understand that stop transfer instructions will be given to United’s transfer agent with respect to shares of United Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:
     “The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The

shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated                     , between the registered holder hereof and United Bankshares, Inc., a copy of which agreement is on file at the principal offices of United Bankshares, Inc.”
     4. I understand that, unless transfer by me of the United Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, United reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:
     “The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”
     It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to United (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to United, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to United that the United Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).
     I further understand and agree that this letter agreement shall apply to all shares of United Stock that I am deemed to beneficially own pursuant to applicable federal securities law.

Very truly yours,

By:

Name:
Title:
Accepted this _____ day of                                         , 2007.

PREMIER COMMUNITY BANKSHARES, INC.

By:

Name:

Title:	President and Chief Executive Officer

UNITED BANKSHARES, INC.

By:

Name:	Richard M. Adams
Title:	Chairman of the Board and
Chief Executive Officer

ANNEX B
[ Letterhead of Davenport & Company LLC ]
January 26, 2007
The Board of Directors
Premier Community Bankshares, Inc.
4095 Valley Pike
Winchester, VA 22602
Members of the Board:
     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Premier Community Bankshares, Inc. (“Premier”) of the Merger Consideration (as defined below) per share to be received by the Premier shareholders in the proposed merger (the “Merger”) of Premier with and into United Bankshares, Inc. (“United”) pursuant to the Agreement and Plan of Reorganization dated January 26, 2007 (the “Agreement”). As is more specifically set forth in the Agreement, upon consummation of the Merger, the shareholders of Premier common stock, par value $1.00 per share, may at their option, elect to receive $34.00 in cash or 0.93 shares of United common stock, par value $2.50 per share, or a combination thereof (the “Merger Consideration”), subject to certain adjustments. The Merger Consideration is subject to election procedures specified in the Agreement, and provided that at least 50% and no more than 65% of the Merger Consideration for the Premier common shares outstanding consist of shares of United common stock.
     Davenport & Company LLC, as part of its investment banking business is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport was selected by Premier’s board of directors to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with Premier and its business, having previously provided financial advisory services to Premier. Davenport will receive a fee for serving as Premier’s financial advisor and Premier has also agreed to indemnify Davenport for certain liabilities arising out of its engagement. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, Premier and United. As a market maker in securities, Davenport may from time to time have a long or short position in, and buy or sell, equity securities of Premier and United for Davenport’s own account or for the accounts of its customers.
     In arriving at our opinion, we have, among other things:
1.	Reviewed the Agreement;

2.	Reviewed various publicly available financial statements and other information of Premier and United;

3.	Reviewed non-public financial information and operating data of Premier and United provided by their respective managements;

4.	Reviewed the reported prices and trading activity for Premier common stock and United common stock;

5.	Held discussions with members of Premier’s and United’s management regarding past and current business operations, financial condition, results of regulatory examinations, the Merger and the business and future prospects of Premier and United, respectively;

B-1

6.	Compared the results of operations and market value of Premier and United with similar information for selected publicly traded companies which we deemed to be relevant;

7.	Compared the proposed financial terms of the Merger with the financial terms of various other mergers and acquisitions of financial institutions in recent years;

8.	Took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and knowledge of the commercial banking industry generally; and

9.	Conducted other studies, analyses and investigations, and considered other information that we deemed appropriate.
     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by Premier and United or their representatives, or that was otherwise reviewed by us, and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses, and assumed that such allowances, for each of Premier and United, are in the aggregate, adequate to cover such losses. We did not review any individual credit files nor make any independent evaluation, appraisal or physical inspection of the assets, liabilities or properties of Premier or United, nor were we furnished with such evaluation or appraisal.
     With respect to the financial forecast information furnished to or discussed with us by Premier or United, we assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of Premier’s or United’s management as to the expected future financial performance of Premier or United. We assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. We have also assumed that the Merger will be completed substantially in accordance with the terms set forth in the Agreement and that the Merger will be accounted for as a purchase under generally accepted accounting principles. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.
     Our opinion expressed herein was prepared solely for the board of directors of Premier in connection with and for the purposes of its evaluation of the Merger. This opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Premier, does not address the effect of any other business combination in which Premier might engage and does not constitute a recommendation to any shareholder of Premier as to how such shareholder should vote with respect to the Merger. We are not expressing any opinion herein as to the prices at which United’s and Premier’s common stock will trade following the announcement or consummation of the Merger.
     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration offered to Premier shareholders in the Merger as provided for and described in the Agreement is fair to the holders of Premier common stock from a financial point of view.
Sincerely,
Davenport & Company LLC

B-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
     Under Article V of its Articles of Incorporation, United is required under certain circumstances to indemnify its directors and officers, former directors and officers, and individuals serving at the request of subsidiaries of United, for liabilities and costs arising out of any claim, action, suit or proceeding, whether civil or criminal, to which they are made a party by reason of being or having been such director or officer of United. Indemnification is not required or permitted in circumstances in which such person is adjudged to have committed gross negligence or willful misconduct in serving the corporation in question. In addition, if the board of directors of United makes the judgment that settlement of any claim, action, suit or proceeding against such a director or officer or former director or officer is in the best interest of United, then that individual shall be reimbursed by United for his reasonable expenses in connection with the matter and the settlement thereof. These provisions are in addition to all other rights which any director or officer may be entitled as a matter of law. The full text of Article V is set forth below. Reference is made to W Va. Code § 31D-8-851 through § 31D-8-856 which sets forth the indemnification rights permitted under West Virginia law. The full text of the relevant codes are set forth below.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“the Act”) may be permitted to directors, officers, and controlling persons of United, United has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable.
     Article V of the Articles of Incorporation of United contains the following indemnification provision:
     Each director and officer of this corporation, or former director or officer of this corporation, or any person who may have served at its request as a director or officer of another corporation, his heirs and personal representative shall be indemnified by this corporation against costs and expenses at any time reasonably incurred by him arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or to which he may be made a party by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of a duty to the corporation. If in the judgment of the board of directors of this corporation a settlement of any claim, action, suit or proceeding so arising be deemed in the best interests of the corporation, any such director or officer shall be reimbursed for any amounts paid by him in effecting such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be in addition to any and all other rights to which any director or officer may be entitled as a matter of law.
W. Va. Code § 31D-8-851 through § 31D-8-856 provide:
§31D-8-851. Permissible indemnification.
          (a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:
               (1) (A) He or she conducted himself or herself in good faith; and

               (B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and
               (C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or
               (2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.
          (b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.
          (c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.
          (d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:
               (1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or
               (2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.
§31D-8-852. Mandatory Indemnification.
     A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.
§31D-8-853. Advance for expenses.
          (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:
               (1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and
               (2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

          (b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.
          (c) Authorizations under this section are to be made:
               (1) By the board of directors:
               (A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or
               (B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or
               (2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or
               (3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.
§31D-8-854. Circuit court-ordered indemnification and advance for expenses.
          (a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:
               (1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;
               (2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or
               (3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:
               (A) To indemnify the director; or
               (B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.
          (b) If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.
§31D-8-855. Determination and authorization of indemnification.
          (a) A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.
          (b) The determination is to be made:
               (1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;
               (2) By special legal counsel:
               (A) Selected in the manner prescribed in subdivision (1) of this subsection; or
               (B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or
               (3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.
          (c) Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.
§31D-8-856. Indemnification of officers.
          (a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:
               (1) To the same extent as a director; and
               (2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:
               (A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or
               (B) Liability arising out of conduct that constitutes:
               (i) Receipt by him or her of a financial benefit to which he or she is not entitled;
               (ii) An intentional infliction of harm on the corporation or the shareholders; or
               (iii) An intentional violation of criminal law.

          (b) The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.
          (c) An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.
     Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).
Item 21. Exhibits and Financial Statement Schedules.

Exhibit
Number	Description of Exhibits
2.1	Agreement and Plan of Reorganization, dated as of January 26, 2007, by and between United Bankshares, Inc., and Premier Community Bankshares, Inc. (included as Annex A to the proxy statement/prospectus).

5.1	Opinion of Bowles Rice McDavid Graff & Love LLP, including consent.

8.1	Tax Opinion of Bowles Rice McDavid Graff & Love LLP, including consent.

8.2	Tax Opinion of Williams Mullen, including consent.

21	Subsidiaries of Registrant (Incorporated herein by reference to United Bankshares, Inc.’s Form 10-K for the year ended December 31, 2006).

23.1	Consent of Bowles Rice McDavid Graff & Love LLP (included in Legal Opinion, Exhibit 5.1).

23.2	Consent of Bowles Rice McDavid Graff & Love LLP (included in Legal Opinion, Exhibit 8.1).

23.3	Consent of Williams Mullen (included in Legal Opinion, Exhibit 8.2).

23.4	Consent of Ernst & Young LLP.

23.5	Consent of Yount, Hyde & Barbour, P.C.

23.6	Consent of Davenport & Company LLC.

24	Powers of Attorney (signature page).

99.1	Consent of Donald L. Unger.

Exhibit
Number	Description of Exhibits
99.2	Form of Proxy for Premier Community Bankshares, Inc.

99.3	Form of Affiliate Letter (included as Exhibit A to Agreement and Plan of Reorganization which is included as Annex to the proxy statement/prospectus).
          (b) Financial Statement Schedules
     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.
          (c) Opinion
     The opinion of Davenport & Company LLC to the board of directors of Premier Community Bankshares, Inc. is included in Annex B to the proxy statement/prospectus.
Item 22. Undertakings.
     1. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.
     2. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 (230.415), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
     4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration when it became effective.
     6. The undersigned registrant hereby undertakes:
          a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          b. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          c. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     7. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of West Virginia, on April 20, 2007.

UNITED BANKSHARES, INC.
By:	/s/ Richard M. Adams
Chairman of the Board and
Chief Executive Officer

By:	/s/ Steven E. Wilson
Chief Financial Officer

POWER OF ATTORNEY
     Each of the undersigned hereby appoints Richard M. Adams as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Richard M. Adams	Chairman of the Board, Director,	April 20, 2007
Richard M. Adams	and Chief Executive Officer

/s/ Steven E. Wilson	Chief Financial Officer	April 20, 2007
Steven E. Wilson	Chief Accounting Officer

/s/ Robert G. Astorg	Director	April 20, 2007
Robert G. Astorg

/s/ Thomas J. Blair, III	Director	April 20, 2007
Thomas J. Bair, III

/s/ W. Gaston Caperton, III	Director	April 20, 2007
W. Gaston Caperton, III

/s/ Lawrence K. Doll	Director	April 20, 2007
Lawrence K. Doll

/s/ Theodore J. Georgelas	Director	April 20, 2007
Theodore J. Georgelas

Signatures	Title	Date

/s/ F. T. Graff, Jr.	Director	April 20, 2007
F. T. Graff, Jr.

/s/ Russell L. Isaacs	Director	April 20, 2007
Russell L. Isaacs

/s/ John M. McMahon John M. McMahon	Director	April 20, 2007

/s/ J. Paul McNamara J. Paul McNamara	Director	April 20, 2007

	Director	April 20, 2007
G. Ogden Nutting

/s/ William C. Pitt, III William C. Pitt, III	Director	April 20, 2007

/s/ I. N. Smith, Jr.	Director	April 20, 2007
I. N. Smith, Jr.

/s/ Mary K. Weddle	Director	April 20, 2007
Mary K. Weddle

/s/ P. Clinton Winter, Jr.	Director	April 20, 2007
P. Clinton Winter, Jr.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
2.1	Agreement and Plan of Reorganization, dated as of January 26, 2007, by and between United Bankshares, Inc., and Premier Community Bankshares, Inc. (included as Annex A to the proxy statement/prospectus).

5.1	Opinion of Bowles Rice McDavid Graff & Love LLP, including consent.

8.1	Tax Opinion of Bowles Rice McDavid Graff & Love LLP, including consent.

8.2	Tax Opinion of Williams Mullen, including consent.

21	Subsidiaries of Registrant (Incorporated herein by reference to United Bankshares, Inc.’s Form 10-K for the year ended December 31, 2006).

23.1	Consent of Bowles Rice McDavid Graff & Love LLP (included in Legal Opinion, Exhibit 5.1).

23.2	Consent of Bowles Rice McDavid Graff & Love LLP (included in Legal Opinion, Exhibit 8.1).

23.3	Consent of Williams Mullen (included in Legal Opinion, Exhibit 8.2).

23.4	Consent of Ernst & Young LLP.

23.5	Consent of Yount, Hyde & Barbour, P.C.

23.6	Consent of Davenport & Company LLC.

24	Powers of Attorney (signature page).

99.1	Consent of Donald L. Unger.

99.2	Form of Proxy for Premier Community Bankshares, Inc.

99.3	Form of Affiliate Letter (included as Exhibit A to Agreement and Plan of Reorganization which is included as Annex to the proxy statement/prospectus).